Exhibit 10.1

deed no. 582 I 2021 S

R e c o r d e d

at Frankfurt am Main, on 21 May 2021

Before me, the undersigned notary in the district of the Higher Regional Court of Frankfurt am Main,

Dr Bernhard Schutz

with official place of business at

60325 Frankfurt am Main, Bockenheimer Landstral3e 13-15,

appeared today, all identified by their valid official photo-identification documents:

1.	Mr Juha Jokinen, born on of , with business address at , acting not in his own name, but - excluding any personal liability -
a)

on the basis of a written power of attorney a copy of which was available at the recording which is attached hereto whereas the original shall be submitted subsequently to the notary and a certified copy of which shall be attached hereto, for and on behalf of

Trinseo S.A. with registered address at 26-28 rue Edward Steichen, 2540 Luxembourg, Luxembourg, registered with the Register of Commerce and Companies Luxembourg under B153549,

b)

on the basis of a written power of attorney the original of which was available at the recording and a copy of which is attached hereto, which is hereby certified to be a true and correct copy of the original, for and on behalf of

Trinseo Europe GmbH with its seat at Horgen, Switzerland, and registered address at Zugerstrasse 231, 8810 Horgen, Switzerland, registered with the commercial register of the Canton of Zurich under CHE-114.396.041;

2.

Ms Anna Laura Yedes, born on                  , with business address at                     , Germany, acting not in her own name, but - excluding any personal liability - on the basis of a written power of attorney the original of which was available at the recording and a copy of which is attached hereto, which is hereby certified to be a true and correct copy of the original, for and on behalf of

Trinseo Deutschland GmbH with its seat at Schkopau and domestic business address at Strasse E 17, 06258 Schkopau, Germany, registered with the commercial register of the local court of Stendal under HRB 10263;

3.

Mr Scott Moore, born on           , with business address at                                 , United States of America, acting not in his own name, but - excluding any personal liability- on the basis of written powers of attorney, the originals of which were available at the recording copies of which are attached hereto, which are hereby certified to be true and correct copies of the originals, for and on behalf of

a)	Trinseo Belgium B.V. with registered address at Havenlaan 7, 3980 Tessenderlo, Belgium, registered with the Belgian Crossroads Bank for Enterprises under enterprise no 0820.679.188,
b)

Trinseo Export GmbH with its seat at Horgen, Switzerland, and registered address at Zugerstrasse 231, 8810 Horgen, Switzerland, registered with the commercial register of the Canton of Zurich under CHE-114.496.932;

4.

Mr Zbigniew Warmuz, born  on                , with business address at ul. Chemik6w 1, 32-600 Oswiycim, Poland, acting not in his own name, but in his capacity as managing director with power of sole representation and release from the restrictions imposed by sec 181 German Civil Code (BGB) for and on behalf of

Blitz F21-410 GmbH with its seat in Frankfurt am Main and domestic business address c/o White & Case LLP, John F. Kennedy Haus, Rahel-Hirsch-StraBe 10, 10557 Berlin, registered with the commercial register of the local court of Frankfurt am Main under HRB 122747;

5.

Mr Laurent Guillermin, born on                 , with business address as set out sub 4. above, acting not in his own name, but in his capacity as member of the executive board (czlonek zarzqdu) jointly with the person appearing sub 4. in his capacity as chairman of the executive board (prezes zarzqdu) both with power of joint representation for and on behalf of

Synthos S.A. with its seat at Oswiycim, Poland, and registered address at ul. Chemik6w 1, 32-600 Oswiycim, Poland, registered with the National Court Register under KRS 0000038981;

6.

Mr Wieslaw Ziembla, born on                , with business address as set out sub 4. above, acting not in his own name, but in his capacity as registered signatory (prokurent) jointly with the person appearing sub 5. in his capacity as vice chairman of the executive board (wiceprezes zarzqdu) both with power of joint representation for and on behalf of

Synthos Dwory 2 Sp. z o.o. with its seat at Oswiycim, Poland, and registered address at ul. Chemik6w 1, 32-600 Oswiycim, Poland, registered with the National Court Register under KRS 0000024952, which in tum is acting not in its name, but in its capacity as partner (wspolnik) with power of sole representation for and on behalf of

Synthos Dwory 7 spolka z ograniczon odpowiedzialnosci spolka jawna with its seat at Oswiycim,  Poland,  and  registered  address  at  ul. Chemik6w 1, 32-600 Oswiycim, Poland, registered with the National  Court Register  under KRS 0000490507.

The notary explained the restrictions on officiating pursuant to sec 3 para 1 sent 1 no 7 of the German Notarisation Act (BeurkG) and asked whether there had been a prior involvement within the meaning of the act. The question was answered in the negative. The persons appearing confirmed that the parties represented by them act for their own account.

The persons appearing requested that this written record be recorded in the English language. The notary, who is in sufficient command of the English language, satisfied himself as to that the persons appearing are in sufficient command of the English language as well.

I.

Asset Purchase Agreement

The persons appearing - acting as indicated - made the declarations contained in the Asset Purchase Agreement regarding Trinseo's Synthetic Rubber Business attached hereto as an Attachment (the "APA"). The APA is headed by a table of contents and a list of Schedules which are both inserted for ease of reference only and are therefore not subject matter of notarisation.

II.

Reference Deeds

To the extent the APA makes reference to Schedules, this relates to schedules notarised by the officiating notary from 17 to 21 May 2021 by deed numbers 578, 579, 580 and 581 / 2021 S (jointly the "Reference Deed"). Reference pursuant to sec 13a German Notarisation Act is made to the Reference Deed, the original of which was available for inspection prior to and during the today's recording. The notary instructed the persons appearing about the legal consequences of a reference. The persons appearing declared that they were familiar with the contents of the Reference Deed. After having been instructed by the notary, the persons appearing waived the Reference Deed being read out aloud and attached to this written record.

III.

Costs

The notarial fees associated with the recording of the present written record and the Reference Deed shall be borne by Blitz F21-410 GmbH.

IV.

Notary's Instructions

The notary advised that

●all agreements must be completely and accurately recorded and that any non recorded side-agreements may render the entire agreement null and void;

●	the notary pursuant to the contractual parties' express wish, which was confirmed today by the persons appearing, did not advise on tax matters;

●	the personal data of the persons involved in the present recording will be stored and processed in the notary's office and, within the notary's official capacity, shared with third persons, which was agreed to as a matter of precaution; furthermore, the electronic transmission of messages and documents (e.g. bye mail) was approved of;

●	all parties involved in the present recording are by mandatory law liable for the notary's fees.

V.

Concluding Statement

The foregoing written record including its Attachment (APA, however, excluding its table of contents and list of schedules) was read out aloud by the notary to the persons appearing, was submitted to them for inspection, was approved by them in its entirety and signed by them and the notary in their own hands as follows:

/s/ Juha Jokinen

/s/ Anna Laura Yedes

/s/ Scott Moore

/s/ Zbigniew Warmuz

/s/ Laurent Guillermin

/s/ Wieslaw Ziembla

/s/ Bernhard Schutz

ATTACHMENT to deed no. 582 / 2021 S of the notary Dr Bernhard Schütz in Frankfurt am Main

ASSET PURCHASE AGREEMENT TRINSEO'S SYNTHETIC RUBBER BUSINESS

ASSET PURCHASE AGREEMENT

TRINSEO'S SYNTHETIC RUBBER BUSINESS

between

1.

Trinseo S.A., a stock corporation incorporated under the laws of the Grand Duchy of Luxembourg, registered with the Registre de Commerce et des Sociétés of Luxembourg under B153549 and having its registered office at 26-28 rue Edward Steichen, L-2540 Luxembourg, Luxembourg

("Seller 1"),

2.

Trinseo Deutschland GmbH, a limited liability company incorporated under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Stendal under HRB 10263, with registered seat (Sitz) in Schkopau, Germany

("Seller 2"),

3.

Trinseo Europe GmbH, a limited liability company incorporated under the laws of Switzerland, registered with the commercial register of the Canton Zurich under number CHE-114.396.041, with its registered place of business in Horgen, Switzerland

("Seller 3"),

4.

Trinseo Belgium B.V.B.A., a private limited liability company incorporated under the laws of Belgium, registered with the Belgium commercial register under BE0820.679.188, with its registered office at Havenlaan 7, 3980 Tessenderlo, Belgium

("Seller 4"),

5.

Trinseo Export GmbH, a limited liability company incorporated under the laws of Switzerland, registered with the commercial register of the Canton Zurich under number CHE-114.496.932, with its registered place of business in Horgen, Switzerland

("Seller 5"),

6.

Synthos S.A., a stock company incorporated under the laws of Poland, registered with the National Court Register – registry of entrepreneurs conducted by the District Court for Kraków-Śródmieście in Cracow, XII Commercial Division of the National Court

Register, under KRS no. 0000038981, with its registered place of business in Oświęcim, Poland

("Purchaser 1 "),

7.

Blitz F21-410 GmbH a limited liability company incorporated under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main under HRB 122747 with registered seat (Sitz) in Frankfurt am Main, Germany

("Purchaser 2"),

8.

Synthos Dwory 7 a general partnership (Spółka z ograniczoną odpowiedzialnością sp.j.) incorporated under the law of Poland, registered with the National Court Register – registry of entrepreneurs conducted by the District Court for Kraków-Śródmieście in Cracow, XII Commercial Division of the National Court Register, under KRS no. KRS 0000490507, with its registered place of business in Oświęcim, Poland

("Purchaser 3").

Purchaser 1, Purchaser 2, Purchaser 3 are each referred to as a "Purchaser" and collectively as the "Purchasers".

Seller 1, Seller 2, Seller 3, Seller 4 and Seller 5 are each referred to as a "Seller" and collectively as the "Sellers".

The Sellers and the Purchasers are each referred to as a "Party" and collectively as the "Parties".

SCHEDULES

Schedule 5.1	List of Sold Tangible Assets

Schedule 6.2	TRS Share Transfer Agreement

Schedule 7.1	List of Sold Intellectual Property Rights

Schedule 7.4	Draft Transfer and Assignment Declaration regarding Trademarks and Patents

Schedule 8.1	Rubber Hereditary Building Right Agreement

Schedule 8.2	Permits

Schedule 9.1.1	List of Excluded Assets

Schedule 10.1.1(a)	List of contracts with suppliers, service providers, contract manufacturers, customers, tenants and landlords and other third parties to be transferred

Schedule 10.1.1(b)	List of Mixed Contracts

Schedule 10.2	Draft notice to counterparties of Transferred Contracts

Schedule 11.1	Assigned Site Services

Schedule 11.2	Agreed Form Supply Agreement

Schedule 11.3	Agreed Form Services Agreement

Schedule 12.1	List of Transferred Employees

Schedule 12.2	List of Individually Transferred Employees

Schedule 12.7	List of Required Functions

Schedule 12.12.1	Pension Schemes

Schedule 12.13	Draft information letter to employees

Schedule 13.2	Allocation of Purchase Price

Schedule 14.1.1	Volume denominated inventory determination mechanism

Schedule 14.1.2	Non-volume denominated inventory determination mechanism

Schedule 17	Draft form of Bank Guarantees

Schedule 20.2	Steps for IT transition

Schedule 21.2.1	Draft Bring Down Declaration

Schedule 21.2.4	Draft transfer and assignment declaration

Schedule 23.3.2	Articles of association of TRS and TRS SHA

Schedule 23.3.5	List of Encumbrances in Section II and III of the land register in relation to the Original Hereditary Building Right

Schedule 23.4	PWC VDD Report

Schedule 23.8.3	List of agreements with sales agents

Schedule 23.9.3	List of Contracted Individuals

Schedule 23.9.5	List of Retention Bonus Entitlements

Schedule 23.9.6	New Incentive Plans

Schedule 23.9.7	List of Collective Agreements

Schedule 23.9.8	General Promises and Company Practices

Schedule 23.10	List of claims, actions, suits, investigation or proceedings

Schedule 23.11.1	List of claims with regard to Sold Intellectual Property Rights

Schedule 25.8	Draft W&I Insurance Policy

Schedule 27.1.2	Information about Historic Contamination with regard to the Original Hereditary Building Right property

1.	PREAMBLE
1.1

The Sellers are inter alia engaged in the development and production of synthetic rubber and are offering solution-styrene butadiene rubber ("S-SBR") and emulsion-styrene butadiene rubber ("E-SBR" and together with S-SBR referred to as "Synthetic Rubber").

1.2

The Sellers operate Trinseo's entire business for the production of Synthetic Rubber at Trinseo's production facility in Schkopau, Germany ("Schkopau Rubber Facility") ("Business"). While Seller 1 is the group holding company, Seller 2 acts as toll manufacturer of Seller 3 for Synthetic Rubber ("Seller 2 Business") and holds all the tangible assets required to operate such business and all such assets form part of the Sold Assets and hence the Transaction (both as defined below) ("Seller 2 Sold Assets"). Seller 3 and Seller 5 inter alia distribute the toll manufactured products on a global basis. Seller 4 holds certain shares that form part of the transaction perimeter. The Sold Tangible Assets (as defined below) (to the extent not forming part of the Seller 2 Business) are held by Seller 3.

1.3

Seller 2 occupies the Schkopau Rubber Facility pursuant to a hereditary building right (Erbbaurecht) ("Original Hereditary Building Right"). The registration of certain contractually granted extensions of the Original Hereditary Building Right in the land register is still pending.

1.4

The Parties are entering into this agreement (together with the schedules ("Schedules"), the "Agreement") to sell and transfer the Business from the Sellers to the Purchasers by transferring all assets, liabilities and contractual relationships relating to them ("Transaction") in accordance with the terms and conditions of, and as set out further in, this Agreement.

2.	DEFINITIONS

In this Agreement, capitalised terms and expressions shall have the following meanings unless (i) otherwise expressly provided in a Schedule or (ii) the context otherwise requires:

Affiliate	means in respect of a Party any physical person or legal entity Controlling, Controlled by or under common Control with that Party

Agreement	has the meaning set forth in Section 1.4

AO	means General Tax Code (Abgabenordnung)

Addendum to Trust Agreement to Long-Term Working Time Accounts dated 17/25 March 2021	has the meaning set forth in Section 12.12.6

Assets	has the meaning set forth in Section 4.1

Assigned Site Services	has the meaning set forth in Section 11.1

Bank Guarantees	has the meaning set forth in Section 17

Bank Release	has the meaning set forth in Section 20.6

Bank Release Letter	has the meaning set forth in Section 21.2.3(h)

BGB	means German Civil Code (Bürgerliches Gesetzbuch)

Binding Intangible Working Capital Accounts	has the meaning set forth in Section 14.2

Binding Tangible Transfer Inventory	has the meaning set forth in Section 14.1

Break Fee	has the meaning set forth in Section 28.2.1

Business	has the meaning set forth in Section 1.2

Business Day

means a calendar day (other than a Saturday, a Sunday or a public holiday) on which the banks in Schkopau, Germany, Tessenderlo, Belgium, in the Grand Duchy of Luxembourg as well as in Zurich, Switzerland, are open for business

Business Records

2.1

means all supplier and customer documents (including offers, agreements, invoices), business correspondence and other business documents, whether in hardcopy or digital format to the extent Relating to the Business and dating back no more than three (3) years

Business Site Services Permits	2.2 has the meaning set forth in Section 8.2

Closing	has the meaning set forth in Section 19.1.1

Closing Actions	has the meaning set forth in Section 21.2

Closing Conditions	has the meaning set forth in Section 19.1.1

Closing Date	has the meaning set forth in Section 21.1.1

Closing Memorandum	has the meaning set forth in Section 21.4

Compliance Data	has the meaning set forth in Section 23.6.3

Competent Merger Control Authorities

Merger control authorities in Serbia, Turkey and in the following member states of the European Union: Austria, the Czech Republic, Germany, Hungary, Poland, Portugal, Romania and Spain ("EU National Competition Authorities"). Insofar as the Transaction is referred to the European Commission under Article 4(5) of the Council Regulation (EC) 139/2004 ("EUMR") or any competent authority of a member state of the European Union refers the

Transaction or any part of it under Article 22(1) of the EUMR to the European Commission, the European Commission shall replace the relevant EU National Competition Authorities as the Competent Merger Control Authority.

Contracted Individuals	has the meaning set forth in Section 23.9.3

Control

means in relation to any legal person (i) the ownership, control or position as financial beneficiary (directly or indirectly) of shares in that person carrying more than 50% of the votes exercisable at general meetings of that person on all or substantially all matters; or (ii) the right to appoint or remove a majority of directors of that person or having a majority of voting rights or a casting vote at board meetings of that person; or (iii) the right under any contract or other legally binding arrangement to direct the business or affairs of that person; or (iv) the ability by virtue of a direct or indirect participation in the respective legal person to exercise a dominating influence (beherrschender Einfluss). "Controlled" and "Controlling" shall be construed accordingly

Data Room	has the meaning set forth in Section 25.4.2(b)

De Minimis	has the meaning set forth in Section 25.6

ECHA	has the meaning set forth in Section 23.6.1

Environment	means air, soil vapor (Bodenluft), leachate, soil, land surface, or subsurface strata, groundwater, surface waters, plants and animals

Environmental Cap	has the meaning set forth in Section 27.6

Environmental Condition	has the meaning set forth in Section 27.1.3

Environmental De Minimis	has the meaning set forth in Section 27.6

Environmental Law

means all applicable binding laws, and, to the extent that they are legally binding, ordinances, rules and regulations relating to the Environment or imposing liability or standards of conduct for the protection of the Environment; for the avoidance of doubt Section 3.1.4 shall not apply in relation to the term 'regulation' as defined in Environmental Laws

Environmental Liabilities	has the meaning set forth in Section 27.1.4

E-SBR	has the meaning set forth in Section 1.1

Equipment	has the meaning set forth in Section 5.1.1(a)

Excluded Assets	has the meaning set forth in Section 9.1

Excluded Employees	has the meaning set forth in Section 12.5

Expert	has the meaning set forth in Section 14.1

Expert Sessions

means any of the following presentations by and meetings with management of the Business as well as the following expert sessions: (a) management presentation dated 9 March 2021, (b) finance expert session dated 23 March 2021, (c) virtual site tour dated 26 March 2021, (d) discussion on IT transition dated 13 April 2021, (e) discussion on W&I Insurance dated 13 April 2021, (f) new product and R&D session dated 14 April 2021, (g) Tax  expert session dated 15 April 2021, (h) operations, technical, sourcing session dated 20 April 2021, (i) environmental  expert session dated 20 April 2021, (j) HR expert session  dated 22 April 2021, (k) Pension expert session dated 22 April 2021, (l) legal expert session  dated 22 April 2021, (m) clarification call regarding the Agreement dated 22 April 2021, (n) Schkopau site visit dated 26 April 2021 and (o) clarification call regarding Supply Agreement

German Non-Tariff Employees	has the meaning set forth in Section 12.8

Hazardous Materials	has the meaning set forth in Section 27.1.1

HGB	means German Commercial Code (Handelsgesetzbuch)

Historic Contamination	has the meaning set forth in Section 27.1.2

Individually Transferred Employees	has the meaning set forth in Section 12.2

Intangible WC Balance Amount	has the meaning set forth in Section 14.4

Intangible Working Capital Accounts	has the meaning set forth in Section 14.1.2

Intellectual Property Right(s)

means all protective rights (Schutzrechte) acquired through registration, disclosure or use (including, but not limited to, patents, utility models, registered designs, trademarks and business name rights) or applications and all other intellectual property rights that are capable of registration, Know-How, copyrights, rights to software and data bases as well as internet domains and all other non-registered intellectual property rights

Inventory(ies)	has the meaning set forth in Section 5.1.1(b)

Key Personnel	has the meaning set forth in Section 12.6

Know-How

means non-patented practical information resulting from knowledge, experience or testing which is kept secret by appropriate confidentiality measures, that is to say not generally known or easily accessible, and that derives independent economic value, actual or potential, from not being generally known or readily ascertainable by others who can obtain economic value from its disclosure or use

Knowledge Bearers	has the meaning set forth in Section 23

Knowledge of the Sellers	has the meaning set forth in Section 23

Lien

2.3

means any lien, charge, encumbrance, security interest including, but not limited to, interests arising from options, pledges, mortgages, indentures, security agreements, rights of first refusal or rights of pre-emption, irrespective of whether such lien arises under any agreement, covenant, other instrument, the mere operation of statutory or other laws or by means of a judgment, order or decree of any court, judicial or administrative authority, and shall also mean any approval or consent required from a third party to the exercise or full vesting of a right or title

Long Stop Date	2.4 has the meaning set forth in Section 28.1.1

Material Adverse Effect	has the meaning set forth in Section 23.17

Material Law Breach	has the meaning set forth in Section 23.17

Merger Control Clearances	2.5 has the meaning set forth in Section 19.1.1(a)

Migration Finalization Date	has the meaning set forth in Section 20.2

Migration Project	has the meaning set forth in Section 20.2

Mixed Contracts	means any contract relating to both (i) the Business and (ii) any other business (other than the Business) of the Sellers or any of their Affiliates

New Incentive Plans	has the meaning set forth in Section 23.9.6

Non-Transferred Employee	has the meaning set forth in Section 12.4

Original Bank Guarantees	has the meaning set forth in Section 21.2.5

Original Hereditary Building Right	has the meaning set forth in Section 1.3 and as further specified in Schedule 8.1

Partial Assignment	has the meaning set forth in Section 10.4.1

Party/Parties	has the meaning set forth in the Preamble

Pension Schemes	has the meaning set forth in Section 12.12.1

Permits	has the meaning set forth in Section 8.2

Process Documentation

2.6

means all books and records, data, technical materials, specifications, formulae, registrations, reports, protocols, process development data, commercial manufacturing data, and filings that have been generated by and are required to operate the Business

Public Grants	has the meaning set forth in Section 23.13

Purchase Price	has the meaning set forth in Section 13.1

Purchaser 1	has the meaning set forth in the Preamble

Purchaser 2	has the meaning set forth in the Preamble

Purchaser 3	has the meaning set forth in the Preamble

Purchasers	has the meaning set forth in the Preamble

Purchaser Claim	has the meaning set forth in Section 25.1

Purchaser's Account	has the meaning set forth in Section 18.2

PWC	has the meaning set forth in Section 14.1

PWC VDD Report	has the meaning set forth in Section 23.4

REACH	has the meaning set forth in Section 23.6.3

Reference Deed	has the meaning set forth in the deed caption

Relate	has the meaning set forth in Section 4.1

Required Functions	has the meaning set forth in Section 12.7

Retained Amount	has the meaning set forth in Section 13.1.3

Right of Replacement	means the replacement of Individually Transferred Employees and/or Excluded Employees in accordance with the provisions of the ROI

ROI	has the meaning set forth in Section 12.9

Rubber Hereditary Building Right	has the meaning set forth in Section 8.1

Rubber Hereditary Building Right Agreement	has the meaning set forth in Section 8.1

Rubber Hereditary Building Right Property	means the real property as further specified in Attachment 2 of Rubber Building Right Agreement

Rubber Hereditary Building Right Purchase Price	has the meaning set forth in Section 13.2.1

S-SBR	has the meaning set forth in Section 1.1

Scheduled Closing Date	has the meaning set forth in Section 21.1.1

Schedules	has the meaning set forth in Section 1.4

Schkopau Rubber Facility	has the meaning set forth in Section 1.2

Second Amended and Restated Site Services Agreement	has the meaning set forth in Section 11.1

Section	means a section in this Agreement

Seller 1	has the meaning set forth in the Preamble

Seller 2	has the meaning set forth in the Preamble

Seller 2 Business	has the meaning set forth in Section 1.2

Seller 2 Sold Assets	has the meaning set forth in Section 1.2

Seller 3	has the meaning set forth in the Preamble

Seller 4	has the meaning set forth in the Preamble

Seller 5	has the meaning set forth in the Preamble

Seller(s)	has the meaning set forth in the Preamble

Sellers' Account	has the meaning set forth in Section 18.1

Sellers' Warranty/Sellers' Warranties	has the meaning set forth in Section 22

Services Agreement	has the meaning set forth in Section 11.3

SFTA	has the meaning set forth in Section 15.3.2

Signing Date	means the date of this Agreement

Sold Assets	has the meaning set forth in Section 4.2

Sold Assets Purchase Price	has the meaning set forth in Section 13.2.3

Sold Intangible Assets	has the meaning set forth in Section 5.5

Sold Intellectual Property Rights	has the meaning set forth in Section 7.1

Sold Tangible Assets	has the meaning set forth in Section 5.1

SP	has the meaning set forth in Section 12.9

Supply Agreement	has the meaning set forth in Section 11.2

Synthetic Rubber	has the meaning set forth in Section 1.1

Tangible Transfer Inventory	has the meaning set forth in Section 14.1.1

Tangible WC Balance Amount	has the meaning set forth in Section 14.3

Tax/Taxes

means taxes and ancillary charges within the meaning of section 3 of the German General Tax Code (Abgabenordnung) and equivalent taxes under any other jurisdictions as well as any tax, levy, tariff, duty, impost, assessment, deficiency, fee or other governmental charge of any kind, whether payable directly or by withholding, including any income, net or gross receipts, estimated, alternative minimum, windfall profit, value added, registration, franchise, stamp, capital, real property, personal property, sales, use, transfer, escheat, abandoned property, environmental, customs, professional, payroll, employment, social security and housing or gains charges, taxes or assessments (including any health, unemployment, housing, family allowances, pension or retirement contributions or similar payroll-related charges, taxes or assessments) and solidarity surcharge, together with any ancillary charges, interest, penalties or additions with respect thereto, imposed by or due to any tax or other governmental authority of any competent jurisdiction or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, tariff, duty, impost, assessment, deficiency, fee or other governmental charge

Tax Certificates	has the meaning set forth in Section 20.7.2

Third Party Claim	has the meaning set forth in Section 25.3.1

Threshold	has the meaning set forth in Section 25.6

Transaction	has the meaning set forth in Section 1.4

Transferred Contracts	has the meaning set forth in Section 10.1.1

Transferred Employees	has the meaning set forth in Section 12.1

Trinseo	means the Sellers and their Affiliates

TRS	has the meaning set forth in Section 6.1

TRS SHA	has the meaning set forth in Section 6.1

TRS Share Transfer Agreement	has the meaning set forth in Section 6.2

Trust Agreement with Deutsche Treuinvest Stiftung	has the meaning set forth in Section 12.12.5

to Protect Old-Age Part-Time Value Credits

UStG	means German VAT Code (Umsatzsteuergesetz)

VAT

means

(a)any tax imposed in compliance with the EC Directive 2006/112 of 28 November 2006 on the common system of value added tax; and

(b)any other tax of a similar nature imposed:

(i)in a member state of the European Union in substitution or replacement for or levied in addition to; and/or

(ii)in a country other than a member state of the European Union, that is equivalent in nature to the tax referred to in paragraph (a) above.

VAT-G	has the meaning set forth in Section 15.1

W&I Insurance	has the meaning set forth in Section 25.8

Wrong Pocket Asset	has the meaning set forth in Section 4.4

3.	INTERPRETATION
3.1	Except where stipulated otherwise in this Agreement, any reference in this Agreement to:
3.1.1	any Party or other person shall be construed so as to include its successors in title, permitted assignees and permitted transferees;
3.1.2	an agreement or instrument is a reference to that agreement or instrument as amended, supplemented, varied or novated;
3.1.3

a "person" includes any person (physical or legal), entity, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality);

3.1.4

a "regulation" includes any applicable regulation, rule, official directive, request or guideline (whether or not having the force of law) made from time to time by any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority (including stock exchanges) or organisation as amended or re-enacted; and

3.1.5	a provision of law is a reference to that provision as amended or re-enacted and shall be construed, at any particular time, as including a reference to all subordinate legislation and all regulations, decisions or other binding administrative acts by any governmental authority (including stock exchanges) made from time to time under it.

3.2	In case of discrepancies or inconsistencies, the main body of this Agreement prevails over the Schedules.
3.3	Section and Schedule headings are for ease of reference only.
3.4

This Agreement is drafted in English at the request of the Parties. To the extent that in this Agreement reference is made to German legal terms or other German expressions, the German language shall prevail in the event of discrepancy between the English and German text. Legal terms, in particular in brackets, shall have their meaning under German law without recourse to English or other laws.

3.5	The terms "shall" or "will" are intended to infer an obligation or duty.
4.	SUBJECT MATTER OF PURCHASE
4.1

The subject matter of purchase comprises parts of the Original Hereditary Building Right, certain shares as well as all fixed assets (Anlagevermögen), current assets (Umlaufvermögen), other movable property, contracts, rights, intellectual property and liabilities as specified in Sections 5 to 11 that Relate to the Business unless specified otherwise in Sections 5 to 11 as well as the assets accruing to the Business up until the Closing Date, unless specified otherwise in Sections 5 to 11 ("Assets"). Assets "Relate" to the Business if they are used or intended to be used by the Sellers exclusively or predominantly (i.e. are used for the Business at a level of more than 90% of their total utilisation) in connection with the operation of the Business including the assets specified in the Schedules under Sections 5 to 11.

4.2	The Assets sold in accordance with this Agreement are referred to together as the "Sold Assets".
4.3	Unless otherwise contemplated in this Agreement, the sale and transfer of the Sold Assets shall be made with economic effect (mit wirtschaftlicher Wirkung) as at 24:00 hrs CET on the Closing Date.
4.4

Without prejudice to any other rights or remedies of the Purchasers under this Agreement, if it turns out that full legal, beneficial and title ownership and possession of any Sold Asset has not been fully vested in Purchasers by virtue of the transactions and agreements contemplated in this Agreement as of the Closing Date, (each a "Wrong Pocket Asset"), during a period of one (1) year after the Closing Date, the Purchasers may give written notice of this to either of the Sellers requesting the transfer of full legal, beneficial and title ownership and possession of such Wrong Pocket Asset. If such notice is given, the Sellers shall without undue delay (unverzüglich), and at their own cost and expense, take all actions necessary to effect such transfer or procure the transfer of full legal, beneficial and title ownership and possession of such Wrong Pocket Asset to the Purchasers for no additional consideration as part of its primary performance obligation (primäre Erfüllungspflicht) to transfer the Sold Assets.

4.5

Between the Signing Date and the Closing Date, the Sellers and the Purchasers shall (i) cooperate in good faith to jointly identify all Sold Assets that were wrongfully listed or omitted in any lists attached to this Agreement and all Sold Assets that rightfully have to be listed as part of any agreement contemplated by this Agreement and (ii) reflect any necessary additions or deletions, as the case may be, in the documentation to be entered into on the Closing Date. If certain Assets Relating to the Business are legally held by an entity of the Trinseo group that is not a party hereto, Seller 1 shall procure that such entity sells and transfers such Asset to the Purchaser upon Closing.

4.6

If it turns out after the Closing Date that an Intellectual Property Right, which had to be sold or licensed to the Purchaser 3 under Section 7.1, has in fact not been sold or licensed, then Section 4.4 shall apply mutatis mutandis.

5.	SOLD TANGIBLE ASSETS
5.1

Seller 2 and Seller 3 hereby sell to the Purchaser 2 all tangible Assets, independently of whether these have any book value, and all other movable property Relating to the Business (except for the Excluded Assets), in particular the tangible assets and other movable property as specified below and listed in Schedule 5.1 ("Sold Tangible Assets"):

5.1.1	the following tangible assets:
(a)

technical equipment and machines, other equipment and business furniture and movable fixtures within the meaning of section 97 BGB and facilities under construction listed in part 5.1.1(a) of Schedule 5.1 (collectively "Equipment"),

(b)	the volumes of the raw materials, stocks, spare parts, intermediates and work in progress, finished goods listed in part 5.1.1(b) of Schedule 5.1 (collectively "Inventory" or "Inventories"),
(c)

the computer/IT hardware listed in part 5.1.1(c) of Schedule 5.1 and all furnishings and fixtures (Betriebsausstattung) of the Business, including office furnishings, office equipment, desks and worksites located at the Schkopau Rubber Facility Relating to the Business;

5.1.2

the originals or copies (to the extent originals cannot be sold, assigned, transferred or handed over due to applicable laws, regulations or practices or are not in the possession of the relevant Seller or any of its Affiliates) of the following documentation, records and data, in electronic, paper or other format together with all rights in, under or in relation thereto:

(a)	the Process Documentation (excluding any Know-How which shall be transferred in accordance with Section 7.1.3), manuals/documentations for the Equipment, and
(b)	the Business Records.
5.2	The Purchaser 2 hereby accepts this sale.

5.3

The Sold Tangible Assets (i) shall not include any assets Relating to the Business as of the Signing Date which are sold, used or otherwise removed from the Schkopau Rubber Facility between the Signing Date and the Closing Date in the ordinary course of the Business' operations and in compliance with this Agreement but (ii) shall include any tangible assets and other movable property acquired or produced by and for the Business or otherwise supplied to the Business between the Signing Date and the Closing Date in the ordinary course of the Business operations and in compliance with this Agreement provided that such assets are not Excluded Assets. Seller 2 and Seller 3 shall update Schedule 5.1 in relation to such receipts and dispatches as per the Closing Date in order to ascertain which Sold Tangible Assets shall be transferred to the Purchaser 2.

5.4

To the extent the Sold Tangible Assets include tangible assets and other movable property which are related to the discontinued product technology of nickel polybutadiene rubber (PBR-NI) and neodymium polybutadiene rubber (PBR-ND), these tangible assets and other movable property shall transfer at a value of USD 1.

5.5

Purchaser 2 shall be entitled to nominate Purchaser 3 (and Purchaser 3 hereby already consents to such nomination) to acquire any or all of the Sold Intangible Assets with the exception of the Rubber Hereditary Building Right instead of Purchaser 2. Purchaser 2 shall exercise the foregoing right by submitting not less than ten (10) Business Days prior to the Closing Date a written declaration to Seller 2 (acting as authorized recipient also for Seller 3) that sets forth the Sold Intangible Assets Purchaser 3 shall acquire. Purchaser 3 shall acquire the relevant Sold Intangible Assets in lieu of Purchaser 2. To the extent Purchaser 2 exercises its nomination right under this Section, Purchaser 3 shall be placed in a position as if it would have purchased the Sold Intangible Assets under Section 5.

6.	SHARES IN TYRE RECYCLING SOLUTIONS
6.1

Seller 4 holds 1,246,883 shares in Tyre Recycling Solutions S.A., a stock corporation (société anonyme) incorporated under the laws of Switzerland, registered with the commercial register of the Canton of Vaud under number CHE-145.547.554, with its registered place of business in Préverenges, Switzerland ("TRS"), which corresponds to a shareholding of approximately 9.8939% in TRS's issued and outstanding share capital. Seller 4, together with the remaining shareholders of TRS, is party to a shareholders' agreement dated 13 November 2013, as amended on 23 May 2018 ("TRS SHA").

6.2

The Purchaser 1 hereby undertakes to acquire Seller 4's participation in TRS in accordance with the terms and conditions set out in the share transfer agreement (including its annexes, in particular the deed of adherence to the TRS SHA) attached to this Agreement as Schedule 6.2 ("TRS Share Transfer Agreement"), which shall become effective (i.e. effect the in rem share transfer) as of the Closing Date. The Purchaser 1 acknowledges the existing rights of first refusal and purchase rights of the other TRS shareholders pursuant to the TRS SHA as well as the fact that the TRS shares will not form part of the Sold Assets in the event that these rights are being exercised.

6.3

In addition to Seller 4's shareholding in TRS, Seller 3 has concluded certain joint development and commercial cooperation agreements with TRS which shall be transferred to the Purchaser 1 pursuant to Section 10.

7.	INTELLECTUAL PROPERTY RIGHTS, INTANGIBLE ASSETS AND LICENCES
7.1	Sellers hereby sell to the Purchaser 3 the following Intellectual Property Rights as specified below and listed in Schedule 7.1 (collectively the "Sold Intellectual Property Rights"):
7.1.1	the registered trademarks and trademark applications listed in part 7.1.1 of Schedule 7.1;
7.1.2	the patents and patent applications listed in part 7.1.2 of Schedule 7.1;
7.1.3

the Know-How Relating to the Business and the Know-How pertaining to technologies, which have been used or developed in the past  eleven (11) years preceding the Closing Date with the use of the synthetic rubber plants in Schkopau belonging to the Business , for the avoidance of doubt, including the Know-How pertaining to S-SBR, E-SBR, Li-PBR, Ni-PBR, Nd-PBR, and to the extent used in the Business on the Signing Date or the Closing Date, in each case including all embodiments such as drawings, plans, notes, or documentation (including recipes and (manufacturing) process documentation) as well as corresponding electronic data such as files and databases, which – as regards chemistry – do not require any consents or licenses from any third parties to be fully transferred to the Purchaser 3, as generically described in part 7.1.3 of Schedule 7.1; and

7.1.4	the IT systems and software programs listed in part 7.1.4 of Schedule 7.1.
7.2	The Purchaser 3 accepts this sale.
7.3

In case a transfer of ownership of the Sold Intellectual Property Rights is not possible, the Sellers grant the Purchaser 3, as of the Closing Date, the (even as to the Sellers) exclusive, sublicensable, transferable, fully paid up, irrevocable rights to comprehensively use such non-transferred Sold Intellectual Property Rights for an unlimited period of time and without any geographical limitations.

7.4

Without undue delay after Closing, the Purchaser 3 shall perform all acts that are necessary for the transfer and – to the extent necessary – the change of registers of the Sold Intellectual Property Rights to the Purchaser 3, or the use of the Sold Intellectual Property Rights by the Purchaser 3. The assignment of trademarks and patents shall be executed substantially in the form of Schedule 7.4. Sellers shall, at their own cost, provide reasonable assistance to the Purchaser 3 in this process, particularly by providing appropriate signatures to the relevant declarations and assignment documents which will be prepared by the Purchaser 3. Purchaser 3 shall bear all costs imposed on the Purchaser 3 relating to or accruing from the change of registers of the Sold Intellectual Property Rights to the Purchaser 3.

8.	ORIGINAL HEREDITARY BUILDING RIGHT; PERMITS AND AUTHORISATIONS
8.1

The assets of the Business include certain parts of the Original Hereditary Building Right in relation to the Schkopau Rubber Facility. The creation, sale and transfer of such parts of the Original Hereditary Building Right is governed by a separate agreement which shall be executed by Seller 2 and the Purchaser 2 substantially in the form attached hereto as Schedule 8.1 ("Rubber Hereditary Building Right Agreement"). The new (partial) hereditary building right that is to be created and transferred to the Purchaser 2 pursuant to the Rubber Hereditary Building Right Agreement is herein referred to as the "Rubber Hereditary Building Right". The Purchaser 2 hereby undertakes to acquire the Rubber Hereditary Building Right based on the Rubber Hereditary Building Right Agreement in accordance with the foregoing sentence in rem (dinglich) as of the Closing Date or as soon as possible thereafter. In the event of a conflict between the provisions of this Agreement and of the Rubber Hereditary Building Right Agreement, the provisions of the Rubber Hereditary Building Right Agreement shall prevail.

In the event that the current buildings and facilities are legally considered non-genuine or fictitious components (Scheinbestandteile) of the respective property / hereditary building right and are in the ownership of Seller 2, Seller 2 hereby transfers – in addition to the Rubber Hereditary Building Right Agreement – such ownership to the Purchaser 2 with effect as of Closing Date free and clear from any encumbrances and lien.

Seller 2 and the Purchaser 2 undertake to enter into the Rubber Hereditary Building Right Agreement on the Signing Date or as promptly as practicable following the Signing Date. They acknowledge that Dow Olefinverbund GmbH must consent to the partition (Teilung) of the Original Hereditary Building Right as well as the sale and transfer of the Rubber Hereditary Building Right. The required consent from Dow Olefinverbund GmbH will be issued by approving the Rubber Hereditary Building Right Agreement (Schedule 8.1) after Signing. Furthermore Seller 2 and the Purchaser 2 acknowledge that the registration of certain contractually granted extensions of the Original Hereditary Building Right is still pending due to outstanding consents of beneficiaries of rights registered in section II of the land register.

Notwithstanding the foregoing and Sections 19.1.1(d) and 19.1.2, each Party shall seek to obtain (i) the consent of beneficiaries of rights registered in section II of the land register in relation to the pending registration of contractually agreed extensions of the Original Hereditary Building Right, and (ii) the consent of Dow Olefinverbund GmbH regarding the creation, sale and transfer of the Rubber Hereditary Building Right as contemplated in the previous paragraph prior to completion of the Transaction.

8.2

Seller 2 holds the permits, licenses, approvals, exemptions, authorisations and other public law authorizations and decisions which are listed in Schedule 8.2 ("Permits"). To the extent permitted by applicable law, they will transfer automatically to the Purchaser 2 together with the corresponding buildings and installations. The parties clarify that the permits under Radiation Protection Law (Strahlenschutzrecht) do not transfer automatically but must be newly applied for by the Purchaser 2. For the avoidance of doubt, the Parties clarify that permits, authorizations, approvals and the like which do not relate to the Schkopau Rubber Facility as such but to the operation of the Schkopau site as a whole ("Business Site Services Permits"), e.g. permits for the tank farm and/or waste water treatment/discharge, are held by Dow Olefinverbund GmbH as the operator of the Schkopau site and provider of related site services.

9.	EXCLUDED ASSETS AND EXCLUDED LIABILITIES
9.1

The Purchasers expressly understand and agree that all rights, titles and interests of the Sellers in and to all properties and assets of every kind and description, whether tangible or intangible and wherever located which are not Sold Assets, including the following assets and properties of the Sellers ("Excluded Assets") shall not be sold, transferred or assigned to the Purchasers pursuant to this Agreement:

9.1.1	the assets listed in Schedule 9.1.1;
9.1.2	permits under Radiation Protection Law and two (2) REACH registrations for substances (Styrene and Ethylbenzene) where Trinseo remains either producer or importer;
9.1.3	all of the Sellers' cash and cash equivalents on hand and in banks as well as all account receivables in compliance with Section 10.5;
9.1.4	all rights of the Sellers arising under this Agreement or the transactions contemplated thereby;
9.1.5

the goodwill of the Business, if any, as accounted for by the Sellers in their respective financial statements (which, however, is not related to the goodwill the Purchasers may account for in its financial statement as from Closing);

9.1.6	any Mixed Contract (other than to the extent relating to the operation and conduct of the Business);
9.1.7	insurance policies taken out by the Sellers or any of their Affiliates, whether or not relating to the Business, and all claims, credits or rights thereunder; and
9.1.8	all claims for Tax refunds or other Tax assets relating to Taxes paid or caused before the Closing Date, whether or not relating to the Business.
9.2

The Purchasers assume obligations and liabilities from the Sellers only if and to the extent they occur in connection with the Sold Assets or to the extent otherwise regulated herein, in particular as regards Environmental Liabilities as well as liabilities regarding Transferred Employees. Sellers expressly understand and agree that the following obligations and liabilities of the Sellers shall not be transferred or assigned to or assumed by the Purchasers pursuant to this Agreement:

9.2.1

obligations and liabilities created or incurred in connection with shares, fixed assets (Anlagevermögen), current assets (Umlaufvermögen), other movable property, contracts, rights, intellectual property and liabilities which are not Sold Assets;

9.2.2	obligations and liabilities to the extent they do not exclusively occur in connection with the Sold Assets;

9.2.3	all of the Sellers' account payables in compliance with Section 10.5, i.e. unless sold and transferred under this Agreement and reflected in the Binding Intangible Working Capital Accounts;
9.2.4	obligations and liabilities resulting from loans or other forms of financing or from guarantees provided or any other financial obligations and liabilities; and
9.2.5

any short or long-term liability position (long-term debt, other non-current liabilities, accounts payable and accrued expenses and other liabilities), except for such pension-related liabilities that are transferred pursuant to Section 12.12;

provided that the above shall not apply if an obligation or liability is transferred to the Purchasers under this Agreement, if the Purchasers are obliged to indemnify the Sellers from the respective obligation or liability or if pursuant to this Agreement, the risk has been allocated to the Purchasers pursuant to the terms of this Agreement (e.g. as regards Environmental Liabilities due to the absence of a further reaching indemnity than the one set out herein or in relation to liabilities transferring with the employees).

10.	TRANSFERRED CONTRACTS
10.1	Rights and obligations transferred
10.1.1

Seller 2, Seller 3, Seller 4 as well as Seller 5 and the Purchaser 2 hereby undertake with effect as of the Closing Date to transfer the following contracts and purchase orders ("Transferred Contracts") to the Purchaser 2 – subject to any counterparty's required consent and further subject to Sections 10.2 and 10.3, with debt-releasing effect (schuldbefreiende Vertragsübernahme) – , excluding, for the avoidance of doubt, the account receivables in accordance with Sections 9.1.2 and 10.5 and the account payables in accordance with Sections 9.2.1 and 10.5:

(a)

the contracts with suppliers, service providers, contract manufacturers, customers, tenants or landlords and other third parties, as well as the joint development agreement and commercial cooperation agreement with TRS, especially those contracts listed in Schedule 10.1.1(a), including those entered into following the Signing Date, in accordance with Section 20.4, until the Closing Date, in each case which Relate to the Business,

(b)

the Mixed Contracts as set forth in Schedule 10.1.1(b) or as entered into following the Signing Date, in accordance with Section 20.4, until the Closing Date (but only the part of the Mixed Contracts that Relates to the Business).

The Transferred Contracts do not include:

(a)	any agreements relating to the acquisition, sale or encumbrance of real properties or rights equivalent to real property (grundstücksgleiche Rechte);
(b)

any agreements relating to the acquisition, or sale of shares of or interests in other companies or partnerships, except for the sale and transfer of Seller 4's participation in TRS pursuant to Section 6;

(c)

any loan or other credit agreements entered into by the Sellers as lender or borrower (except for customary payment deferrals agreed in the ordinary course of business) as well as factoring agreements; and

(d)	any guarantees, payment guarantees (Bürgschaften), assumptions of debt (Schuldübernahmen), collateral promises (Schuldbeitritte), comfort letters or similar legal instruments issued by the Sellers.
10.1.2

The Transferred Contracts, with the exception of the four lease agreements listed in Schedule 10.1.1(a) which shall be transferred subject to and in accordance with Schedule 8.1, shall be transferred subject to and with effect as of Closing and, subject to Sections 10.2 through 10.5, the Purchaser 2 agrees to replace the relevant Seller as a party to the Transferred Contracts and to observe and perform all such obligations of the relevant Seller in substitution of the relevant Seller with effect as of the Closing Date. To the extent that none of the Sellers is a party to the relevant contract listed in Schedule 10.1.1(a) (e.g. as regards the contracts entered into by Trinseo (Hong Kong) Ltd.), Seller 1 procures to instruct its relevant Affiliate to adhere to the transfer mechanism set out in this Section 10.1.

10.2	Consents for the transfer of the Transferred Contracts

Unless set out otherwise in Section 10.4, following execution of this Agreement and until the Closing Date, each of the relevant Sellers and the Purchaser 2 shall use its best efforts to obtain any counterparty's consent required under any Transferred Contract and to take such other actions as may be necessary to fully effect the transfer of the Transferred Contracts to the Purchaser 2, provided, however, that the relevant Seller and the Purchaser 2 shall not be required to make any payments or grant any other benefits to the respective counterparty in order to obtain such consent. To this effect, the relevant Seller shall notify the counterparties of the Transferred Contracts by a notice substantially in accordance with Schedule 10.2. In the event that counterparty's consent is withheld, delayed or conditioned by the Closing Date, Section 10.3 shall apply to such Transferred Contract.

10.3	Lack of Counterparty's Consent
10.3.1

In the event that any counterparty withholds, delays or conditions any consent that is required for the transfer of a Transferred Contract and release of the relevant Seller, and to the extent legally permitted, the relevant Seller and the Purchaser 2 shall economically treat each other, and accept to be treated, as if the transfer had been effected as of the Closing Date as set forth herein and no delay or withholding of a consent shall entitle any Party to withdraw from or delay the Closing. Accordingly, (i) the relevant Seller shall, as from the Closing Date, continue to perform its obligations under the respective non-transferred agreement as towards such non-consenting counterparty in its own name but for the account and risk, at the cost, and pursuant to the directions (as long as such directions do not violate the respective agreement or applicable law) of the Purchaser 2, (ii) the Purchaser 2, as from the Closing Date, shall provide the relevant Seller (at such point of time as reasonably required under the respective Transferred Contract) with any goods, services or support necessary to enable the relevant Seller to perform such agreement, and (iii) all the rights of the relevant Seller under such agreement shall be assigned to the Purchaser 2 and all liabilities and obligations of the relevant Seller shall be assumed by the Purchaser 2 at no additional cost to the Purchaser 2, in each case as from the Closing Date unless provided otherwise in Section 10.5 which shall apply accordingly.

10.3.2

If such transfer is not permitted, however, the relevant Seller shall promptly pass on to the Purchaser 2 any monies or other benefits received under such non-transferred agreement relating to the period and activities from the Closing Date (including the Closing Date). For the avoidance of doubt, the Purchaser 2 shall promptly pass on to the relevant Seller any monies or other benefits received under such non-transferred agreement relating to the period and activities prior to the Closing Date. Section 10.5 shall apply accordingly. Nothing in this Agreement shall be construed as effecting an assignment of a right that is not permitted to be made under the terms and the law applicable to such right.

10.3.3

In the event that any counterparty should delay or withhold any consent that is required for the transfer of a Transferred Contract and release of a Seller, with the prior consent of or upon request of the Purchaser 2, the relevant Seller shall terminate such contract as of the earliest possible date. Such termination shall not entail any claims of the Purchaser 2 against the relevant Seller as a result of the termination and the Purchaser 2 hereby releases the relevant Seller from any liability to the Purchaser 2 in such regard, to the extent that the relevant Seller has undertaken all commercially reasonable efforts to obtain such consent.

10.4	Mixed Contracts

In the case of any Mixed Contract, to the extent it is a Transferred Contract, (in particular as regards those contracts transferred by Seller 5):

10.4.1

If the portion of the relevant Mixed Contract that Relates to the Business can be transferred without the consent of, or any payment to, any third party, the relevant Seller shall transfer the portion of such Mixed Contract that Relates to the Business ("Partial Assignment") to the Purchaser 2 at Closing as a Transferred Contract. To the extent that such transfer results in deviating contractual terms (e.g. lower volume discount), the Purchaser 2 shall not be entitled to raise any claims against the relevant Seller.

10.4.2

If the portion of the relevant Mixed Contract that Relates to the Business cannot be transferred in accordance with Section 10.4.1 by the Closing Date, the relevant Seller and the Purchaser 2 shall use their respective best efforts to either

(a)

obtain the consent of the applicable third party or parties to a Partial Assignment to the Purchaser 2, effective as of the Closing, on terms reasonably acceptable to the relevant Seller and the Purchaser 2, and to the extent such consent is obtained, the applicable portion of such Mixed Contract shall be assigned to the Purchaser 2 as of the Closing as a Transferred Contract, or

(b)

cause the applicable third party or parties to enter into a new agreement with the Purchaser 2, effective as of the Closing (i.e., split the Mixed Contract so that the Purchaser 2 receives its own agreement), on terms reasonably acceptable to the Purchaser 2, pursuant to which the Purchaser 2 shall receive substantially all of the benefits and shall bear substantially all of the costs, liabilities and burdens under the portion of such Mixed Contract that Relates to the Business unless provided otherwise in Section 10.5 which shall apply accordingly.

Neither Party hereto shall be required to pay any consideration or make any material concession in connection with the foregoing.

10.4.3

If such Mixed Contract is not transferable in accordance with Section 10.4.1, and the relevant Seller and the Purchaser 2 can neither obtain the consent of the applicable third party or parties to a Partial Assignment nor cause the applicable third party or parties to enter into a new agreement in accordance with Section 10.4.2, prior to the Closing Date, the relevant Seller and the Purchaser 2 shall use their respective best efforts to enter into a reasonable alternative arrangement (such as a sublease, sublicense or service or operating agreement) with a view to the Purchaser 2 receiving substantially all of the benefits and bearing substantially all of the costs, liabilities and burdens with respect to the applicable portion of such Mixed Contract unless provided otherwise in Section 10.5 which shall apply accordingly. To the extent such alternative arrangement results in material costs to the relevant Seller, Purchaser 2 shall be obliged to compensate 50% of such additional costs evidenced by the relevant Seller.

10.4.4

If a Partial Assignment of a Mixed Contract cannot be effected, Section 10.3.1 as well as Section 10.3.2 shall apply mutatis mutandis. In the event of a dispute between the Parties regarding the allocation of the relevant portions of the Mixed Contract, an independent auditor appointed by the president of the IHK Halle-Dessau shall bindingly decide about the portions. The costs of the arbitrator shall be split equally.

10.5	Apportionment
10.5.1

Performance under the Transferred Contracts shall be apportioned with effect to the Closing Date. The relevant Seller shall be responsible for performing any obligations (including payment obligations) under the Transferred Contracts which fall due before the Closing Date and the Purchaser 2 shall be responsible for performing any obligations (including payment obligations) under the Transferred Contracts after the Closing Date. If and to the extent the Purchaser 2 receives payments for goods delivered or services performed on or before the Closing Date under the Transferred Contracts, the Purchaser 2 shall pass on the amounts so received to the relevant Seller within five (5) Business Days from receipt. If and to the extent, after the Closing Date, any Seller receives any invoice for any goods or services under any Transferred Contract relating to the period after the Closing Date, the respective Seller can either pay the invoice directly when due and shall then be compensated by the Purchaser 2 within five (5) Business Days after the relevant Seller has notified the Purchaser 2 in writing about the payment or forward the same to the Purchaser 2 for payment. To the extent that any Seller receives payments for services which are not yet performed or products that have not yet been finalized and packed for transport on the basis of the Transferred Contracts by the Closing Date, the respective Seller shall pass on these amounts to the Purchaser 2. If and to the extent, after the Closing Date, the Purchaser 2 receives any invoice for deliveries or services under any Transferred Contract relating to the period before the Closing Date, the Purchaser 2 can either pay the invoice directly when due and shall then be compensated by the relevant Seller or relevant Affiliate or forward the same to the relevant Seller for payment.

10.5.2

The relevant Seller shall indemnify the Purchaser 2 against all liabilities for which the relevant Seller is responsible pursuant to Section 10.5.1 but subject to the limitations set out in this agreement, in particular Section 25.

10.5.3	The Purchaser 2 shall indemnify the relevant Seller against all liabilities for which the Purchaser 2 is responsible pursuant to Section 10.5.1.
10.5.4	This Section 10.5 shall not apply to any payables and receivables that are sold and transferred under this Agreement and are reflected in the Binding Intangible Working Capital Accounts.
10.6

Purchaser 2 shall be entitled to nominate Purchaser 3 (and Purchaser 3 hereby already consents to such nomination) as transferee of the Transferred Contracts except for the four lease agreements further specified in Schedule 10.1.1(a) instead of Purchaser 2. Purchaser 2 shall exercise the foregoing right by submitting not less than ten (10) Business Days prior to the Closing Date a written declaration to Seller 2 (acting as authorized recipient also for Seller 3) that sets forth the Transferred Contracts which shall be transferred to Purchaser 3. The relevant Transferred Contracts shall be transferred to Purchaser 3 in lieu of Purchaser 2 pursuant to this Section 10. To the extent Purchaser 2 exercises its nomination right under this Section, Purchaser 3 shall be placed in a position as if Purchaser 3 had been the transferee under Section 10.

11.	ASSIGNED SITE SERVICES AND SUPPLY AGREEMENT
11.1	Assigned Site Services

Seller 2 shall on or prior to the Closing Date assign and transfer the portion of its rights and obligations relating to the Business and the Schkopau Rubber Facility under the Second Amended and Restated Site Services Agreement entered into by Dow Olefinverbund GmbH and Styron Deutschland GmbH (the legal predecessor of Seller 2) on 1 June 2013 and as set out in Schedule 11.1 ("Assigned Site Services") to the Purchaser 2. Without the prior written consent of Purchaser 2, Seller 2 shall refrain from fully or partially terminating the Second Amended and Restated Site Services Agreement or any services thereof, if and to the extent such termination would impact any of the Assigned Site Services.

11.2	Supply Agreement

Seller 3 and the Purchaser 2 shall enter into the agreement on the supply of the Purchaser 2 by Seller 3 with styrene monomer on the terms and conditions and in the agreed form as set out in Schedule 11.2 ("Supply Agreement") upon Closing.

11.3	Services Agreement

Seller 3 and the Purchaser 2 shall enter into the agreement regarding the supply of Seller 3 by the Purchaser 2 with certain services and, as the case may be, regarding potential reverse services within the specifications and on the terms and conditions and substantially in the form as set out in Schedule 11.3 ("Services Agreement") upon Closing.

12.	TRANSFERRED EMPLOYEES
12.1	Transfer of employees

The Sellers and the Purchasers assume that the Transaction under this Agreement with respect to the Business triggers a transfer of a part of a business (Betriebsteilübergang) with regard to the employees at the Schkopau Rubber Facility and the sales, customer service and marketing employees in Eschborn. Subject to and at Closing, the employment relationships of Seller 2 and any Affiliate with the employees located at the Schkopau Rubber Facility and the sales, customer service and marketing employees in Eschborn listed in Schedule 12.1 and the employees hired by Seller 2 and any Affiliate for the Business following the Signing Date in accordance with Section 20.4 shall transfer to the Purchaser 2 in accordance with section 613a BGB in Germany ("Transferred Employees"). In the relationship towards the Transferred Employees, the Purchaser 2 shall take over the employment relationships and employment contracts of all the Transferred Employees that shall be in effect on the Closing Date, with all the rights and obligations (including, but not limited to, years of service, accrued vacation, pension claims, other benefits and, unless ruled out under the relevant plan rules, any applicable long-term incentives) thereunder. The Purchaser 2 acknowledges that Schedule 12.1 may be subject to changes due to the Right of Replacement, subject to the Right of Replacement regarding the Key Personnel stipulated in Section 12.6. If any Transferred Employees will not automatically transfer from the Seller 2 and any Affiliate to the Purchaser 2, these employees shall be deemed Individually Transferred Employees within the meaning of Section 12.2. The Sellers and the Purchasers further agree that the Purchaser 1 shall have the right to make an offer of employment to the sales, customer service and marketing employees in Eschborn pursuant to Section 12.2, provided that the Purchaser 1 takes over the accrued pension liabilities with discharging effect for Seller 2 pursuant to Section 4 of the German Pension Act (Betriebsrentengesetz) as of the Closing Date. If the sales, customer service and marketing employees in Eschborn accept such offer of employment before the Closing Date, they are still deemed Transferred Employees of the Seller 2 in Germany, in particular, but not limited to, with regard to Section°12.12. If the sales, customer service and marketing employees in Eschborn do not accept such offer of employment before the Closing Date, the employment relationships of these Transferred Employees will transfer to the Purchaser 2 in accordance with section 613a BGB.

12.2	Individually Transferred Employees

The employee relationships of the employees allocated to the Business listed in Schedule 12.2, that will not automatically transfer to the Purchaser 2 in accordance with Section 12.1 ("Individually Transferred Employees"), shall be assumed by or transferred to the Purchaser 1 by offer (Angebot) and acceptance (Annahme) on an individual contractual basis with effect from the Closing Date. The Parties shall use their best endeavours that the employee relationships with the Individually Transferred Employees are assumed by the Purchaser 1 on the basis of the current or in the aggregate comparable terms of employment with effect as from the Closing Date, it being understood that neither the Sellers nor the Purchaser 1 and any Affiliate shall be required to make any payments or grant any other benefits in order to obtain the consent of the Individually Transferred Employees with the transfer of their employment relationship. The Purchaser 1 will offer new employment contracts to Individually Transferred Employees at least five (5) weeks before the Closing Date. The Purchaser 1 acknowledges that Schedule 12.2 may be subject to changes due to the Right of Replacement however, it being understood that such Right of Replacement must not be exercised later than eight (8) weeks before the Closing Date, and except for such employees that are marked as Key Personnel, if any.

12.3	Payments to Transferred Employees and Individually Transferred Employees

Subject to the Closing, the Purchaser 2 or its relevant Affiliate assume all rights and obligations (including, but not limited to, years of service, accrued vacation, pension liabilities, jubilee payments, old-age part-time (Altersteilzeit) and long-term working time accounts (Langzeitarbeitskonten)) towards Transferred Employees and Individually Transferred Employees, unless such Transferred Employees objected to the transfer and/or Individually Transferred Employees did not sign an employment contract with the Purchaser 2 or its relevant Affiliate.

Due payments to Transferred Employees whose employment relationships actually transfer to the Purchaser 2 shall be borne among the Parties as follows:

12.3.1	Seller 2 and Seller 3 shall, and Seller 1 shall procure that any relevant Affiliate shall, be responsible, and indemnify the Purchaser 2, for all due salary payments and other due claims of each Transferred Employees relating to periods before the Closing Date or to the extent attributable to any action, omission, performance, non-performance, event or circumstance arising before the Closing Date, including, but not limited to,

(a)	due social security and pension scheme contributions, payroll and source taxes and other Taxes relating to each Transferred Employee,
(b)	any due salary, bonuses and incentive payments relating to periods before the Closing Date, and
(c)

any due claims of Transferred Employees relating to vacation, overtime, jubilee payments (Jubiläumsgelder), long-time saving accounts (Langzeitkonten), partial-retirement saving accounts (Altersteilzeitkonten), and pension payments, it being understood and agreed by Seller 1 (on behalf of any relevant Affiliate), Seller 2, Seller 3 and the Purchaser 2 that any payments to be made under this indemnification provision shall be calculated on a pro rata basis (based on the number of days elapsed between the beginning of the relevant year and the Closing Date compared to 365 days). It being further understood and agreed by Seller 1 (on behalf of any relevant Affiliate), Seller 2, Seller 3, any relevant Affiliate and the Purchaser 2 that Seller 1 (on behalf of any relevant Affiliate), Seller 2 and Seller 3 shall not be responsible and shall not be required to indemnify the Purchaser 2, respectively, if and to the extent the Purchaser 2 should decide to pay a higher salary, bonus and/or incentive payments to the Transferred Employees and Individually Transferred Employees than required pursuant to existing contractual agreements, applicable laws and regulations as of the Closing Date.

Seller 2 and Seller 3 shall, and Seller 1 shall procure that any relevant Affiliate shall, be responsible, and indemnify the Purchaser 2, for any bonuses payable to the Transferred Employees that are related to the transaction contemplated in this Agreement, and such indemnification shall not be calculated on a pro rata basis. However, as regards retention bonus payments, the Purchaser 2 shall be responsible for such portion that becomes due after the Closing Date.

Seller 2, Seller 3 and Seller 1 confirm that no stock-based compensation of any Transferred Employee will be transferred to the Purchaser 2 or its relevant Affiliate.

12.3.2

The Purchaser 2 shall be responsible, and indemnify the Seller 2, Seller 3 and any relevant Affiliate, respectively, for all salary payments and other claims of each Transferred Employee, provided they do not exercise their right to object to the transfer of their employment, relating to periods starting on or after the Closing Date, including, but not limited to,

(a)	social security and pension scheme contributions, payroll and source taxes and other Taxes relating to each Transferred Employee,
(b)	any salary, bonuses and incentive payments relating to periods starting on or after the Closing Date, and
(c)

any claims of Transferred Employees relating to vacation, overtime, jubilee payments (Jubiläumsgelder), long-time working time accounts (Langzeitkonten), partial-retirement saving accounts (Altersteilzeitkonten), and pension payments, it being understood and agreed by Seller 2, Seller 3, any relevant Affiliate and the Purchaser 2 that any payments to be made under this indemnification provisions shall be calculated on a pro rata basis (based on the number of days of the period between the Closing Date and the end of the relevant year compared to 365 days). It being further understood and agreed by Seller 2, Seller 3, any relevant Affiliate and the Purchaser 2 that the Purchaser 2 shall indemnify Seller 2, Seller 3 and any relevant Affiliate for any claims made by the Transferred Employees against Seller 2, Seller 3 and any relevant Affiliate if and to the extent that the Purchaser 2 has decided to pay a higher salary, bonus and/or incentive payments to the Transferred Employees than required pursuant to existing contractual agreements, applicable laws and regulations as of the Closing Date. As regards any employee inventor remuneration payable to the Transferred Employees, in the relationship between the Parties, only such liabilities are to be borne by the Purchaser 2 that are related to the Sold Intellectual Property Rights, whereas any employee inventor remuneration payable to the Transferred Employees that is unrelated to Sold Intellectual Property Rights is to be borne by Seller 2, Seller 3 and any relevant Affiliate, respectively, and such Seller and its Affiliate, respectively, shall indemnify the Purchaser 2 for all payments for such employee inventor remuneration.

12.3.3

The rights and obligations under this Section 12.3 shall apply accordingly for Individually Transferred Employees, it being understood that the Purchaser 1 shall only be responsible for employment-related liabilities of such Individually Transferred Employees that agree to actually transfer to the Purchaser 1.

12.4	Non-Transferred Employees

The aim of the Parties is to procure that all Transferred Employees accept the transfer. Seller 2 and Seller 3 shall use their best endeavours, and Seller 1 shall procure that any relevant Affiliate shall use its best endeavours, that the number of individuals listed in Schedule 12.1 that object to a transfer of their employment to the Purchaser 2 shall be lower than 10%. As regards employees who are marked as Key Personnel in Schedule 12.1 and Schedule 12.2, Seller 2 and Seller 3 shall use their best endeavours, and Seller 1 shall procure that any relevant Affiliate shall procure its best endeavours, that such employees transfer to the Purchaser 2.

If any individual listed in Schedule 12.1 objects to a transfer to the Purchaser 2 ("Non-Transferred Employee"), the following shall apply:

The Sellers and the Purchasers shall promptly inform each other in writing or by written electronic means of any Non-Transferred Employee. The Purchaser 2 shall and Seller 2 and Seller 3 shall, or Seller 1 shall procure that an Affiliate shall, use their respective best efforts to obtain agreement from any Non-Transferred Employee to transfer to the Purchaser 2 within no more than one (1) month after the Closing Date, it being understood that the Purchaser 2, the Seller 2, the Seller 3 and any Affiliate shall not be required to make any payments or grant any other benefits in order to obtain such consent.

If the Non-Transferred Employee holds on to his/her objection to a transfer to the Purchaser 2, the relevant Seller and Affiliate shall terminate the employment relationship with such Non-Transferred Employee within one month to the next feasible date and, unless the relevant Seller is legally obligated to allow that the Non-Transferred Employee provides actual services pursuant to applicable local law or any court order,  put the Non-Transferred Employee on irrevocable garden leave (unwiderrufliche Freistellung). The relevant Seller and Affiliate on the one hand and the Purchaser 2 on the other hand share the actually occurring costs for the winding-up of the employment relationship with the Non-Transferred Employee (i.e. the remuneration for the Non-Transferred Employee until the termination date including the employer’s contributions to the social security schemes, any compensation for untaken holidays and any severance payments) on a USD-for-USD basis in a ratio of 50:50, however, with the Purchaser 2 not bearing more than USD 243,000 for each of the Non-Transferred Employees, including for the avoidance of doubt any taxes and social security contributions. For the time periods during which a Non-Transferred Employee provides actual services to the relevant Seller and Affiliate, respectively, the remuneration for such time period shall be fully borne by the relevant Seller and Affiliate, respectively, unless the relevant Seller is legally obligated to allow that the Non-Transferred Employee provides actual services pursuant to applicable local law or any court order.

12.5	Excluded Employees

Seller 2 will retain employees, who are based at Seller 2's facility in Schkopau and do not perform functions that are relevant to the Business on a standalone basis ("Excluded Employees"). Although by operation of German employment law, the Excluded Employees would transfer automatically to the Purchaser 2, the Sellers will use their best endeavours to retain them by splitting the retained business and Excluded Employees from the Business in good time before the Closing Date. The Purchaser 2 acknowledges that the group of Excluded Employees may be subject to changes due to the Right of Replacement and the consultations with the works council on the allocation of the employees pursuant to Section 12.9. The Purchaser 2 shall have no obligation whatsoever to make any payments or grant any other benefits in order to obtain the consent of an Excluded Employee with the continuation of its employment relationship with Seller 2.

12.6	Key Personnel

Irrespective of any existing retention agreements and to the extent legally permissible, the Sellers and the Purchasers shall take reasonable steps to encourage employees marked as 'Key Personnel' in Schedule 12.1 and Schedule 12.2 ("Key Personnel") to remain with the Business. Where, nevertheless, individual members of the Key Personnel exceptionally leave the Business, the Sellers shall provide a reasoned proposal to replace the person and – subject to the prior written consent of Purchaser 2 (i.e. email or signed letter), not to be unreasonably withheld, – replace this person by another similar employee that will be deemed a Transferred Employee or Individually Transferred Employee depending on applicable local law, whereby it is understood that the Right of Replacement does not apply to the Key Personnel.

12.7	Required Functions

The Sellers and the Purchasers share the understanding that additional persons need to be employed in order to operate the Business in a stand-alone mode as of the Closing Date or as soon as practicable thereafter. Schedule 12.7 contains a list of functions and the assumed salary level for such functions ("Required Functions"). As part of the Migration Project (Section 20.2), Seller 2 shall use its best endeavors to support the Purchaser 2 with identifying the required personnel to fill the Required Functions.

12.8	German Non-Tariff Employees

Transferred Employees and Individually Transferred Employees that are employed in Germany and that receive an annual base salary exceeding the highest wage group in the applicable collective bargaining agreements are German non-tariff employees (außertarifliche Angestellte) ("German Non-Tariff Employees"). The Seller 2 and Seller 3 shall, and Seller 1 shall procure that any relevant Affiliate shall, be responsible, and indemnify the Purchaser 2, for any increase in such conditions that is agreed between the Signing Date and the Closing Date. For the avoidance of doubt, this shall not apply if (i) any increase of such conditions is required under existing collective or individual agreements, (ii) concerns any regular increase of remuneration or (iii) is resulting from a promotion.

12.9	Reconcilement of interest agreement and social plan

The Purchaser 2 is aware and acknowledges that Seller 2 will negotiate with its works councils (Betriebsräte) on a reconcilement of interests agreement (Interessenausgleich) ("ROI") and social plan (Sozialplan) ("SP") governing the transfer (Versetzungen) of Excluded Employees to the remaining business and the split of the business operation in Schkopau to allocate the Excluded Employees to the remaining business or Business. The conclusion of the ROI and the SP require the prior information of the Purchaser 2 to the extent they contain obligations for the Purchaser 2, including, inter alia, redundancy restrictions, severance payments and other benefits which are beyond the protection and benefits agreed in Section 12.10.

The Parties agree that the provisions governing the restricted actions between Signing and Closing pursuant to Section 20.4.2 do not apply to the conclusion of the ROI and SP as well as to the fulfillment of any obligation under the ROI and SP between Signing and Closing. The Purchaser 2 shall procure that the ROI and SP will be maintained if the Purchaser 2 transfers the Business or parts thereof or any Transferred Employees or Individually Transferred Employees to any other legal entity before the expiry of the ROI and SP after the Closing Date to the extent required such continuation would arise from mandatory law.

12.10	Protection of Transferred Employees and Individually Transferred Employees in Germany.

The Sellers and the Purchaser 2 agree as a contract to the benefit of the Transferred Employees (Vertrag zugunsten Dritter) that for a period of twenty-four (24) months after the Closing Date, the Purchaser 2 and its Affiliates undertake not to

12.10.1terminate the employment of the Transferred Employees for operational reasons (betriebsbedingte Kündigungen),

12.10.2change the work location of the Transferred Employees to an area that is not in within a radius of fifty (50) kilometres of the work location of such Transferred Employee immediately prior to the transfer, and

12.10.3change the employment terms and conditions to the detriment of the Transferred Employees, it being understood that this does not include a workplace guarantee,

unless, in each case, to the extent legally permissible under local law, mutually agreed between the Purchaser 2 and the affected Transferred Employees or their representatives. The Purchaser 2 will procure that the protection of Transferred Employees will be maintained if the Purchaser 2 transfers the Business or parts thereof or any Transferred Employees to any other legal entity before the expiry of the twenty-four (24) months-period after the Closing Date. Subject to the Purchaser 2 reimbursing the Sellers and any of their Affiliates for any severance pay or similar compensation costs including, but not limited to, any remuneration, bonus, benefits, statutory and/or contractual pension and social security contributions until and including the last day of employment with the Sellers or the relevant Affiliate, this Section 12.10 shall not apply to Transferred Employees who are not employed by Seller 2 in Germany.

The Purchaser 2 will, or will procure that its relevant Affiliate will, agree as a contract to the benefit of the Transferred Employees (Vertrag zugunsten Dritter), to join the employers' association of the chemical industry (Arbeitgeberverband Nordostchemie e.V.) which concludes collective bargaining agreements with the trade union IG BCE and to maintain membership for a period of at least twenty-four (24) months after the Closing Date.

The rights and obligations under this Section 12.10 shall apply accordingly for the Purchaser 1 with respect to the Individually Transferred Employees except for the obligation to join the employers' association of the chemical industry (Arbeitgeberverband Nordostchemie e.V.). The Sellers and the Purchaser 1 agree as a contract to the benefit of the Individually Transferred Employees (Vertrag zugunsten Dritter) that the Purchaser 1 will apply the collective bargaining agreements to the Individually Transferred Employees, provided they are no German Non-Tariff Employees, as if the Purchaser 1 were a member of the employers' association for a period of at least twenty-four (24) months after the Closing Date.

12.11	Information and consultation of employee representatives

The Seller 2 shall take all necessary or appropriate actions with respect to any requirements under applicable local law, in particular sections 106 and 111 of the German Works Constitution Act (Betriebsverfassungsgesetz), for informing the applicable employee representatives in relation to the matters contemplated by this Agreement. Purchaser 2 shall, and shall procure that its Affiliates shall, upon request of Seller 2 and its representatives, respectively, shall cooperate to fulfill such requirements and in particular provide such information and engage in such notifications, discussions, negotiations or consultations with such employee representatives as required by applicable local law and/or as agreed between the Parties. The Purchaser 2 shall, and shall cause its Affiliates to, indemnify and hold harmless the Seller 2, and each of its representatives from all costs, damages or other financial disadvantages arising from Purchaser 2 or its Affiliates' failure to reasonably cooperate with the Seller 2 or any of its representatives to inform any employee representatives.

12.12	Pensions liabilities and trust arrangements

12.12.1The Purchaser 2 is obliged to assume and indemnify the Sellers from all liabilities expenses, costs and disadvantages (for the avoidance of doubt, no Tax-related disadvantages arising at the level of the Sellers, including such in connection with their transfer to the Purchaser 2, shall be covered) relating to all pension liabilities with regard to the Transferred Employees of Seller 2 and its relevant Affiliates, provided they do not exercise their right to object to the transfer of their employment. To the extent required by applicable local law, and subject to the consent of the Individual Transferred Employees pursuant to Section 4 of the German Pension Act (Betriebsrentengesetz), if applicable, the Purchaser 2 shall, as of the Closing Date, assume the accrued pension liabilities (which, for the avoidance of doubt, shall include all deferred compensation (Entgeltumwandlung) payable on or in connection with retirement, however except for claims relating to long-time working time accounts (Langzeitkonten) and partial-retirement saving accounts (Altersteilzeitkonten) with respect to the Transferred Employees under the relevant existing pension schemes referred to in Schedule 12.12.1 ("Pension Schemes"), regardless of whether the pension entitlements (Versorgungsanwartschaften) of the Transferred Employees are vested or not.

12.12.2Subject to Closing, the Purchaser 2 shall, as soon as practically possible after the Closing Date, enter into contractual arrangements with Generali Deutschland Pensionsfonds AG, Proxalto Lebensversicherung AG and Allianz Lebensversicherung AG with respect to pension liabilities under the plan "BVR 2005" applicable to the Transferred Employees, which arrangements shall be similar to the existing contractual arrangements. If, however, Generali Deutschland Pensionsfonds AG, Proxalto Lebensversicherung AG and Allianz Lebensversicherung AG demand higher fees as under the current contractual arrangements, the Purchaser 2 is entitled to replace these by other contractual arrangements to the extent that such replacement is compliant with applicable law and the terms for pension benefits are not changed to the detriment of the

Transferred Employees in violation of Section 12.10.3 including, for the avoidance of doubt, its exceptions.

12.12.3With regard to the Transferred Employees – provided they do not exercise their right to object to the transfer of their employment–, the Purchaser 2 shall subject to Closing, continue the relevant pension schemes and plans or, if this is not permissible or possible, replicate the existing pension arrangements for or offer a comparable pension scheme, plan or insurance to the Transferred Employees on materially comparable terms and conditions as before the Closing Date.

12.12.4With regard to the Transferred Employees– provided they do not exercise their right to object to the transfer of their employment – and subject to Closing, the Purchaser 2 and the Seller 1 shall, or shall cause one of its Affiliates to, use commercially reasonable efforts to obtain consent from the relevant pension carrier or third-party insurance provider in order to transfer all direct insurance policies and contracts (Direktversicherung) and individual pension liability insurance policies and contracts (Rückdeckungsversicherung) with regard to pension liabilities assumed by the Purchaser 2, it being understood that commercially reasonable efforts do not include any payment in excess of market-practice administrative fees for the change of the contract party. To the extent permitted by applicable law and the terms of the applicable insurance contracts, and subject to the consent of the relevant insurance provider, the Purchaser 2 shall assume the transferred pension insurance contracts with discharging effect for the Sellers. Seller 2 shall pay insurance premiums with respect to the applicable insurance policies and contracts due in respect of the period prior to the Closing Date. Seller 2 is legally required to protect certain accrued claims of the Transferred Employees with regard to old-age part-time (Altersteilzeit) and long-term working time accounts (Langzeitarbeitskonten) against insolvency risks. For this purpose, Seller 2 (directly or through an Affiliate) agreed contractual trust arrangements with the trustees R+V GmbH and Deutsche Treuinvest Stiftung providing such insolvency protection.

12.12.5After the Closing Date, Seller 2 may require Deutsche Treuinvest Stiftung to transfer that part of the value of the trust assets accrued at the Closing Date as a cash payment which corresponds to the share of the partial obligations securing insolvency protection attributable to the trust assets for the Transferred Employees to the new trustee of Purchaser 2 pursuant to section 11 of the Trust Agreement with Deutsche Treuinvest Stiftung to Protect Old-Age Part-Time Value Credits. The Purchaser 2 shall evidence to Seller 2 and Deutsche Treuinvest Stiftung that Deutsche Treuinvest Stiftung or a third-party trustee have concluded new contractual trust arrangements with the Purchaser 2 in accordance with the requirements of section 11 of the Trust Agreement with Deutsche Treuinvest Stiftung to Protect Old-Age Part-Time Value Credits. Seller 2 will then instruct Deutsche Stiftung Treuinvest to determine the plan assets attributable to the Transferred Employees at the Closing Date and to transfer the value of the trust assets as a cash payment to the new trustee of the Purchaser 2 within two (2) months after the Closing Date.

12.12.6After the Closing Date, Seller 2 may require R+V Treuhand GmbH to split and transfer individual insurances securing insolvency protection attributable to the trust assets accrued at the Closing Date for the Transferred Employees to the Purchaser 2 pursuant to the Addendum to Trust Agreement to Long-Term Working Time Accounts dated 17/25 March 2021, subject to, if required pursuant to section 7 para. 8 of the German Social Security Code Part IV (Sozialgesetzbuch, Viertes Buch (SGB IV)), the consent of the Transferred Employees and the Purchaser 2 having concluded new contractual trust arrangements with R+V GmbH or another trustees providing a comparable level of insolvency protection for Transferred Employees as specified in the Addendum to Trust Agreement to Long-Term Working Time Accounts dated 17/25 March 2021.

12.12.7The Purchaser 2 is obligated to assume and indemnify the Sellers from all liabilities, expenses, costs and disadvantages relating to all pension liabilities with regard to the Transferred Employees and Individually Transferred Employees – provided they do not exercise their right to object to the transfer of their employment and give their consent to the transfer of their employment to the Purchaser 2, respectively – of Seller 2, Seller 3 and any Affiliate outside Germany and to continue or, if this is not permissible or possible, to replicate the current pension schemes and plans on at least comparable terms and conditions to the current pension schemes and plans. The Parties agree that all funding assets held or owned by the Sellers with respect to the transferred pension liabilities shall be transferred to the Purchaser 2. To the extent any such funding assets held by the Sellers are not transferred, for whatever reason other than stemming from the sphere of the Purchaser 2, the Sellers shall compensate the Purchaser 2 by a payment to the Purchaser 2 in the amount of the value of the funding held or owned by the Sellers assets not transferred.

12.12.8As part of the Migration Project (Section 20.2), the Sellers and any Affiliate as well as the Purchaser 2 shall use their commercially best endeavors to procure that the Purchaser 2 and its relevant Affiliate is able to enter into the required contracts and arrangements as stipulated above.

12.12.9The rights and obligations under this Section 12.12 shall apply accordingly to the Individually Transferred Employees, the Purchaser 1 in this respect, and the relevant Seller who is the employer of such Individually Transferred Employee, in each case provided that the relevant Individually Transferred Employee gives his/her consent to the transfer of their employment to Purchaser 1.

12.13	Notification of Transferred Employees

The relevant Sellers shall, or procure that an Affiliate shall, and the Purchaser 2 shall inform as soon as feasible after the Signing Date (but no later than five (5) weeks before the envisaged Closing Date) the Transferred Employees with respect to the transfer of the Business from the relevant Seller to the Purchaser 2 in accordance with section 613a para 5 BGB or applicable local automatic transfer regulations by way of information letters substantially in the form as attached in Schedule 12.13. Seller 2 shall provide a first draft of the notification letter to the Purchaser 2 no later than nine (9) weeks before the envisaged Closing Date. The Purchaser 2 shall provide Seller 2 with correct and complete information relating to the sphere of Purchaser 2 by amending the draft notification letter which is required to inform the Transferred Employees pursuant to section 613a para 5 BGB. The Purchaser 2 will provide Seller 2 with the revised information letter no later than seven (7) weeks before the envisaged Closing Date. Seller 2 and the Purchaser 2 shall each use their respective commercially reasonable efforts to obtain any required consent to or waiver of the right to object to the transfer by the Transferred Employees, provided, however, that neither Party shall be obliged under this Agreement to pay any money, render any benefit or forfeit any rights in order to obtain such consent and, further, provided that neither Party shall have the right to withdraw from or delay the Closing due to such consents or waivers not being obtained or being obtained only subject to conditions or reservations.

12.14	Data transfer payroll

Seller 1 shall, or shall cause the Sellers or relevant Affiliates to transfer, or cause the relevant pay-roll provider to transfer, any data needed for the Purchaser 2 or its Affiliates to provide payroll services onboarding to the Purchaser 2 prior to the Closing Date. To the extent required by applicable data protection laws and regulations, Seller 1 and the Purchaser 2 shall or shall procure that its respective Affiliates conclude any agreements among each other and its respective Affiliates. As required or subject to applicable law, Seller 1 shall or shall cause Seller 2 and Seller 3 or relevant Affiliates to transfer all employee records relating to the Transferred Employees on the Closing Date.

13.	PURCHASE PRICE
13.1	Purchase Price
13.1.1

The aggregate purchase price payable by the Purchasers to the Sellers in consideration for the sale and transfer of the Business ("Purchase Price") shall be a fixed amount of USD 449,400,000 (United States Dollar four hundred forty-nine  million four hundred thousand) and shall be subject to adjustment only pursuant to Section 13.1.2 or in relation to working capital levels pursuant to Section 14 – notwithstanding any VAT that might apply in addition to the Purchase Price which is dealt with under Section 15. Purchaser 1 shall be entitled to pay the Purchase Price for the account of the Purchasers to Sellers. Seller 1 shall be entitled to receive the Purchase Price for the account of the Sellers from the Purchasers; following Closing, the Sellers shall allocate the Purchase Price between themselves.

13.1.2

The Purchase Price shall be reduced by the amount which Seller 4 is entitled to receive from the non-selling shareholders of TRS and which is allocated to the shares in TRS pursuant to Section 13.2.2 in exchange for the transfer of the shares in TRS, as a consequence of those non-selling shareholders of TRS exercising their option rights or any other purchase and/or preferential rights provided for in the TRS SHA and triggered by Seller 4's intended disposal of its shares in TRS.

13.1.3

The Purchase Price shall be paid on the Closing Date as provided for in Section 18. If the Parties choose to close in accordance with Section 19.2.3 without any of the Closing Conditions pursuant to Sections 19.1.1(c) and 19.1.1(e) being satisfied, the Purchasers shall pay on the Closing Date the Purchase Price minus the amount of USD 50,000,000 ("Retained Amount") and shall pay the Retained Amount within five (5) Business Days after having learned that all of these Closing Conditions are satisfied.

13.1.4

The Purchasers shall not be entitled to exercise a right of set-off (Aufrechnung) or retention (Zurückbehaltungsrecht) with respect to its obligation to pay the Purchase Price or any parts thereof unless the Purchasers’ claim on which the Purchasers have based their right of set-off or retention have either been acknowledged by the Sellers in writing or has been determined by a final and non-appealable court judgement or arbitral award.

13.2	Purchase Price Allocation

The Purchase Price shall be allocated to the Rubber Hereditary Building Right, the TRS shares and the other Sold Assets as follows and as set out in more detail in Schedule 13.2:

13.2.1	an amount of USD 1,300,000 (United States Dollar one million three hundred thousand) shall be allocated to the Rubber Hereditary Building Right ("Rubber Hereditary Building Right Purchase Price");
13.2.2	an amount of USD 7,500,000 (United States Dollar seven million five hundred thousand) shall be allocated to the TRS shares; and
13.2.3	the remaining part of the Purchase Price shall be allocated to the Sold Assets other than the Rubber Hereditary Building Right ("Sold Assets Purchase Price").
14.	ADJUSTMENT OF THE PURCHASE PRICE IN RELATION TO WORKING CAPITAL
14.1	Immediately following the Closing Date, the Parties shall jointly instruct PricewaterhouseCoopers ("PWC") to prepare
14.1.1	a volume denominated inventory of the Sold Tangible Assets (comprising inter alia raw material and finished products but excluding spare parts) to determine Seller 2's and Seller 3's inventory working capital as set out in Schedule 14.1.1 (the "Tangible Transfer Inventory") as per the day immediately prior to the Closing Date 24:00 hrs CET, in accordance with Seller 1's currently applicable US GAAP reporting guidelines (as set out in Schedule 14.1.1). The Parties shall be given the opportunity to participate in the physical stock-take of inventory;

14.1.2

accounts as per the Closing Date of the Sold Assets' non-volume denominated working capital assets (comprising receivables, account payables, accrued expenses and other current liabilites) to determine the relevant Seller's non-volume denominated working capital as set out in Schedule 14.1.2 (the "Intangible Working Capital Accounts") for certain reference dates as per the day immediately prior to the Closing Date 24:00 hrs CET, in accordance with Seller 1's currently applicable US GAAP reporting guidelines (as set out in Schedule 14.1.2).

In the event that PWC refuses to accept the mandate, the Sellers shall determine the competent audit firm for purposes of this Section 14.1.

The instructed audit firm shall send the Tangible Transfer Inventory to the Parties within three (3) weeks after the Closing Date. To the extent that the Parties agree on the Tangible Transfer Inventory within one (1) week after receipt of the Tangible Transfer Inventory, the Tangible Transfer Inventory becomes binding. To the extent that the Parties fail to reach an agreement on the Tangible Transfer Inventory, each Party shall have the right to refer the matter to another auditing firm to be agreed between the Parties (the "Expert"). The Expert shall be instructed to determine, within thirty (30) Business Days of referral, the items still in dispute by way of a binding written expert opinion pursuant to sections 317 et seq. BGB mutatis mutandis. The costs of the Expert shall be borne pursuant to the principles set forth in sections 91 et seq. German Civil Procedure Code (Zivilprozessordnung). The results determined by the Expert shall become binding upon delivery of the expert opinion to the Parties. The Tangible Transfer Inventory resulting from this procedure is referred to as the "Binding Tangible Transfer Inventory".

If the Parties do not reach agreement on the appointment of another auditing firm within five (5) Business Days following Closing or if the chosen auditing firm refuses to accept the instruction, the auditing firm to be instructed to prepare the Tangible Transfer Inventory and the Intangible Working Capital Accounts as per the Closing Date shall be chosen by the Institute of Certified Public Accountants (Institut der Wirtschaftsprüfer) in Düsseldorf on terms reasonably acceptable to such auditing firm upon written request of either Party.

14.2

The instructed audit firm shall send the Intangible Working Capital Accounts to the Parties within six (6) weeks after the Closing Date. To the extent that the Parties agree on the Intangible Working Capital Accounts within one (1) week after receipt of the Intangible Working Capital Accounts, the Intangible Working Capital Accounts become binding. To the extent that the Parties fail to reach an agreement on the Intangible Working Capital Accounts, each Party shall have the right to refer the matter to the Expert pursuant to the mechanism set out in Section 14.1 which shall apply mutatis mutandis. The results determined by the Expert shall become binding upon delivery of the expert opinion to the Parties. The Intangible Working Capital Accounts

resulting from this procedure are referred to as the "Binding Intangible Working Capital Accounts".

14.3

If the volume of the net working capital in relation to the Sold Tangible Assets shown in the Binding Tangible Transfer Inventory exceeds a normalised volume of 37.75 kilotons or amounts to less than 37.75 kilotons, then the Purchase Price pursuant to Section 13 increases or is reduced by one (1) per kiloton of difference from the normalised volume of 37.75 kilotons multiplied by the latest available market price per kiloton at the time of Closing, as the case may be (the "Tangible WC Balance Amount"). In case of an increase of the Purchase Price, the Purchasers shall pay to the Sellers the Tangible WC Balance Amount within one (1) week after the Tangible Transfer Inventory has become binding in its entirety pursuant to Section 14.1. In case of a reduction of the Purchase Price, the Sellers shall – and the Sellers shall settle internally accordingly – pay to the Buyer the Tangible WC Balance Amount within one (1) week after the Tangible Transfer Inventory has become binding in its entirety pursuant to Section 14.1. In both cases, interest shall be paid on the Tangible WC Balance Amount as of the Closing Date at a rate of two (2) percentage points above the basis interest rate pursuant to section 247 BGB applicable at the time p.a.

14.4

If the value of the net working capital in relation to the Intangible Working Capital Accounts shown in the Binding Intangible Working Capital Accounts prepared as per the day immediately prior to the Closing Date, 24:00 hrs exceeds an amount of USD 47 million or amounts to less than USD 47 million, then the Purchase Price pursuant to Section 13 increases or is reduced by the amount of the difference as the case may be (the "Intangible WC Balance Amount"). In case of an increase of the Purchase Price due to the Binding Intangible Working Capital Accounts exceeding an amount of USD 47 million, the Purchasers shall pay to the Sellers the Intangible WC Balance Amount within one (1) week after the Intangible Working Capital Accounts has become binding in its entirety pursuant to Section 14.2. In case of a reduction of the Purchase Price due to the Binding Intangible Working Capital Accounts amounting to less than an amount of USD 47 million, the Sellers shall – and the Sellers shall settle internally accordingly – pay to the Purchasers the Intangible WC Balance Amount within one (1) week after the Intangible Working Capital Accounts has become binding in its entirety pursuant to Section 14.2. In both cases, interest shall be paid on the Intangible WC Balance Amount as of the Closing Date at a rate of two (2) percentage points above the basis interest rate pursuant to section 247 BGB applicable at the time p.a.

15.	VAT AND OTHER TAXES
15.1	German VAT

The Parties agree the following with regard to German VAT ("VAT-G"):

15.1.1

The Parties are of the view that transactions, deliveries and services agreed and performed under this agreement by Seller 2, in particular the sale and transfer of the Business respectively the Seller 2 Business and hence the Sold Assets (including the Rubber Hereditary Building Right) respectively the Seller 2 Sold Assets constitute a transfer of a going concern (Geschäftsveräußerung im Ganzen) within the meaning of section 1 para 1a UStG and therefore, should not be subject to VAT-G. Notwithstanding any deviating decision of the Tax authorities (in which case in particular Sections 15.1.5 through 15.1.7 shall apply), the Parties agree to (i) treat the sale and transfer of the Seller 2 Sold Assets accordingly as a transfer of a going concern and (ii) inform the Tax authorities about their view and treatment in due course after the Closing Date (either separately or in the process of the regular VAT-G filings including monthly advance self-assessments).

15.1.2

Seller 2 declares that it is an entrepreneur (Unternehmer) within the meaning of section 2 UStG and that the sale and transfer of the Seller 2 Business and hence the Seller 2 Sold Assets respectively are part of its business activities. The Purchasers warrant that they each are an entrepreneur (Unternehmer) within the meaning of section 2 UStG and that the Business (including the Seller 2 Business) and hence the Sold Assets (including the Seller 2 Sold Assets) are being purchased as part of its business activities; the Purchasers warrant to continue the Business (including the Seller 2 Business) with the Sold Assets (including the Seller 2 Sold Assets).

15.1.3

In the past, Seller 2 has reclaimed from the Tax authorities any VAT-G charged for goods or services that were procured and intended for use by Seller 2's businesses as input VAT-G, and Seller 2 will continue to do so for the period up to the Closing Date. The Purchasers are aware that input VAT-G adjustment periods applicable to Seller 2 are in progress, will extend beyond the Closing Date and will be assumed and continued by the Purchasers in case of a transfer of a going concern, i.e. the Purchasers will take over the input VAT-G correction items and remaining adjustment periods pursuant to section 15a UStG applicable to Seller 2. Should the Tax authorities issue any notice amending the tax assessment as regards the input VAT-G deducted by Seller 2 under section 15a UStG in relation to the Seller 2 Sold Assets due to facts and circumstances prevailing prior to the Closing Date and should the Tax authorities hold the Purchasers liable in this regard, Seller 2 shall be obliged, between Seller 2 and the Purchasers (inter se), to indemnify the Purchasers against any input VAT-G correction amounts that may have to be paid to the Tax authorities. A respective payment claim shall be due and payable in accordance with Section 15.6.4 below. If and to the extent that any input VAT-G relating to periods prior to the Closing Date relating to the Seller 2 Sold Assets and, therefore, to the Seller 2 Business as well as any supplies or services received in relation thereto has not or not fully been claimed, but is subject to an adjustment relating to a VAT-G correction occurring after the Closing Date for the benefit of the Purchasers according to section 15a UStG, such correction claim shall be made for the account of Seller 2 and the Purchasers shall pay such positive input VAT-G correction amounts to Seller 2, unless such adjustment was triggered by the Purchasers due to a change of circumstances relevant for the input VAT-G treatment after the Closing Date.

15.1.4	Seller 2 agrees to provide the Purchasers with any information and documentation required for the implementation of an actual correction of input VAT-G related to the Seller 2 Sold Assets and to submit the requisite information and documentation to the Purchasers according to section 15a para 10 UStG within two (2) months after the Closing Date.

15.1.5

As a precautionary measure (precautionary option for VAT-G in accordance with section 9.1 para 3 sentence 3 VAT-G Application Decree (Umsatzsteueranwendungserlass)), Seller 2 hereby waives the VAT-G exemption pursuant to section 4 no. 9 lit. a UStG and opts, pursuant to section 9 para 1 in conjunction with para 2 and 3 UStG, for VAT-G in relation to the sale and transfer of the Rubber Hereditary Building Right. Section 15.1.7 shall apply accordingly.

15.1.6

The Purchase Price (including the Rubber Hereditary Building Right Purchase Price) specified in this Agreement does not include VAT-G. If the sale and transfer of the Business and hence the Sold Assets or parts of it (e.g. for the Seller 2 Sold Assets) does not constitute a transfer of a going concern within the meaning of section 1 para 1a UStG, the sale and transfer of the Seller 2 Sold Assets or – if and to the extent sold, delivered or deemed delivered in Germany – any other Sold Assets forming part of the Transaction is subject to VAT; the Purchase Price to be paid to the Sellers in particular to Seller 2 shall be increased by statutory VAT (and any other comparable Tax in any other applicable jurisdiction) that may apply except where the relevant VAT would already be owed by the Purchasers under the reverse charge mechanism according to section 13b para 5 and para 2 no 3 UStG (e.g. in relation to the Rubber Hereditary Building Right) in which case such VAT shall be paid and settled by the Purchasers to the Tax authorities directly. If and to the extent any additional charges (e.g. the statutory interest in accordance with section 233a AO) will be assessed and charged to any Seller (including Seller 2), the Purchasers shall indemnify the relevant Seller (in particular Seller 2) for any amount of such charges.

15.1.7

In case and to the extent of a VAT able transaction, the Sellers agree to provide the Purchasers with due and proper invoices pursuant to sections 14 and 14a UStG, mentioning, to the extent applicable, the Purchasers’ liability to pay VAT (reverse-charge). Any VAT shown in the invoice of the relevant Seller to the Purchasers shall be due for payment no earlier than ten (10) Business Days after submission of the invoice. This Agreement does not constitute an invoice for VAT purposes.

15.1.8

The Purchasers indemnify the Sellers against ancillary charges, including interest, resulting from a treatment of the sale and transfer of the Business and/or the Sold Assets as a transaction subject to VAT.

15.1.9

The Parties are not required to submit or support any appeal against an appealable ruling or decision by the tax authorities that the sale and transfer made hereunder does in whole or in part not constitute a sale and transfer of a business as a whole.

15.2	Belgian VAT

The Parties agree the following with regard to Belgian VAT:

15.2.1	The Parties consider that Belgian VAT should, in principle, not be applicable on the transactions contemplated by Seller 4 in this Agreement due to:
(a)	a sale of Seller 4's shares in TRS being exempt from Belgian VAT in accordance with the provisions of article 44, §4, 10° of the Belgian VAT Code; and
(b)

the transfer of the Transferred Contracts by Seller 4 to a non-Belgian Purchaser that qualifies as a VAT taxable person (i.e. a B2B transaction) being considered to take place for VAT purposes in the jurisdiction in which the relevant Purchaser is established in accordance with the provisions of article 21, §2 of the Belgian VAT Code; or

(c)

the transfer of the Transferred Contracts by Seller 4 to a Belgian Purchaser that qualifies as a VAT taxable person (i.e. a B2B transaction) or to a Belgian or non-Belgian Purchaser that does not qualify as a VAT taxable person (i.e. a B2C transaction), being considered to take place for VAT purposes in Belgium in accordance with the provisions of article 21, §2 and 21bis of the Belgian VAT Code, and the fair market value of the Transferred Contracts being USD 0; or

(d)

the transfer by Seller 4 of the shares in TRS together with the Transferred Contracts being exempt from Belgian VAT in accordance with the provisions of article 11 and 18, §3 of the Belgian VAT Code due to being considered as a sale and transfer of a business as a whole in going concern.

15.2.2

The Purchase Price or any other consideration paid or payable to Seller 4 in respect of a transfer specified in this Agreement does not include Belgian VAT. If the sale and transfer of the Seller 4 Sold Assets or – if and to the extent sold, delivered or deemed delivered in Belgium – any other Sold Assets forming part of the Transaction is subject to Belgian VAT, the Purchase Price to be paid to the Sellers, and in particular to Seller 4 shall be increased by statutory Belgian VAT that may apply except where the relevant VAT would already be owed by the Purchasers under the reverse charge mechanism in which case such VAT shall be paid and settled by the Purchasers to the Tax authorities directly.

15.2.3

In case and to the extent of a Belgian VAT taxable transaction, the Sellers agree to provide the Purchasers with due and proper invoices, mentioning, to the extent applicable, the Purchasers’ liability to pay VAT (reverse-charge). Any VAT shown in the invoice of the relevant Seller to the Purchasers shall be due for payment no earlier than ten (10) Business Days after submission of the invoice. This Agreement does not constitute an invoice for Belgian VAT purposes.

15.2.4

The Purchasers indemnify the Sellers against VAT and additional charges, including interest, resulting from a treatment of the sale and transfer of the Sold Assets as a transaction subject to Belgian VAT. If and to the extent any additional charges (e.g. interest, fines, increases, etc.) will be assessed and charged to any Seller (including Seller 4), the Purchasers shall indemnify the relevant Seller (in particular Seller 4) for any amount of such charges.

15.3	Swiss VAT
15.3.1

Seller 3, Seller 5 and the Purchaser 1 shall use their best efforts to ensure that the notification procedure pursuant to art. 38 of the Swiss VAT law applies to the transfer of the Business pursuant to this Agreement. At the time of the conclusion of this Agreement, the Swiss VAT number of Seller 3 is CHE-223.013.167 MWST and the Swiss VAT number of Seller 5 is CHE-114.496.932 MWST.

15.3.2

At Closing, Seller 3, Seller 5 and the Purchaser 1 shall complete all documents to be submitted under the Swiss VAT notification procedure. After execution of this Agreement, the Seller 3 and Seller 5 are obliged to duly and timely submit these documents to the Swiss Federal Tax Administration ("SFTA") and to provide the Purchaser 1 a copy of the submitted documents. The Seller 3 and Seller 5 are not obliged to provide the Purchaser 1 with documents or records of use (i.e. the Swiss VAT history and VAT treatment) of the subject matter of purchase or copies of invoices, paid or claimed Swiss input VAT in connection with the purchase object, calculations of Swiss input VAT adjustments or Swiss input VAT depreciations or similar documents and information.

15.3.3

If, notwithstanding such efforts mentioned above, any VAT is payable on the transfer of the Business or any part thereof under this Agreement, the relevant Seller shall, upon request, provide the relevant Purchaser with a Swiss VAT compliant invoice and the relevant Purchaser shall pay to the relevant Seller the VAT due in addition to the Purchase Price, i.e. the Purchase Price is to be understood as exclusive of any VAT. Any VAT which may be payable as a result of a change in the relevant Swiss input VAT recovery rate in respect of the subject matter of purchase shall be borne by the relevant Purchaser.

15.4	German Operational Taxes etc.
15.4.1

The Notary advised the Parties on section 75 AO, under which a purchaser taking over a business as a going concern is liable for any German operational taxes or German withholding taxes triggered by any act or occurrence in the period between the beginning of the calendar year prior to the takeover and the takeover itself. In the event that claims for Seller 2's Taxes are brought against the Purchasers by the Tax authorities under section 75 AO in relation to the Seller 2 Sold Assets and/or the Seller 2 Business, as the case may be, Seller 2 agrees to indemnify the Purchasers against any such Tax liabilities originally owed by Seller 2.

15.4.2

The Seller 2 further undertakes to indemnify the Purchasers with respect to any taxes under section 11 para 2 and section 12 German Real Estate Tax Act (Grundsteuergesetz, GrStG) related to the Original Hereditary Building Right and/or the Rubber Hereditary Building Right for the period up to the Closing Date, insofar as the Purchasers are held liable for such Taxes owed by Seller 2.

15.5	Swiss Operation Taxes
15.5.1

Seller 3 and Seller 5 hereby undertake to fully compensate and indemnify Purchasers for and against any secondary liability for all Swiss Taxes and Swiss Social Security Contributions primarily owed by Seller 3 and Seller 5 relating to any time period, or part of a time period, up to and including Closing or any event which occurred on or before Closing, to the extent such Taxes and Swiss Social Security Contributions have not been paid or are not accrued or provided for in the Closing Statement and deducted from the Purchase Price, including any secondary liability of the Purchasers (if any at all) in relation to

(a)	any liability for Swiss Taxes and Swiss Social Security Contributions arising out of any act, omission, event or transaction occurring during any period up to and including the Closing Date;
(b)

any liability for, or reduction of entitlement to refunds and credits of, Swiss Taxes and Swiss Social Security Contributions arising by reference to, as applicable, capital, equity, income, profits or gains earned, accrued or received during any period up to and including the Closing Date; and

(c)	any and all Swiss VAT payable by Seller 3 and Seller 5 as a consequence of joint liability due to Swiss VAT grouping relating to any periods ending prior to or on the Closing Date.
15.6	Miscellaneous
15.6.1

In the event that Taxes are claimed from the Purchasers by the Tax authorities and the Sellers have to indemnify the Purchasers for such Taxes, the Sellers agree to provide the Purchasers upon request with all Tax-related information relating to such Tax the Purchasers may require to build a defence against the Tax authorities. The Purchasers shall be required to raise and/or file any remedies (in particular appeals (Einspruch)) or make and/or file any applications (e.g. payment deferral (Aussetzung der Vollziehung)) against the respective tax assessment notice (Steuerbescheid oder Steuerfestsetzung) or liability assessment notice (Haftungsbescheid) if requested to do so by a Seller or if timely instructions cannot be obtained from the Sellers. The Purchasers shall conduct the defence in relation to such Tax or liability notices as lawfully instructed by the relevant Seller and in good faith and using all reasonable means and defences available to it. The Purchasers shall keep the Sellers timely informed of the development of any such Tax proceedings. The Purchasers shall not settle or compromise any such

Tax proceeding or Tax claim without the prior written consent of the Sellers which shall not be unreasonably withheld, conditioned or delayed. Sellers’ consent shall be deemed if they do not submit their written comments within twelve (12) Business Days after having been informed by the Purchasers in writing about the intent to settle a tax proceeding. If the Purchasers fail to comply with their obligations, an indemnification by the Seller shall be excluded.

15.6.2

Any external costs reasonably incurred by the Purchasers in relation to tax proceedings and its defence as requested by the Seller in accordance with this Section 15.6, shall be borne by the Sellers, provided prior to the Purchasers’ engagement of an external advisor the Sellers have been consulted and granted their approval in writing.

15.6.3

Any claims under this Section 15 shall become statute-barred six (6) months after the relevant Tax assessment notice or Tax liability notice has become unappealable final and binding (formelle und materielle Bestandskraft).

15.6.4

Unless provided for otherwise, claims under this Section 15 shall fall due three (3) Business Days prior to the due date of the Taxes payable to the tax authorities if and to the extent that the claims are based on a payment obligation to the Tax authorities, but no earlier than ten (10) Business Days after a copy of the underlying Tax assessment notice being submitted to the Party obliged to pay.

16.	UNDERTAKING OF PURCHASER 1 AS GUARANTOR

Purchaser 1 hereby guarantees to the Sellers by way of an independent guarantee pursuant to section 311 para. 1 German Civil Code (BGB) the full and punctual performance of all obligations and undertakings of the Purchaser 2 and Purchaser 3 under or in connection with this Agreement in the manner provided for in this Agreement. To the same extent this guarantee covers the full and punctual performance of all obligations and undertakings under or in connection with the agreements forming Schedules to this Agreement, whether these are entered into by the Purchaser 2 or Purchaser 3 or any other party designated by the Purchasers, including the Rubber Hereditary Building Right Agreement, the Supply Agreement as well as the Services Agreement. The Purchaser 1 hereby waives any rights which it may have to require the Sellers to proceed first against or claim specific performance from the Purchaser 2 or Purchaser 3 to the effect that as between the Purchaser 2 and Purchaser 3 and the Purchaser 1 the latter shall be liable as principal debtor as if it had entered into the undertaking to fulfill any obligation under this Agreement. In case of a breach of the obligations under this Section 16, statutory law shall apply.

17.	BANK GUARANTEES

Immediately upon signing of this Agreement, the Purchaser 1 submits to the Sellers, as security for its payment obligations regarding the Break Fee and the Purchase Price payable pursuant to Section 21.2.6(a), unconditional and irrevocable bank guarantees of one or several international reputable banks upon first demand (selbstschuldnerische Bankbürgschaft auf erstes Anfordern) up to an aggregate amount equal to the Purchase

Price payable pursuant to Section 21.2.6(a), which shall correspond to the drafts attached as Schedule 17 ("Bank Guarantees").

18.	PAYMENT TERMS
18.1

The Purchasers shall pay any amounts payable by the Purchasers to the Sellers under this Agreement to the following bank account of Seller 1 or any other bank account communicated by the Sellers in writing at least five (5) Business Days prior to payment ("Sellers' Account"):

Account holder:	Trinseo S.A.
IBAN:	DE20500700100178176403
Bank:	Deutsche Bank AG
SWIFT-BIC:	DEUTDEFF

18.2

The Sellers shall pay any amounts payable by the Sellers to the Purchasers under this Agreement to the following bank account of the Purchaser 1 or any other bank account communicated by the Purchasers in writing at least five (5) Business Days prior to payment ("Purchaser's Account"):

Account holder:	Synthos Spółka Akcyjna
IBAN:	PL 09 1020 2430 0000 8402 0053 1962
Bank:	Bank PKO Bank Polski SA
SWIFT-BIC:	BPKOPLPW

18.3	If any payment under this Agreement falls due on a day which is not a Business Day, such payment will be payable on the next Business Day.
18.4	As for the timelines of payments under this Agreement, the day on which it is credited to the bank account of the respective Party is decisive.
18.5

All payments under this Agreement are to be made free of all Taxes, bank charges and other deductions by wire transfer of immediately available funds unless and to the extent any withholding tax or deduction is required by mandatory law in which case the payment shall be grossed up to leave the receiving party in the same position as if no withholding or deduction would have been required.

18.6

If and to the extent any payment under this Agreement is not made in full when due, the outstanding amount shall bear default interest at a rate of seven percent (7%) above the base rate pursuant to section 247 BGB per annum (calculated on a 360 days basis) from and including the date on which the amount was due and payable until (but excluding) the day of actual payment. The Parties retain the right to claim further default damages.

18.7

Payments from the Sellers to the Purchasers or a third party designated by the Purchasers that are made on the basis of this Agreement will be regarded as a reduction of the Purchase Price for Tax purposes and vice versa.

19.	CONDITIONS PRECEDENT FOR CLOSING
19.1	Closing Conditions
19.1.1

The Parties shall effect the transfer of the Sold Assets in rem ("Closing") by performing, or procuring the performance of, the Closing Actions (as defined in Section 21.2) on the Closing Date (as defined in Section 21.1.1), subject to the following conditions precedent (aufschiebende Bedingungen) ("Closing Conditions"):

(a)

the written confirmation of the Competent Merger Control Authorities that the transaction set out in this Agreement may be lawfully consummated according to the respective merger control laws ("Merger Control Clearances");

(b)

written confirmation of Seller 4 that it has completed the processes provided for in the TRS SHA in respect of “Option Rights” of the non-selling shareholders of TRS (as defined in the TRS SHA) or any other purchase and/or preferential rights provided for in the TRS SHA and triggered by Seller 4's disposal of its shares in TRS, irrespective of the individual outcome, i.e. irrespective of whether the co-shareholders exercise their respective rights under the TRS SHA;

(c)

registration of the Original Hereditary Building Right in relation to the amendments no. 1-5 to the Original Hereditary Building Right in the relevant land register being effected, or in the event such registration has not been effected by the agreed Closing Date, the notary in charge of effecting registration of the Original Hereditary Building Right has issued an official confirmation (Notarbestätigung) that he is not aware of any circumstances that would prevent such registration, whereby the issuance of the tax clearance certificate (steuerliche Unbedenklichkeitsbescheinigung) shall not constitute such circumstance;

(d)

consent of Dow Olefinverbund GmbH in relation to the partition of the Original Hereditary Building Right and the sale and transfer of the Rubber Hereditary Building Right by signing or approving the Rubber Hereditary Building Right Agreement (Schedule 8.1) in the proper form;

(e)

registration of the Rubber Hereditary Building Right in the relevant land register being effected, or in the event such registration has not been effected by the agreed Closing Date, the notary in charge of effecting registration of the Rubber Hereditary Building Right has issued an official confirmation (Notarbestätigung) that he is not aware of any circumstances that would prevent such registration, whereby the issuance of the tax clearance certificate (steuerliche Unbedenklichkeitsbescheinigung) shall not constitute such circumstance.

19.1.2

The Parties shall notify each other in writing without undue delay (unverzüglich) of (i) any of the Closing Conditions having been fulfilled and/or (ii) the definitive (endgültig) failure of any of the Closing Conditions to be fulfilled. The Parties undertake vis-à-vis each other not to withhold the confirmations referred to in Section 19.1.1 unreasonably and the Purchasers undertake to take all steps and measures required from their side with regard to the partition (Teilung) of the Original Hereditary Building Right and the subsequent sale and transfer of the Rubber Hereditary Building Right (in particular, proceeding to notarisation of the Rubber Hereditary Building Right Agreement upon ten (10) Business Days prior notice from the Seller 2). The Seller 2 undertakes to take all steps and measures required from its side with regard to the partition (Teilung) of the Original Hereditary Building Right and the subsequent sale and transfer of the Rubber Hereditary Building Right (in particular, proceeding to notarisation of the Rubber Hereditary Building Right Agreement).

19.1.3

For the avoidance of doubt, the Parties acknowledge and agree that the Closing Conditions set out in this Section 19.1 shall be the only conditions to Closing, and no Party shall be entitled to refrain from taking the Closing Actions to be taken by it for any reason other than the non-satisfaction of the Closing Conditions or failure by the other Party to take the Closing Actions to be taken by it in accordance with Section 21.2.

19.2	Waiver of Closing Conditions
19.2.1	The Purchasers may (fully or partially) waive the Closing Conditions set out in Section 19.1.1(c) and 19.1.1(e), by giving written notice to the Sellers and the officiating notary.
19.2.2	To the extent legally permitted, the Parties may waive in writing any of the other Closing Conditions only jointly.
19.2.3

After the Closing Conditions pursuant to Sections 19.1.1(a), 19.1.1(b) and Section 19.1.1(d) being satisfied, upon request of the Sellers, the Purchasers shall waive the Closing Conditions pursuant to Sections 19.1.1(c) and 19.1.1(e). In this case Section 13.1.3 shall apply.

19.2.4

The effect of a waiver shall be limited to eliminating the need for the satisfaction of the Closing Condition with respect to Closing that was waived and shall not limit or in any way prejudice any claims either Party may have on the basis of any circumstances relating to the non-satisfaction of such Closing Condition, including rights to damages and specific performance.

20.	ACTIONS PRIOR TO CLOSING / PRE-CLOSING COVENANTS
20.1	General

Following the Signing Date, the Sellers and the Purchasers undertake to use their respective best efforts to execute all documents and to take all actions as are within their respective power and as may be reasonably required to carry out the provisions of this Agreement and the transactions contemplated herein. Each Party shall cooperate in good faith to consummate the transactions contemplated pursuant to this Agreement.

Sellers shall consider in good faith requests by the Purchasers to provide to Purchasers and its Affiliates such own personnel, internal resources, support, access to internal and external suppliers, licensors and vendors, assistance and information, which is reasonably requested and required by Purchasers (i.e., which cannot be reasonably provided by Purchasers or their Affiliates through own personnel, internal resources and/or external advisors) for the sound and diligent planning and implementation of each of the transactions contemplated under this Agreement and the smooth transition of the Business to the Purchasers, inter alia to enable a transition of IT and Required Functions.

20.2	Migration Project

Without prejudice to the generality of Section 20.1, to the extent possible and permissible under applicable law, between the Signing Date and the Closing Date, Sellers and Purchasers shall in good faith negotiate and agree on the steps and tasks to be reasonably taken by Sellers and Seller's Affiliates on the one hand and Purchasers or Purchasers’ Affiliates on the other hand to achieve, as of or immediately after the Closing Date, a full separation of the Business from the Sellers and to allow certain services and functions that prior to the Closing Date are provided to the Business by the Sellers and/or their Affiliates and/or third party service providers of any of them to be transferred to and/or taken over by one or more Purchasers, their Affiliates or a third party service provider ("Migration Project") on the basis of a reasonably detailed draft project plan to be jointly developed by Sellers and Purchasers no later than twelve (12) weeks from the Signing Date. A draft project plan setting forth all steps and tasks to be reasonably taken to achieve a full migration of the data pertaining to the Business held, stored or processed on IT Systems of Sellers or a Seller's Affiliate or a third party service provider is contained in Schedule 20.2. Sellers shall allocate one or more suitable contact persons with required expertise for the coordination of the Migration Project and ensure (steht dafür ein) that such person(s) is/are available to coordinate and implement the Migration Project. It is understood that such Migration Project shall not take longer than eight (8) months ("Migration Finalization Date"). To the extent the Migration Project is not implemented by the Migration Finalization Date, the Parties shall discuss in good faith a prolongation of the Migration Project based on the principles of this Section 20.2 and the principles set out in Schedule 20.2. Either Party shall bear the costs incurred by it and its Affiliates in the implementation of the Migration Project.

20.3	Ancillary Agreements

Prior to or on the Closing Date, the Parties shall duly execute the following agreements

20.3.1	Assignment Agreement regarding the Assigned Site Services between Seller 2 and Purchaser 2;
20.3.2	Supply Agreement;
20.3.3	Services Agreement; and
20.3.4	lease agreement in relation to B60 in accordance with the key terms set forth in Schedule 8.1.

20.4	Conduct of Business
20.4.1	In General

Pending Closing and save to the extent permitted under this Agreement or required for the consummation of the transactions contemplated under this Agreement, the Sellers shall cause the Business to be managed in all material respects in the ordinary course of the Business operations in compliance with good industry practice and consistent with past practice. Such ordinary course of the Business operations shall comprise expenditures under the 2021 capital expenditure plan and, if Closing takes place in 2022, under the 2022 capital expenditure plan.

20.4.2	Restricted Actions

Unless provided in this Agreement and without limiting the generality of Section 20.4.1, the Sellers shall not – to the extent it concerns the Business – without the prior written consent of the Purchasers (such consent not to be unreasonably withheld, delayed or conditioned) (or, if applicable merger control laws do not so permit, without prior consultation of the Purchasers) do or agree to do any of the following from the Signing Date through to the Closing Date and/or unless required to fulfil the obligations under the ROI and SP pursuant to Section 12.9:

(a)	sell, lease, license, transfer or otherwise dispose of any Sold Asset,
(b)

engage in any real property transactions, specifically the purchase, acquisition, encumbrance, sale or divestment of the Original Hereditary Building Right and/or the Rubber Hereditary Building Right unless set forth in Schedule 8.1 or with the Purchasers’ prior written consent,

(c)	grant, create or allow to be created any Lien over any of the Sold Assets or Transferred Contracts other than any Lien arising by operation of law exceeding USD 250,000,
(d)	other than in accordance with past practice terminate or amend any Transferred Contract,
(e)

other than in accordance with past practice enter into any enterprise agreement within the meaning of Sections 291 and 292 AktG or comparable agreements under other jurisdictions impacting the Transaction or the Business;

(f)	other than in accordance with past practice enter into any contract with liabilities attached to the Sellers exceeding USD 500,000,
(g)

other than in accordance with past practice other than in accordance with existing agreements or other than in accordance with past practice, amend, waive or cancel any material right under any employment contract with any Transferred Employee or Individually Transferred Employee or terminate any employment contract with any Transferred Employee or Individually Transferred Employee other than for cause,

(h)

enter into an employment or similar contract with any person with an annual gross base salary in excess of USD 150,000, and, in the event such employment or similar contract shall be concluded as consequence of the exercise of the Right to Replacement, the gross base salary of the replaced employee, respectively,

(i)	enter into a works council agreement, collective bargaining agreement or similar agreement with any employee representative body, including, but not limited to, works councils and unions,
(j)

grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any Transferred Employees or Individually Transferred Employee, other than one-time retention bonus payments solely made in relation to the consummation of the Transaction or any increase of compensation in the ordinary course of business (regular salary increase) or based on collective agreements or other agreements existing prior to the Signing Date,

(k)	take any measures pursuant to the German Reorganisation Act (Umwandlungsgesetz),
(l)

abandon, or permit to expire or be cancelled, any of the patents, patent applications, trademark registrations or applications, or included in the Sold Intellectual Property Rights, or otherwise fail to make any payment when due for the filing, issue, registration, renewal, maintenance or other official registry fees for such Sold Intellectual Property Rights,

(m)	agree, whether or not in writing, to do any of the foregoing.
20.4.3	Supply/customer contracts

To the extent legally permitted, the Sellers shall or shall cause that the contracts with suppliers and customers for the Business for the year 2022 which will be negotiated and concluded prior to Closing by the Sellers shall be negotiated and concluded at arm’s length terms and in good faith by the Sellers taking into account the future ownership of the Business of the Purchasers as of Closing. In particular, the Sellers shall make best efforts that the terms of such contracts shall not materially deteriorate compared to the terms of the current contracts with such suppliers and customers (inter alia regarding pricing and volumes).

20.5	Insurance Coverage
20.5.1

The Sellers shall ensure that the Business remains insured until the Closing Date in substantially the same manner as it is insured on the Signing Date and that all premiums due under such insurance policies are duly and timely paid.

20.5.2

The Purchasers are aware that in principle from the expiry of the Closing Date, the Business covered by group insurance programs entered into by the Sellers will cease to be insured under such programs, it being understood that the Sellers shall not be liable to get any insurance coverage for any facts, matters, or events which happen after the Closing Date. The Purchasers may enter into new insurance contracts with regard to the Business as the Purchasers may deem necessary and appropriate. Sellers agree to support Purchasers in structuring and setting up an appropriate insurance program as reasonably requested by Purchasers and to provide Purchasers with all information reasonably necessary in this respect. Seller confirms and procures (dafür einstehen) that the insurance coverage provided to the Business under the group insurance programs covers any risks relating to the period prior to the Closing Date to the same extent that such risks are covered on the Signing Date.

20.6	Release of Collateral over Sold Assets

To the extent that Sold Assets are pledged or otherwise encumbered under existing facility agreements of the Sellers or any of their Affiliates, the Sellers undertake to effect the release of such collateral no later than by the Closing Date and to obtain the Bank Release Letter (as defined in Section 21.2.3(h) below) (the "Bank Release"), and the Purchasers explicitly agree to such Bank Release to be effected between Signing Date and Closing Date as set forth herein.

20.7	Notification to the Belgian Tax Authorities

If, and to the extent that the sale and transfer by Seller 4 can be considered as a transfer of a universality of assets that allows for the preservation of clients of the business:

20.7.1

Seller 4 shall indemnify and defend the Purchasers for and against any claims made by the competent Tax authorities against the Purchasers as purchaser of the Assets pursuant to Article 50 of the Belgian Code on the recovery of tax and non-tax receivables, Article 41quinquies of the Belgian Act of 27 June 1969 revising the Act of 28 December 1944 concerning the employees' social security scheme, Article 16ter of the Belgian Royal Decree No. 38 of 27 July 1967 on the social status of self-employed persons, and Article 3.12.1.0.14 of the Flemish Tax Code (including for any Losses incurred by the Purchasers in connect with such claims).

20.7.2

The indemnification obligations of Seller 4 under Section 20.7.1 shall not apply to the extent that i) Seller 4 has provided the Purchasers on the Closing Date with certificates in accordance with, respectively, Article 50 of the Belgian Code on the recovery of tax and non-tax receivables, Article 41quinquies of the Belgian Act of 27 June 1969 revising the Act of 28 December 1944 concerning the employees' social security scheme, Article 16ter of the Belgian Royal Decree No. 38 of 27 July 1967 on the social status of self-employed persons, and Article 3.12.1.0.14 of the Flemish Tax Code, not having a date of more than twenty-five (25) Business Days prior to the Closing Date (the "Tax Certificates") and ii) Seller 4 has notified a duly certified copy of this agreement together with the Tax Certificates (which may not have a date of more than thirty (30) Business Days prior to the date of such notification) to the competent Tax authorities in accordance with Article 50 of the Belgian Code on the recovery of tax and non-tax receivables, Article 41quinquies of the Belgian Act of 27 June 1969 revising the Act of 28 December 1944 concerning the employees' social security scheme, Article 16ter of the Belgian Royal Decree No. 38 of 27 July 1967 on the social status of self-employed persons, and Article 3.12.1.0.14 of the Flemish Tax Code.

20.7.3

Within five (5) Business Days from the date of this Agreement, Seller 4 shall notify a duly certified copy of this Agreement together with the Tax Certificates (which may not have a date of more than thirty (30) Business Days prior to the date of such notification) to the competent Tax authorities in accordance with Article 50 of the Belgian Code on the recovery of tax and non-tax receivables, Article 41quinquies of the Belgian Act of 27 June 1969 revising the Act of 28 December 1944 concerning the employees' social security scheme, Article 16ter of the Belgian Royal Decree No. 38 of 27 July 1967 on the social status of self-employed persons, and Article 3.12.1.0.14 of the Flemish Tax Code.

For the avoidance of doubt, failure of Seller 4 to provide such Tax Certificates to the Purchasers, on the Closing Date, shall not prevent Closing from taking place, but shall only lead to the applicability of Section 20.7.1 in accordance with the terms thereof.

21.	CLOSING
21.1	Closing Date
21.1.1

The Parties shall consummate in rem (dinglich vollziehen) the legal transactions stipulated in this Agreement on the last Business Day of the month in which the day falls on which all of the Closing Conditions are satisfied or, where permitted, waived or any other day as agreed in writing or by email between the Parties. If the date on which all of the Closing Conditions are satisfied or, where permitted, waived is less than ten (10) Business Days away from the last Business Day of such month, Closing shall occur on the last Business Day of the following month. The date on which the Closing is supposed to occur in accordance with the foregoing sentence is hereinafter referred to as the "Scheduled Closing Date" and the date on which the Closing actually takes place, shall be referred to as the "Closing Date".

21.1.2

The Closing shall take place in the offices of Clifford Chance Partnerschaft mit beschränkter Berufshaftung in Frankfurt am Main at 10:00 hrs CET, unless the Parties agree in writing or by email on a different time, date or location.

21.2	Closing Actions

On the Closing Date, the Parties shall perform, or shall procure the performance of, the following actions ("Closing Actions") in each case simultaneously (Zug-um-Zug):

21.2.1	Sellers shall provide the signed bring down declaration substantially in the form as set out in Schedule 21.2.1.

21.2.2	The relevant Seller and the relevant Purchaser shall deliver to each other copies of the following duly executed agreements:
(a)	the Supply Agreement, in the form as attached hereto in Schedule 11.2; and
(b)	the Services Agreement, in the form as attached hereto in Schedule 11.3;
(c)	the lease agreement in relation to B60 in accordance with the key terms set forth in Schedule 8.1.
21.2.3	The relevant Seller shall deliver (in physical or electronic form, as applicable) to the relevant Purchaser:
(a)	list of Sold Tangible Assets as set out in Schedule 5.1, updated as per the Closing Date;
(b)	originals or copies of the Transferred Contracts;
(c)	the employee records of the Transferred Employees as further set out in Section 12.14;
(d)	the Business Records and all other documents, files and data referred to in Section 5.1.2;
(e)	the documents, files and data (including the recipes) listed in Schedule 7.1;
(f)

list of Transferred Employees and Individually Transferred Employees of Seller 2, Seller 3 and relevant Affiliates to be transferred as set out in Schedule 12.1 and Schedule 12.2, each updated as per the Closing Date;

(g)	the conclusion of the ROI and SP pursuant to Section 12.9;
(h)	written confirmation that the respective Sellers have taken all necessary steps as set out in Schedule 20.2 to implement the IT transition;
(i)

a copy of the confirmation by or on behalf of the relevant financing bank (or similar release documentation) that all collateral provided by the relevant Sellers in relation to the Sold Assets has been fully released or will be fully released upon receipt of the Purchase Price by the Sellers (the "Bank Release Letter"); and

(j)

such other documents, instruments and transfer agreements, including notarial and other deeds, as the Purchasers may have reasonably requested prior to the Closing Date for the purpose of consummating the transaction contemplated by this Agreement.

21.2.4

The relevant Sellers shall transfer to the relevant Purchaser with effect as of the Closing Date all Sold Tangible Assets and all Sold Intellectual Property Rights in accordance with the transfer and assignment declarations substantially in the form as attached hereto in

Schedule 21.2.4 (except with respect to the transferred patents and trademarks which shall be transferred in the form of Schedule 7.4), that will contain the relevant Sellers' and the relevant Purchaser's agreement in rem (dingliche Einigung). If third parties have reservations of title in relation to Sold Tangible Assets, or the ownership of Sold Tangible Assets is transferred by way of security, the relevant Seller shall transfer the relevant expectancy rights (Anwartschaftsrecht) on the Sold Tangible Assets instead of the ownership. On the Closing Date, the relevant Seller shall grant the relevant Purchaser possession of the Sold Tangible Assets to the extent legally possible and practicable. The relevant Purchaser shall take possession of the Sold Tangible Assets. To the extent to which the relevant Purchaser will not yet receive possession or the right of disposition of individual Sold Tangible Assets on the Closing Date, the relevant Seller shall keep them safe for the account of the relevant Purchaser from this time onwards, free of charge. The relevant Seller shall transfer to the relevant Purchaser its rights to recover possession to those Assets that are in the possession of third parties. The relevant Seller shall properly inform third parties about the transfer of title, claims and other rights.

21.2.5	To the extent these were physically provided to the Sellers, the Sellers shall show to the Purchasers the originals of the Bank Guarantees ("Original Bank Guarantees").
21.2.6	The Purchasers shall:
(a)

pay the Purchase Price in accordance with Section 13.1 (in the case of Section 13.1.3, the Purchase Price minus the Retained Amount) into the Sellers' Account, whereas Purchaser 1 shall be entitled to pay the Purchase Price (in the case of Section 13.1.3, the Purchase Price minus the Retained Amount) for the account of the Purchasers to Sellers; and

(b)	take the necessary steps to accept the transfer of the Sold Tangible Assets.
21.2.7

The Sellers shall deliver the Original Bank Guarantees to the Purchasers or, to the extent the Bank Guarantees were delivered to the Sellers via authenticated SWIFT message, the Sellers shall return them to the Purchasers via authenticated SWIFT message.

21.3	Further Declarations and Actions

On the Closing Date or at other agreed times, the Sellers and the Purchasers shall provide all further declarations and perform all further acts that may be reasonably required by the other and are necessary or appropriate to achieve the legal and economic effects stipulated in this Agreement, in particular to achieve the transfer of the Sold Assets.

21.4	Closing Memorandum

Immediately after all Closing Actions have been taken, the Parties shall execute a closing memorandum in writing to be agreed in good faith confirming that (i) the Closing Conditions have been fulfilled or duly waived, as the case may be, (ii) the Closing Actions have been taken or duly waived, as the case may be, and (iii) Closing has taken place in accordance with this Agreement ("Closing Memorandum"). The legal effect of the Closing Memorandum shall be to serve as irrefutable (unwiderleglich) evidence that all Closing Conditions have been fulfilled or duly waived, all Closing Actions have been taken or duly waived, as the case may be, and that Closing has occurred. However, the execution of the Closing Memorandum shall not limit or prejudice any rights of the Parties arising under or in connection with this Agreement or under applicable law.

21.5	Waiver of Closing Actions

The Purchasers shall be entitled to waive by written notification to Sellers the Closing Actions set forth in Section 21.2.3. All other Closing Actions can only be jointly waived by the Parties in writing. Any such waiver shall not prejudice any rights or remedies which may be available to the waiving Party under or in connection with this Agreement and may include a requirement that the relevant Closing Action (or parts thereof) shall be fulfilled as soon as possible, and the waiving Party shall be entitled to request such due performance after the Closing Date

21.6	Non-performance of Closing Actions

If any of the Closing Actions shall not have been performed by one Party, without prejudice to any remedies available, the other Party shall be entitled, in its discretion, to specify a new Closing Date (being a Business Day not more than five (5) Business Days after the Scheduled Closing Date), in which event the provisions of Section 21 (except for this Section 21.6) shall apply to the Closing so deferred. The Parties agree that this right shall not exist if the Closing Actions have not been fully, but have been substantially completed, e.g. in the event that substantially all employee records and Business Records have been handed over.

21.7	Obligation to Close

Each Party shall use reasonable endeavours to ensure that the Closing Conditions will be satisfied as soon as practicable after the Signing Date and shall be obliged to take the respective Closing Actions for which it is responsible or procure that the Closing Action will be performed on the Scheduled Closing Date unless a Party is entitled to terminate the Agreement, in particular pursuant to Section 26.

22.	POST-CLOSING UNDERTAKING
22.1

Immediately after the Closing Date, but no later than two (2) months after the Closing Date, the Purchasers shall procure that all register entries at public registers in relation to any filed or registered Sold Intellectual Property Rights which have been pledged or otherwise encumbered under facility agreements of the Sellers or any of their Affiliates and in respect of which a Bank Release Letter has been issued will be updated to correctly reflect such release. The Sellers shall use reasonable efforts to support the

Purchaser’s actions under this Section 22.1 (e.g. by providing any required information or documentation).

22.2

The Purchasers shall provide the Sellers upon their request with a copy of each of the registrations updated in accordance with Section 22.1 or similar evidence that the corrections to the relevant registers have been effected.

23.	SELLERS' WARRANTIES

The Sellers hereby jointly and severally warrant by way of an independent promise of guarantee (selbständiges Garantieversprechen) pursuant to section 311 para. 1 BGB and subject to any limitations contained in this Agreement, including the respective Schedules and the limitations set out in Section 25, to the Purchasers that the statements set forth in this Section 23 (each a "Sellers' Warranty" and collectively the "Sellers' Warranties") are correct, complete and not misleading, in each case as of the Signing Date (except for such Sellers' Warranties that are made as of the Signing Date and the Closing Date, which shall speak as of the Signing Date and the Closing Date, unless expressly stated otherwise in the bring down declaration pursuant to Section 21.2.1).

For the purposes of this Agreement, "Knowledge of the Sellers" shall mean the actual knowledge (positive Kenntnis) or absence of knowledge due to gross negligence (grob fahrlässige Unkenntnis) of one or more of Angelo Chaclas, Scott Moore, Juha Jokinen, Bee van Kessel and Anna Yedes ("Knowledge Bearers"). Any Sellers' Warranty which is qualified by the Knowledge of the Sellers is given only as of the Signing Date.

The Sellers do not give any warranties other than those set forth in this Section 23 and none of the Sellers' Warranties shall be construed as a quality agreement (Beschaffenheitsvereinbarung) within the meaning of section 434 para. 1 BGB, nor a warranty of condition (Beschaffenheitsgarantie) within the meaning of section 444 BGB but a contractual liability regime of its own kind (vertragliches Haftungsregime sui generis). The Purchasers acknowledge that the Sellers do not assume responsibility for the accuracy of any forecasts, estimates, projections and/or statements of opinion made available to the Purchasers.

23.1	Corporate Existence

As per the Signing Date and the Closing Date, each of the Sellers is duly incorporated, organized and validly existing under the laws of their respective jurisdiction of incorporation.

23.2	Authority

As per the Signing Date and the Closing Date,

23.2.1

the Sellers have the full corporate and legal power and authority to enter into this Agreement and to carry out the transactions contemplated hereunder. This Agreement has been duly executed by or in the name and on behalf of the Sellers and constitutes their legal, valid and binding obligations, enforceable under German law against the Sellers in accordance with its terms;

23.2.2

save for any merger control clearances and the consent of two beneficiaries of rights registered in section II of the land register in relation to the pending registration of contractually agreed extensions of the Original Hereditary Building Right, the consent of Dow Olefinverbund GmbH in relation to the partition of the Original Hereditary Building Right and the sale and transfer of the Rubber Hereditary Building Right Agreement, the execution and performance of this Agreement by the Sellers do not require any approval or consent by any governmental authority, public agency or other third party and do not violate any applicable law or decision by any court or governmental authority or public agency binding on the Purchasers; and

23.2.3

the execution, delivery and performance by the Sellers of this Agreement and the consummation by them of the transactions contemplated by this Agreement do not violate (i) the articles of association or by-laws of the Sellers or (ii) any applicable law, rule, regulation, judgment, injunction or decree binding on the Sellers.

23.3	Ownership of Sold Assets and Original Hereditary Building Right

As per the Signing Date and the Closing Date,

23.3.1

Seller 2 and Seller 3 are the unencumbered owner of the Sold Tangible Assets free and clear from any Lien (except for Liens to be released as part of the Bank Release and such Liens arising by operation of law) and each of them has the right to dispose thereof in accordance with this Agreement.

23.3.2

Seller 4 is the owner of the participation in TRS. TRS is a stock company that was properly established and exists in accordance with Swiss law. The TRS SHA is the current version of any shareholding documentation in relation to TRS and no resolutions have been passed to amend it. To the knowledge of the Sellers, the copies attached hereto as Schedule 23.3.2 completely and accurately reflect the articles of association of TRS and the TRS SHA. Such articles of association and the TRS SHA are valid and in full force and effect.

23.3.3

the statements made in Section 6.1 with respect to TRS, its registered share capital and the shares held by Seller 4 are complete, correct and not misleading. With regard to the shares held by Seller 4, the share capital is fully paid in, non-assessable (keine Nachschusspflicht), and no repayments or refunds, neither openly nor concealed, have been made.

23.3.4

the shares held by Seller 4 in TRS are validly existing. Seller 4 is free to dispose over the participation in TRS, in particular without requiring the consent of third parties or thereby adversely affecting the rights of third parties, e.g. rights of first refusal or other preferential rights of acquisition. There exist no rights in rem or other third-party rights in or with regard to the participation in TRS, except for those set out in the TRS SHA.

23.3.5

Seller 2 is the beneficiary of the Original Hereditary Building Right. The Original Hereditary Building Right is not charged with any mortgage (Hypothek) or land charge (Grundschuld) or priority notice protecting a claim for transfer of title (Auflassungsvormerkung) in favour of a third Party, except as disclosed in Part A of Schedule 23.3.5.

23.3.6	In relation to plot 1 (Flur), subplot (Flurstück) 213 in the size of 8,942 sqm no Hereditary Building Right Rent has to be paid.
23.3.7

Seller 2 is the sole owner of all buildings and facilities on the properties of the Rubber Hereditary Building Right with the exception of a tank for pentane on subplot 213 (K122) which is owned by Ravapor GmbH including the right to access, operate and maintain the tank.

23.3.8

the use of no other properties is required to operate the Business of the Schkopau Rubber Facility as currently conducted except for the properties of the Rubber Hereditary Building Right, the lease agreements and parts of plot 1, land parcel 214 as set forth in Schedule 8.1 and the streets of the Schkopau site which may be used by all third parties which are located there.

23.4	Financial Statements

The vendor due diligence report relating to the Business compiled by PWC dated 12 and 17 February 2021 respectively as provided to the Purchasers ("PWC VDD Report") is in all material respects up to date (as of the cut-off date of the PWC VDD Report) and contains complete and accurate details of the Business as they are known to the Sellers. A copy of the PWC VDD Report is for documentation purposes enclosed in Schedule 23.4. No update of the PWC VDD report is available and PWC has not made any amendments or corrections to the PWC VDD Report.

23.5	Sold Assets

As per the Signing Date and the Closing Date, the Sold Assets comprise all assets used in connection with and necessary to carry on the current operations of the Business as they are conducted as of the Signing Date.

23.6	Sold Tangible Assets
23.6.1

The Sold Tangible Assets are in (i) good operating condition, state and maintenance and, in the case of the Inventory, in sound, serviceable, processable and marketable condition, (ii) free of any latent structural or engineering defects and (iii) suitable for their intended use in the conduct of the Business as currently conducted. The proprietary chemical substances or mixtures which are used for the functionalisation of SSBR are not included in the list of restricted substances and mixtures of the European Chemical Agency ("ECHA") as of the Signing Date. To the Knowledge of the Sellers, their use is not otherwise forbidden or subject to any pending investigation lead by ECHA or the competent German authorities which could lead to their inclusion on the list of restricted substances and mixtures or any equivalent measure restricting their use within five years from the Signing Date.

23.6.2

As per the Signing Date and the Closing Date, the Sold Tangible Assets enable the relevant Purchaser to continue the Business in the same manner and on the same level as done by the Sellers in the 24-months period prior to the Signing and, to the Knowledge of the Sellers, in relation to the Sold Tangible Assets no material investments relating to replacement and maintenance are scheduled or foreseen under existing maintenance agreements or plans within the next twelve (12) months after the Closing.

23.6.3

As per the Signing Date and the Closing Date, all data related to the Business and related to the Assets for purposes of Regulation (EC) No 1907/2006 concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals ("REACH"), in particular, but not limited to, physical chemical, environmental, ecotoxicological, toxicological and health and safety data, and dossiers, in particular related to all registrations and authorisations as well as communication down the supply chain ("Compliance Data"), that is (co-)owned, (co-)held or used by the Sellers is part of the Business with the exception of the registrations which are explicitly defined as Excluded Assets. The same applies for all Compliance Data related to the Business and related to the Assets that is acquired between Signing and Closing, is part of the Business or Assets and, therefore, with the exception of the registrations which are explicitly defined as Excluded Assets transferred to the relevant Purchaser. The Compliance Data includes defined data such as underlying studies, raw material data, work-in-progress data and finished goods regulatory technical data used in the general course of business, as well as any other data supporting day-to-day functions for authoring, maintaining and distributing (material) safety data sheets as well as product labelling and reporting.

23.7

As per the Signing Date and the Closing Date, all substance registrations and authorisations under REACH Related to the Business are part of the Business and, therefore, transferred to the relevant Purchaser by the Closing Date except those explicitly defined as Excluded Assets.

23.8	Transferred Contracts and Mixed Contracts
23.8.1

Neither the Sellers nor, to the Knowledge of the Sellers, any of the counterparties are in material breach of or in any material default under any of the Transferred Contracts or have taken any action that would cause any Transferred Contract to terminate or fail to automatically renew and, to the Knowledge of the Sellers, no event has occurred that, with the giving of notice or lapse of time or both, would constitute a breach or default under any Transferred Contract. As per the Signing Date, each of the Transferred Contracts is a legal and valid agreement enforceable by and against the relevant Seller in accordance with its terms and conditions. As per the Signing, none of the Transferred Contracts provides for automatic alteration of, or additions to, these contracts in case of a transfer of these contracts. The Sellers, however, do not give any guarantee that the counterparties to the Transferred Contracts will consent to the transfer of the Transferred Contracts to the relevant Purchaser or a contract splitting of the Mixed Contracts. Further, the Sellers do not give any guarantee that the Transferred Contracts will not be terminated by the respective counterparty of a Transferred Contract after the Signing Date.

23.8.2

As per the Signing Date and the Closing Date, there are no loans, guarantees provided or financial obligations of any kind attributable to the Business. No debt of the Sellers attributable to the Business will or has become due and payable as a result of this Transaction.

23.8.3

As per the Signing Date and as per the Closing Date, there are no express or implied agreements with sales agents or other contractors being entitled to a compensation claim (Ausgleichsanspruch) pursuant to section 89b HGB other than those specified in Schedule 23.8.3 and no other agreements of this kind have been terminated nor has a compensation pursuant to section 89b HGB been claimed from the Sellers within twenty-four (24) months before the Signing Date.

23.8.4

Schedule 10.1.1(a) and Schedule 10.1.1(b) contain a complete and correct list  containing Transferred Contracts (whether express or implied and whether entered into in writing or orally, in each case as amended) which have not yet been fully performed by all parties to such Transferred Contracts.

23.9	Employment Matters

To the Knowledge of the Sellers,

23.9.1

No Transferred Employee or Individually Transferred Employees has given or received written notice of termination of his/her employment or has entered into a termination agreement with Seller 2, Seller 3 and relevant Affiliates or has made or received an offer to enter into a termination agreement as per the Signing Date.

23.9.2

Provided the ROI is being conducted as currently envisaged, Schedule 12.1 sets forth a complete and accurate list of all Transferred Employees and Schedule 12.2 sets forth a complete and accurate list of all Individually Transferred Employees, each with coded employee identification numbers, job titles, primary work locations which will be provided within one (1) week after the Signing Date. An updated version of both Schedule 12.1 and Schedule 12.2, each detailing the exact functions, date of entry, existence of written labour contracts, duration of annual vacations, weekly working times, salaries and other benefits (including bonuses), notice periods, fixed-term employment relationships (befristete Arbeitsverhältnisse) and complete names will be provided on the Closing Date to the extent permissible under applicable local law.

23.9.3

Schedule 23.9.3 sets forth an overview covering all independent contractors, consultants, commercial agents, other agents and agencies providing temporary workers, that render their service to or work full or part time for the Seller 2 in Relation to the Business ("Contracted Individuals") as well as all payments to them in 2019 and 2020 as of the Signing Date. A final version of Schedule 23.9.3 including the names of the independent contractors, consultants, commercial agents, other agents and temporary workers will be provided on the Closing Date.

23.9.4

As per the Signing Date and the Closing Date, the Transaction does not entitle any of the Transferred Employees or Individually Transferred Employees to claim any type of extraordinary rights or payments other than retention bonus payments. It is the Parties' common understanding that any rights and obligation under the ROI and SP within the meaning of Section 12.9 shall not be governed by this Section 23.9.4.

23.9.5

Schedule 23.9.5 sets forth a complete and accurate list of all Transferred Employees and all Individually Transferred Employees who are, as per the Closing Date, entitled to a retention bonus with such list containing for each such Transferred Employee or Individually Transferred Employee coded employee identification numbers and the full amount of the retention bonus entitlement.

23.9.6

As per the Signing Date and the Closing Date, there is none in existence nor is it proposed to introduce any pension, retirement benefit, share incentive, share option, profit sharing, bonus or other incentive arrangements for or affecting any Transferred Employees, Individually Transferred Employees or Contracted Individuals other than those listed in Schedule 23.9.6 ("New Incentive Plans"), which shall be provided no later than seven (7) Business Days after the Signing Date.

23.9.7

As per the Signing Date and the Closing Date (except as conducted in the ordinary course of business), there are no material agreements or arrangements between the Sellers and any trade union (Tarifverträge) or employees' organization or material works agreements (Betriebsvereinbarungen) apart from those listed in Schedule 23.9.7.

23.9.8

Schedule 23.9.8 sets forth a complete and accurate list of all general promises (Gesamtzusagen) and company practices (Betriebliche Übungen) that are applicable to any Transferred Employee or Individually Transferred Employee.

23.9.9

There are no material pension obligations (Pensionsverbindlichkeiten), towards Transferred Employees or Individually Transferred Employees deriving from pension schemes other than those listed in Schedule 12.12.1. Each Seller has complied with all material requirements under applicable law and the relevant pension scheme with respect to the pension obligations deriving from the pension schemes within the last four (4) years.

23.10	Litigation

As per the Signing Date and as per the Closing Date, other than as set forth in Schedule 23.10, there are no claims, actions, suits, investigation or proceedings pending before any court, arbitral tribunal, governmental authority or regulatory authority or, to the Knowledge of the Sellers, threatened in writing against the Sellers, with regard to the Business (including, for the avoidance of doubt, with regard to the Schkopau Site Services Agreement).

23.11	Intellectual Property Rights

23.11.1The Sold Intellectual Property Rights which are registered or filed for registration by the Sellers are (i) validly registered, (ii) subsisting, (iii) enforcable and (iv), other than as set forth in Schedule 23.11.1, no claims have been made or threatened in writing challenging their validity during the last twenty-four (24) months.

23.11.2The Sellers are the owner of all Sold Intellectual Property Rights and the Sold Intellectual Property Rights are, other than as set forth in Schedule 23.11.1, free of any third party rights. The Sellers have not received any written notice during the last twenty-four (24) months alleging that any of the Sold Intellectual Property Rights infringes any third-party rights. The Sellers themselves do not reserve and withhold any rights to the Sold Intellectual Property Rights.

23.11.3No other Intellectual Property Rights other than the Sold Intellectual Property Rights are required in order to conduct the Business substantially in the same manner as conducted at the Closing Date.

23.11.4All acts required in the ordinary course of business and to maintain the Sold Intellectual Property Rights in full force have been made and all registration, issuance, renewal, maintenance and other relevant filing fees in connection therewith have been made by the applicable deadline and in the ordinary course of business and, to the Knowledge of the Sellers, no other such acts, payments or other actions will be due up to and including the Closing Date.

23.11.5No employee or former employee of any Seller or any of its Affiliates nor any freelancer or other third party engaged by any of them has any outstanding right to payment with respect to the development or use of, or any interest in, any Sold Intellectual Property Rights.

23.11.6To the Knowledge of the Sellers, no third party is infringing, misappropriating, or otherwise violating the Sold Intellectual Property Rights and, to the Knowledge of the Sellers, the operation of the Business as currently conducted is not infringing, misappropriating, or otherwise violating any Intellectual Property Right of any third party.

23.11.7	Sellers have implemented and maintained in effect appropriate security measures, protecting the secrecy of Sellers’ business and trade secrets and the business and trade secrets included in the Sold Intellectual Property Rights and/or Relating to the Business.

23.12	Permits

23.12.1Seller 2 holds all permits, licenses, approvals, exemptions, registrations, authorizations and other public law authorizations required for the continuation of the current Business operations as they are conducted as of the Signing Date.

23.12.2The Permits are valid and in force. No Permit has been revoked, withdrawn, suspended, annulled, restricted, tightened or otherwise adversely modified in whole or in part, or challenged in administrative or court proceedings.

23.12.3The operations of the Business have been carried out in material compliance with all Environmental Laws and Permits and orders of any judicial or regulatory authority during the period from 17 June 2010 until the Signing Date.

23.12.4During the period from 17 June 2010 until the Signing Date, Seller 2 has not received written notice of any pending or threatened investigation, review or claim by any governmental authority or any third party with respect to a material violation of Permits or Environmental Laws.

23.13	Public Grants

The public grants, in particular all state aid within the meaning of Article 87 of the EC Treaty awarded to the Sellers with respect to the Business within the past ten (10) years prior to the Signing Date ("Public Grants") have been provided to the Purchasers in the Data Room. As per the Signing Date and the Closing Date, the Public Grants have – to the Knowledge of the Sellers – at all times been applied for, received and used by the Sellers only in accordance with applicable law.

23.14	Conduct of Business

23.14.1Since the beginning of the current fiscal year through the Signing Date, the Business has been managed in all material respects in the ordinary course and consistent with past practice. Such ordinary course shall comprise expenditures under the 2021 capital expenditure plan.

23.14.2Without limiting the generality of Section 23.14.1, since the beginning of the current fiscal year through the Signing Date, none of the following has been done or agreed to by the Sellers in relation to the Business:

(a)

mortgage, pledge, assign, create a security interest in, or otherwise encumber any of its tangible or intangible assets, in each case except as in accordance with the ordinary course of business and in substantially the same business manner as before;

(b)	other than in accordance with existing agreements or other than in accordance with past practice, amend, waive or cancel any material right under any employment contract with any Transferred Employees or Individually Transferred Employee,

(c)	enter into an employment or similar contract with any person with an annual gross base salary in excess of USD 150,000,
(d)

grant (or commit to grant) any increase in the compensation (including incentive or bonus or any other extraordinary compensation) of, make any changes to the pension of, or make severance payments to, any Transferred Employees or Individually Transferred Employee, other than one-time retention bonus payments solely made in relation to the consummation of the Transaction or any increase of compensation in the ordinary course of business (regular salary increase) or based on collective agreements or other agreements existing prior to the Signing Date,

(e)

abandon, or permit to expire or be cancelled, any patents, patent applications (except for a limited number of registered patents and/or patent applications that may have been abandoned in the ordinary course of business and management of the patent portfolio), trademark registrations or applications, or otherwise fail to make any payment when due for the filing, issue, registration, renewal, maintenance or other official registry fees for intellectual property rights,

(f)	make any capital expenditures with respect to fixed assets in aggregate or not in line with past practice.
23.15	Insurances

23.15.1All insurance policies which were taken out by or are for the benefit of any of the Sellers in relation to the Business, their assets, their business operations, their managing directors, board members or employees have been provided to the Purchasers in the Data Room. Such policies include all mandatory insurance risks (Pflichtversicherungen).

23.15.2All insurance policies are valid, establish enforceable rights for the Sellers and have not been substantially amended within the past twelve (12) months prior to the Signing Date. The premiums under each insurance policy have been paid by the relevant policy holder when due and no insurance has denied coverage.

23.15.3Within twelve (12) months prior to the Signing Date no insurance event with a threshold above USD 50,000 (in words: United States Dollar fifty thousand) has occurred, which would have entitled any of the Sellers to any insurance benefits under the insurance policies provided in the Data Room or due to which such benefits have actually been claimed.

23.16	Product Liability

To the Knowledge of the Sellers, (i) the Sellers in relation to the Business have not manufactured, sold, distributed or otherwise delivered for the use by third parties, any product or service in a manner which could give rise to liability or other obligations of the Purchasers in an amount in excess of USD 50,000 (in words: United States Dollar fifty thousand) under product liability or warranty or other claims, and (ii) there do not exist any such liabilities or other obligations of the Sellers in an amount in excess of USD 50,000 (in words: United States Dollar fifty thousand)  with respect to the Business. No third party has asserted any claim based on product liability, warranty or any other legal cause in an amount in excess of USD 50,000 (in words: United States Dollar fifty thousand) arising from or in connection with the manufacturing, sale, distribution or other delivery of any product or service by the Sellers in the Business.

23.17	Compliance with Laws

The Sellers in relation to the Business and any of their respective (managing) directors, employees and other persons who have acted on their behalf are conducting and have conducted the Business in the last five years prior to the Signing Date substantially in compliance with all anti-bribery, anti-money-laundering, antitrust and competition and data protection laws and all other applicable laws except where such non-compliance would not have a Material Adverse Effect ("Material Law Breach"). No such Material Law Breach has been asserted against the Sellers in relation to the Business by any governmental authority in the last three years prior to the Signing Date.

"Material Adverse Effect" shall mean any change or effect that (i) is either materially adverse to the assets, financial condition and/or results of operations (Vermögens-, Fi-nanz- und/oder Ertragslage) of the Business or (ii) results in losses of the Business in excess of USD 100,000,000 (in words: United States Dollar one hundred million).

23.18	No Brokerage Fees

As per the Signing Date and the Closing Date, no officer, director or other member of a corporate body or executive employee of the Sellers was granted, promised or otherwise given the prospect of, a payment or other non-cash benefit in connection with the initiation, conclusion or consummation of this Agreement.

23.19	Accuracy of Information

The information disclosed to the Purchasers or its advisors by the Sellers or their advisors prior to the Signing Date pursuant to Section 25.4.2 is in all material respects correct and not misleading as of the Signing Date. The Sellers have not willfully refrained from disclosing in written form any information which a prudent merchant would reasonably view as material for purposes of assessing the opportunities and risks of acquiring the Sold Assets, provided that the Parties acknowledge that only limited information was disclosed regarding the business of TRS.

24.	PURCHASER'S WARRANTIES
24.1

Each Purchaser hereby warrants by way of an independent undertaking (selbständige, verschuldensunabhängige Einstandspflicht) pursuant to section 311 para. 1 BGB and subject to any limitations contained in this Agreement, in particular those set out in Section 25.12, to the Sellers that the statements set forth in this Section 24 are correct, in each case as of the Signing Date (except for such warranties that are made as of the

Signing Date and the Closing Date, which shall speak as of the Signing Date and the Closing Date).

The Purchasers do not give any warranties under this Agreement other than those set forth in Section 24.1 above.

24.2	Corporate Existence

As per the Signing Date and the Closing Date, each of the Purchasers is duly incorporated, organized and validly existing under the laws of Poland in relation to Purchaser 1 and Purchaser 3 and Germany in relation to Purchaser 2.

24.3	Authority

As per the Signing Date and the Closing Date,

24.3.1

each Purchaser has the full corporate and legal power and authority to enter into this Agreement and to carry out the transactions contemplated hereunder. This Agreement has been duly executed by or in the name and on behalf of each Purchaser and constitutes its binding obligations;

24.3.2

save for any merger control clearances, the execution and performance of this Agreement by each Purchaser do not require any approval or consent by any governmental authority, public agency or other third party and do not violate any applicable law or decision by any court or governmental authority or public agency binding on each Purchaser; and

24.3.3

the execution, delivery and performance by each Purchaser of this Agreement and the consummation by it of the transactions contemplated by this Agreement do not violate (i) the articles of association or by-laws of each Purchaser or (ii) any applicable law, rule, regulation, judgment, injunction or decree binding on each Purchaser.

24.4	No Insolvency

As per the Signing Date and the Closing Date, no Purchaser is over-indebted (überschuldet) or insolvent (zahlungsunfähig) and no insolvency proceedings have been instituted against the assets of any of the Purchasers, neither has the institution of such proceedings been denied for lack of assets or an application been filed for such proceedings and no circumstances exist which could justify the initiation or opening of such proceedings.

24.5	Miscellaneous
24.5.1	Each Purchaser has sufficient unconditional and immediately available funds to meet its payment obligations under this Agreement when due.
24.5.2

No Purchaser has any obligation or liability to pay any fees or commissions to any broker or finder with respect to the transactions contemplated by this Agreement for which the Sellers could become liable.

25.	REMEDIES AND CLAIMS
25.1	Purchaser Claim

If a Sellers' Warranty is entirely or partially not correct or the Sellers have breached any other obligation under this Agreement (thereby giving rise to a "Purchaser Claim"), the Purchasers shall, subject to the limitations and exclusions set forth in this Agreement, be entitled to request the Sellers to put Purchasers within forty (40) Business Days into the same position that they would have been in if the Sellers’ Warranty had been correct or had not been breached (Naturalrestitution), or, at the election of Purchasers, to pay damages for non-performance (so-called "kleiner" Schadenersatz statt der Leistung) to the Purchasers. The Purchasers undertake to raise any Purchaser Claim (including, for the avoidance of doubt, any Purchaser Claim which may be based on more than one legal ground but also on a violation of any of the Sellers' Warranties) covered under the W&I Insurance only against the insurer under the W&I Insurance policy (as defined below) and in no event against the Sellers.

25.2	Indemnifiable Losses
25.2.1

The liability of the Sellers under this Agreement for breaches of Sellers’ Warranties shall be determined on the basis of all liabilities, reasonable costs and expenses and other damages within the meaning of sections 249 et seqq. BGB incurred by the Purchasers, (i) including any restitution costs (Herstellungskosten), and (ii) typically foreseeable consequential or indirect damages (typischerweise vorhersehbare mittelbare Schäden), including damages caused by interruptions of the Business (Betriebsunterbrechungsschäden), but excluding (x) any lost profits (entgangener Gewinn), (y) any other indirect damages (mittelbare Schäden) or consequential damages (Folgeschäden) and (z) internal costs, it being understood that all relevant losses and damages referred to in this Section shall be calculated on a USD-for-USD basis.

25.2.2

Losses shall be reduced by all benefits (including avoided losses, actual Tax benefits and savings, and increases in the value of any asset (Abzug neu für alt)) of the Purchasers that are recovered by the Purchasers or any of their Affiliates, as the case may be, in connection with the relevant matter.

25.2.3	Losses shall be reduced by the amount of the relevant claim that is
(a)	recovered by a Purchaser from a third party, and
(b)

covered by an insurance of a Purchaser or any of a Purchaser's Affiliates, or would have been covered by an insurance if the insurance cover of the Sellers existing at Closing had been continued in the same scope as prior to Closing.

25.2.4

Losses shall be disregarded to the extent they result from, or are increased by, (i) the passing of any new law or any change in any law, rule, regulation or interpretation of any law by competent courts or any change in any administrative practice of any government, governmental department, agency or regulatory body after the Closing Date that applies to the Business or a Purchaser, (ii) any act, to which a Purchaser has expressly declared its consent; (iii) any change made after the Closing Date in any accounting or taxation policies or practice of a Purchaser unless such change was made by a Purchaser due to applicable mandatory law.

25.2.5

The principles of mitigation of damages (section 254 BGB) shall apply; each Purchaser is in particular obliged to prevent the occurrence of any damages and to limit the scope of any damages incurred. The Purchasers shall not, except as required under applicable law, make, or invite authorities or other third parties to make any audits, investigations, explanatory measures, notifications or other acts that could be expected to lead to a claim for a breach of a Seller's Warranty or under an indemnification obligation against a Seller under this Agreement unless any such action is required to (i) limit or reduce the risk of higher damages in future or (ii) eliminate any actual risk which could cause damages to the Purchasers, their employees or the public within the meaning and scope of section 254 BGB.

25.3	Third Party Claims
25.3.1

In the event that (i) a claim against a Purchaser is asserted, made or threatened by a third party (including any public authority including, but not limited to, social security authority, but excluding Tax authorities) or (ii) an audit or investigation is being or will be conducted by any court or public authority (including, but not limited to, social security authority), which, in each case, may give rise to a Purchaser Claim ("Third Party Claim"), the following shall apply:

(a)	If a Purchaser becomes aware of any Third Party Claim, the relevant Purchaser shall:
(i)

without undue delay, but in any event within twenty (20) Business Days of becoming so aware, give notice of such Third Party Claim to the Sellers, specifying in reasonable detail the legal basis and the amount of such Third Party Claim, and consult with the Sellers in respect of such Third Party Claim;

(ii)

allow the Sellers to participate in any scheduled negotiations or proceedings relating to any Third Party Claim to the extent there are no legitimate business reasons of the relevant Purchaser that prevent the Sellers to participate;

(iii)

without prejudice to the relevant Purchaser's obligations pursuant to section 254 para 2 BGB, take all reasonable steps as the Sellers may request to mitigate, avoid, contest, remedy or defend such Third Party Claim and any adjudication in respect of such Third Party Claim or to enforce against any person (other than the Sellers) the rights of the relevant Purchaser in relation to the subject matter of the Third Party Claim subject to the receipt of an adequate advance payment by Sellers covering the costs for any such requested action as reasonably calculated by the relevant Purchaser;

(iv)

during normal business hours and upon advance notice, allow the Sellers and their accountants and professional advisers to inspect and take copies of all books, correspondence and records of the Business necessary for the defence and relating to the Third Party Claim unless there are no legitimate business reasons of the relevant Purchaser that prevent such inspection and if such inspection is granted, only to the extent persons inspecting such records enter into confidentiality agreements;

(v)	fully cooperate with the Sellers in relation to the defence of any Third Party Claim with reasonable efforts; and
(vi)	except with the Sellers' prior consent, not admit liability in respect of or compromise, or settle any Third Party Claim.

If (i) the Sellers cannot agree on common instructions or do not give instructions at all or (ii) no advance payment is received from the Sellers by the relevant Purchaser, each within the deadline set by the relevant Purchaser, the relevant Purchaser may decide on the further procedure at its own discretion and without prejudice regarding the Sellers’ obligations within this Section 25.3.

(b)

Within two (2) weeks of receipt of the notice pursuant to Section 25.3.1(a)(i), the Sellers are entitled to assume control of the defence against any Third Party Claim by giving notice to the relevant Purchaser to the extent legally permitted. The Sellers shall be entitled to take any action they deem necessary to defend, appeal, compromise or settle the Third Party Claim (including the assertion and pursuit of counter-claims or the claims against any third parties) in the name and on behalf of the relevant Purchaser provided that (i) any such action complies with the strategy agreed with the relevant Purchaser and (ii) no such action violates any valid interest of the relevant Purchaser. The assumption of control of the defence against any Third Party Claim shall not be construed to constitute an acknowledgement of liability by the Sellers with respect to such Third Party Claim. If the Sellers decide not to assume control of the defence against a specific Third Party Claim, the relevant Purchaser shall have control of such defence and may contest such Third Party Claim, provided that the relevant Purchaser complies at all times with its obligations pursuant to Section 25.3.1. In this case, the Sellers shall use reasonable efforts to support the relevant Purchaser's actions (e.g. by providing any information related to the Third Party Claim).

(c)	The costs and expenses incurred in relation to the defence against any Third Party Claim shall be borne as follows:

(i)

All costs and expenses reasonably incurred by the relevant Purchaser (other than internal costs such as labour or overhead costs) shall, to the extent the Third Party Claim constitutes a claim for which, subject to the limitations set forth in this Agreement, the Sellers are liable, be borne by the Sellers, subject to the relevant Purchaser having complied with its obligations under this Section 25.3.1.

(ii)

All costs and expenses reasonably incurred by the Sellers (other than internal costs such as labour or overhead costs) shall, to the extent the Third Party Claim does not constitute a claim for which, subject to the limitations set forth in this Agreement, the Sellers are liable, be borne by the relevant Purchaser, subject to (i) the Sellers having complied with their obligations under this Section 25.3.1. If and to the extent the afore-mentioned requirements are fulfilled, the Sellers shall be entitled to a refund of their advance payment pursuant to Section 25.3.1 (a) (iii).

(iii)	In respect of all other costs and expenses incurred by the Sellers or the relevant Purchaser, each Party shall bear its own costs and expenses.
(d)

If and to the extent a Third Party Claim is acknowledged by way of a final or enforceable court judgment, or arbitral award (rechtskräftiges Urteil oder Schiedsspruch) or a binding settlement agreement entered into by the relevant Purchaser after having obtained the Sellers' consent, the Sellers shall indemnify and hold the relevant Purchaser harmless from and against any acknowledged Third Party Claim upon first request.

25.3.2	The provisions of this Section 25.3 shall not apply
(a)

to the extent that the Third Party Claim may reasonably be expected to result in a claim covered by the W&I Insurance policy (and not against the Sellers), which shall be made exclusively through implementation of the W&I Insurance Policy; and

(b)	to Tax proceedings vis-à-vis Tax authorities.
25.4	Exclusion of Claims
25.4.1

The Sellers shall not be liable to the Purchasers for any breach of the Sellers' Warranties or the other obligations under this Agreement nor shall the Purchasers be entitled to bring any claim under this Agreement if and to the extent that:

(a)	the Purchasers or any Affiliate of the Purchasers have participated in causing (mitverursacht) such claim or has failed to comply with its duty to mitigate damages (section 254 BGB);
(b)	the Sellers have indemnified the Purchasers for the losses caused by such breach;

(c)

the disadvantages to be compensated are taken into consideration in the Binding Tangible Transfer Inventory and/or Binding Intangible Working Capital Accounts, leading to a reduction of the Purchase Price within the framework of the adjustment of the Purchase Price according to Section 14;

25.4.2

The Sellers shall not be liable to the Purchasers for any breach of the Sellers' Warranties nor shall the Purchasers be entitled to bring any claim for breaches of the Sellers' Warranties if and to the extent that the facts and circumstances underlying the relevant breach were actually known (positive Kenntnis) by Zbigniew Warmuz, Laurent Guillermin, Wieslaw Ziembla, Michal Nowak and Lukasz Dopart, provided that such individuals shall be deemed to have actual knowledge of all matters which were

(a)	disclosed in this Agreement, including its Schedules; or
(b)

fairly disclosed in the documents and the written answers provided in the electronic data room operated by Datasite accessible through the website https://www.datasite.com/us/en.html until 20 May 2021 ("Data Room"). Matters are fairly disclosed in the Data Room if they are disclosed in a manner that is not misleading and in such detail that it could reasonably be concluded from the information disclosed in the Data Room that a claim or a liability exists. One electronic copy of the Data Room stored on a USB-Stick is deposited by the Parties on the Signing Date, immediately following the execution of this Agreement, with the officiating notary for evidentiary purposes. The officiating notary did not check the contents of the USB-Stick delivered to him. The notary is hereby instructed

−to keep the USB-Stick in safe custody until 31 December 2024;

−

to provide each Party upon its written request with a hard or soft copy of all or a specified part of the data stored on the USB-Stick whereas after provision of the requested copy the original USB-Stick shall be put back in the envelope and the envelope shall be re-sealed;

−not to hand out the original USB-Stick to any of the Parties;

−	to destroy the USB-Stick after expiry of the deposit period whereas the Parties waive a destruction log being recorded.

The notary accepts this instruction as an ancillary supporting service within the meaning of sec. 24 German Notary Code. The notary advised that the USB-Stick will be stored in a dry and dark place, however, that he does not accept any liability as regards the durability and legibility of the stored data nor has he taken any special measures or taken out insurance protection against burglary, theft, fire, water or natural hazards to which the persons appearing agreed to.

(c)	disclosed to the Purchasers, any of its or their directors, employees or agents or any of its or their advisers or other representatives at any of the Expert Sessions; or
(d)	publicly available (e.g. in respective publicly accessible registers) or are otherwise in the public domain.
25.5	Limitation Periods
25.5.1

All claims of the Purchasers against the Sellers under and in connection with this Agreement shall be time-barred (verjähren) eighteen (18) months after the Closing Date, except for claims of the Purchasers (i) for a breach of a Seller's Warranties pursuant to Sections 23.1 (Corporate Existence), 23.2 (Authority) and 23.3 (Ownership of Sold Assets) and (ii) under Section 27 (Environmental Indemnity) which shall in each case be time-barred three (3) years after the Closing Date.

25.5.2

The expiry period for the claims of the Purchasers as specified in Section 25.5.1 shall be suspended (gehemmt) and the time of suspension shall not be included in the calculation of the limitation period pursuant to section 209 BGB, if the Purchasers give notice to the Sellers of such claim before the expiry of the time limitation specified in Section 25.5.1. Such suspension of the expiry period shall, however, be fully disregarded with retroactive effect (i.e. time passed during the effectiveness of the suspension is also taken into account for the calculation of the limitation period) if the Purchasers fail to initiate arbitral proceedings in accordance with Section 34.3 within six (6) months after the Sellers have been notified. Section 203 BGB shall not apply.

25.6	De Minimis and Threshold

The Sellers shall only be liable for a breach of a Sellers' Warranty if and to the extent (i) the amount of such claim brought by the Purchasers exceeds the amount of USD 50,000 (in words: United States Dollar fifty thousand) ("De Minimis") and (ii) the aggregate amount of all individual claims exceeding the De Minimis (i.e. only to such extent as exceeds the De Minimis) exceeds an aggregate amount of USD 500,000 (in words: United States Dollar five hundred thousand) ("Threshold"). If the aggregate amount of all individual claims exceeding the De Minimis exceeds the Threshold, the Purchasers shall be entitled to claim the entire amount of such claims (Freigrenze) (for the avoidance of doubt: except for claims below the De Minimis which can in no event be claimed). Losses arising out of the same event or related events shall count as a single claim for the purpose of the De Minimis Claim and Threshold amounts in this Section 25.6.

25.7	Cap
25.7.1

Except as set out in Sections 25.7.2 and 25.7.3, the total liability of the Sellers for breaches of the Seller's Warranties shall be limited to an aggregate amount of USD 1 (in words: United States Dollar one).

25.7.2

The Sellers' aggregate liability for all claims for breaches of the Sellers' Warranties under Sections 23.1 (Corporate Existence), 23.2 (Authority) and 23.3 (Ownership of Sold Assets) stemming solely from facts and circumstances that have arisen after the Signing Date and are specified in the bring down declaration pursuant to Section 21.2.1, shall be limited to the Purchase Price.

25.7.3

The total liability of the Sellers for (i) any breaches of the Seller's Warranties which are not covered under the W&I Insurance to be taken out by the Purchasers, except as set out in Section 25.7.2, and (ii) for breaches of the covenants under Section 20.4 (Conduct of Business) shall be limited to USD 2,000,000 (in words: United States Dollar two million). For the purpose of this Section, claims of the Purchasers shall be deemed not or only partially covered under the W&I Insurance if and to the extent that (i) the relevant claim as such is not insured under the W&I Insurance or (ii) the W&I Insurance does not provide coverage due to the disclosures in the bring down declaration pursuant to Section 21.2.1.

25.7.4	The Sellers shall be liable for breaches of the Sellers' Warranties only to the extent that they are not covered by the W&I Insurance.
25.7.5	Furthermore, the liability of the Sellers for all claims under or in connection with this Agreement shall be limited to the Purchase Price.
25.8	W&I Insurance
25.8.1

The Purchasers are in the process of arranging a warranties and indemnity insurance with regard to breaches by the Sellers of the Sellers' Warranties under this Agreement, with the Purchasers as policy holders and beneficiaries ("W&I Insurance"). Prior to Signing, the Purchasers have informed the Sellers about the current status of the negotiations with the insurer. The current draft of the terms and conditions of the insurance policy as provided to the Purchasers is for documentation purposes contained in Schedule 25.8. The Purchasers shall use their best efforts to take out a W&I Insurance pursuant to market terms and with the best warranty coverage reasonably available and to provide the Sellers with an executed version of such W&I Insurance no later than seven (7) Business Days following the Signing Date. Upon request, the Sellers shall cooperate in good faith with the Purchasers to support the Purchasers in taking out the W&I Insurance (e.g. by providing information reasonably required in connection with the W&I Insurance and by enabling the W&I Insurer to conduct a due diligence within the same scope as the Purchasers’ due diligence for the purposes of the W&I Insurance).

25.8.2	The Purchasers shall pay the premium and other amounts payable under the W&I Insurance policy as set forth therein and, promptly upon request, provide proof of such payments to the Sellers.
25.8.3	The Purchasers undertake, during the term of the W&I Insurance policy

25.8.4	to maintain the W&I Insurance policy in full force and effect;
25.8.5	not to agree to amend the W&I Insurance policy without the Sellers' prior approval; and
25.8.6	not to assign the W&I Insurance policy without the Sellers' prior approval.
25.8.7

The Purchasers confirm and represent to the Sellers that no claim of the Purchasers against the Sellers under, or in connection with, this Agreement is assigned or subrogated to the insurer under the W&I Insurance policy and that the W&I Insurance policy shall expressly exclude any such assignment or subrogation except in cases of willful deceit (arglistige Täuschung) or intentional behavior (Absicht oder Vorsatz) of the Sellers.

25.8.8

There shall be no liability of the Sellers for Purchaser Claims based on the violation of any of the Sellers' Warranties (including, for the avoidance of doubt, any Purchaser Claim which may be based on more than one legal ground but also on a violation of any of the Sellers' Warranties) under this Agreement to the extent that a Purchaser has a valid claim against the W&I Insurance, but the insurer under the W&I Insurance policy has denied to provide payment under the W&I Insurance policy for any of such Purchaser Claims for any reason whatsoever.

25.8.9

The validity and collectability risk in respect of the W&I Insurance policy shall solely and irrevocably rest with the Purchasers and shall have no impact on the exclusion or limitations of liability provided for in this Agreement for any Purchaser Claim.

25.9	Exclusive Remedy
25.9.1

The Parties agree that the remedies that the Purchasers may have against the Sellers for breach of this Agreement are solely governed by this Section 25, and the remedies provided for by this Section 25 shall be the exclusive remedies available to the Purchasers, unless specifically set forth in this Agreement.

25.9.2	Apart from the rights of the Purchasers under this Section 25, the following rights and claims of the Purchasers are hereby expressly excluded and waived (verzichtet):
(a)

except of the rights under Section 26, any right to (i) withdraw (zurücktreten) from this Agreement or (ii) to require the winding-up of the transactions contemplated under this Agreement (e.g. by way of so-called "großer" Schadenersatz or Schadenersatz statt der ganzen Leistung, damages instead of entire performance);

(b)	any claims for breach of pre-contractual obligations (Verschulden bei Vertragsverhandlungen), including but not limited to claims arising under sections 241 para. 2, 311 paras 2, 3 BGB;
(c)	any claims for breach of ancillary obligations (Nebenpflichten), including but not limited to claims for damages arising under sections 241 para 2, 280 BGB;
(d)	any claims based on frustration of contract pursuant to section 313 BGB (Störung der Geschäftsgrundlage); and
(e)	all remedies of the Purchasers for defects of the purchase object including but not limited to claims arising under sections 437 through 441 BGB.
25.10	Wilful Misconduct

The limitations of liability contained in this Section 25 shall not apply in case of the Sellers' (including its representatives' and assistants' (Erfüllungsgehilfen)) wilful misconduct (Vorsatz) or fraudulent behaviour (Arglist) in which case the Sellers shall be liable in accordance with German statutory law, and the Purchasers shall have all remedies available to them under German statutory law.

25.11	No Third Party Rights

Nothing in this Agreement shall be understood or construed as a contract for the benefit of a third party in the sense of section 328 BGB and no third party shall be entitled to assert any claim against any Party unless expressly stated otherwise in this Agreement.

25.12	Claims against the Purchasers

All sub-sections of this Section 25 shall apply mutatis mutandis (entsprechend) with respect to claims the Sellers might have against the Purchasers.

25.13	No Double Indemnification

For the avoidance of doubt, in the event that a fact or circumstance results in the breach of more than one of the Sellers' Warranties, covenants or the other obligations and undertakings of the Sellers contained in this Agreement, the Purchasers can claim the losses caused by such breach only once. In particular, if and to the extent that the Purchasers have actually recovered damages for any claim for breach of Sellers' Warranties from an insurer under the W&I Insurance, the Purchasers shall insofar not be entitled to double recovery against the respective Seller.

25.14	Joint Debtors

Each of the Sellers shall be jointly and severally liable (Gesamtschuldner) for claims of the Purchasers against any of the Sellers under or in connection with this Agreement. Each of the Purchasers shall be jointly and severally liable (Gesamtschuldner) for claims of the Sellers against any of the Purchasers under or in connection with this Agreement.

26.	MERGER CONTROL
26.1

The transaction contemplated under this Agreement is subject to the condition precedent of Merger Control Clearances by the Competent Merger Control Authorities. Merger Control Clearances are also deemed to have occurred in the case of a statutory fiction to that effect, or if due to expiry of a time limit the Competent Merger Control Authorities can no longer issue a prohibition order or other orders. If the Merger Control Clearances are subject to any obligations, restrictions or conditions which have to be satisfied prior to Closing (such as in case of an "upfront buyer remedy"), the satisfaction of such obligations, restrictions or conditions will be the relevant point in time for the respective Merger Control Clearances.

26.2

Any required merger control filings shall be made by the Purchasers in coordination with the Sellers without undue delay and in any event within fifteen (15) Business Days following the Signing Date provided that if a preliminary and/or referral procedure is necessary or being initiated, the initiation of such preliminary and/or referral procedure shall be deemed equivalent to submitting the application. The content of the application or any other material submission intended to be submitted to the Competent Merger Control Authorities shall be provided to Sellers’ advisors (excluding any information that is confidential to Purchasers, which will be provided on an external counsel-only basis). Sellers shall be given reasonable opportunity to comment on such applications and submissions bearing in mind the short timelines involved in merger control process and the flow of communications from the Competent Merger Control Authority to the notifying party. The Purchasers shall reasonably consider the views of and the comments provided by Sellers and not submit such applications or submissions without the prior approval by the Sellers, which shall not be unreasonably withheld or delayed (an email being sufficient for such purpose). The Sellers shall and shall procure that the Business shall, reasonably cooperate in good faith in the preparation of the filings. and submissions to the Competent Merger Control Authority. In particular, the Sellers shall, or shall procure that the Business shall, use reasonable efforts to share with the Purchasers’ Counsel any information and documentation in respect of the Sellers and the Business, that is available to the Sellers, as reasonably requested by the Purchasers’ Counsel to make or supplement any filing, as soon as reasonably practicable.

26.3

Each Party shall without undue delay provide the other Parties with copies of any correspondence with the Competent Merger Control Authorities and copies of any written statement, order or decision of the Competent Merger Control Authorities. The Parties shall closely cooperate in any discussions and negotiations with the Competent Merger Control Authorities with the objective of obtaining Merger Control Clearances as soon as possible. The Purchasers shall invite the Sellers and their advisors to participate in all material meetings or scheduled telephone conversation with the Competent Merger Control Authorities. The Purchasers may withdraw (zurücknehmen) the filing or agree on the extension of any examination period only with the prior consent of the Sellers which should not be unreasonably withheld or delayed.

26.4

If clearance by the Competent Merger Control Authorities is made subject to the satisfaction of conditions and/or requirements by the Purchasers, the Purchasers shall fulfil such conditions and/or requirements at its own expense and risk, including conditions and/or requirements requiring the disposal, divestiture or licencing of any of its assets or parts of its assets or those of the Business without undue delay.

26.5	The Purchasers shall notify the Sellers about the Merger Control Clearances in writing within two (2) days after becoming aware of the same or of the impossibility of their fulfilment.
26.6

If a prohibition order of the Competent Merger Control Authorities is to be anticipated, the Purchasers shall undertake all necessary measures to remedy the circumstances preventing the clearance. If a prohibition order is actually issued, the Purchasers shall, at its own expense and without undue delay, lodge an appeal against the prohibition order and take any other remedy available under applicable law to achieve clearance; Section 26.2 above applies mutatis mutandis. The Sellers shall be entitled, but not required, to invoke any legal remedy against such prohibition order available to them, or to participate in any proceedings initiated by the Purchasers.

26.7

The Purchasers undertake not to enter into any transaction or any agreement to effect any transaction (including any merger or acquisition) after the date of this Agreement that may make it more difficult, or materially increases the time required, to obtain the clearance.

27.	ENVIRONMENTAL INDEMNITY
27.1	The following terms used in this Section 27 shall each have the following meaning:
27.1.1

"Hazardous Materials" means any substance or mixture, pollutants, contaminants, toxic or hazardous substances or mixtures that are defined as such or that are otherwise regulated under any Environmental Laws.

27.1.2

"Historic Contamination" means releases of Hazardous Materials in relation to the Schkopau Site including the Original Hereditary Building Right property caused prior to 17 June 2010 as further specified in Schedule 27.1.2.

27.1.3

"Environmental Condition" means the existence of (i) contamination of the soil and groundwater pursuant to the Federal Soil Protection Act (Bundes-Bodenschutzgesetz, BBodSchG), the Water Household Act (Wasserhaushaltsgesetz, WHG), and the Water Act of Saxony-Anhalt (Wassergesetz für das Land Sachsen-Anhalt) or (ii) Hazardous Materials in the Environment in each case of (i) and (ii) caused after 17 June 2010 and existing on the property of the Rubber Hereditary Building Right at the Closing Date; for the avoidance of doubt, Environmental Condition shall not include the Historic Contamination.

27.1.4	"Environmental Liabilities" means all financial expenditures (expenditures, damages, costs, fines, liabilities and expenses for third parties) reasonably incurred in connection with
(a)

investigation measures within the meaning of section 9 or 13 BBodSchG, including for the avoidance of doubt monitoring measures, in connection with or in anticipation of a remediation (Maßnahmen der Gefahrerkundung, Untersuchungs- und Monitoringmaßnahmen);

(b)	clean-up (Sanierung) within the meaning of section 2 para 7 BBodSchG or any equivalent measure provided for under applicable Environmental Law;
(c)	protective or containment measures within the meaning of section 2 para 8 BBodSchG or any equivalent measure provided for under applicable Environmental Law;
(d)	any other order, demand or decree under section 10 BBodSchG;
(e)	measures to eliminate, reduce or otherwise remedy or prevent an endangerment of the Environment or health or life (Maßnahmen zur Abwehr von Gefahren für die Umwelt, Leib oder Leben);

in each case (a) through (e) above concerning an Environmental Condition.

27.2

Sellers shall subject to the provisions of this Section 27 indemnify and hold harmless Purchasers from and against all Environmental Liabilities relating to the Rubber Hereditary Building Right Property.

27.3

The Purchasers may claim indemnification only if and to the extent that Environmental Liabilities have been incurred by the Purchasers in relation to the Rubber Hereditary Building Right Property resulting from (i) a final (bestandskräftig) or enforceable (vollziehbar) order, decree or demand issued by any governmental authority, or (ii) a final or enforceable court judgment, or arbitral award (rechtskräftiges Urteil oder Schiedsspruch), or (iii) a binding public law contract (öffentlich-rechtlicher Vertrag) or a private law contract (schuldrechtlicher Vertrag) entered into by the Seller 2 prior to the Closing Date (iv) any measure having been agreed to by the Seller 2 in advance in writing whereby the Seller 2's consent shall not be unreasonably withheld or delayed.

27.4	The Sellers’s obligation to indemnify and hold harmless the Purchasers pursuant to this Section 27 shall be excluded if:
27.4.1	the Purchasers have a compensation claim against a third party, specifically an insurance carrier, for the relevant Environmental Liabilities;
27.4.2

such claim is brought forward as a result of (i) negligent omissions to take actions required to be taken by Purchasers under Environmental Laws after the Closing Date, or (ii) activities undertaken by or on behalf of the Purchasers outside of the ordinary course of the Business (as conducted as of the Closing Date) after the Closing Date, including any change of use, the cessation or a material change of the business activities or the abandonment of the Rubber Hereditary Building Right Property or any buildings or constructions thereon after the Closing Date, (for the avoidance of doubt the permanent shut-down of the 1,4 cis-plant is deemed  to be an activity under (ii)), or (iii) construction activities at, expansion of facilities, demolition or facilities, or other activities adversely affecting the Environment carried out by or on behalf of the Purchasers, (iv) any grossly negligent act or omission of an employee or other representative of, or service provider to the Purchasers after the Closing Date or (v) any notice made to any authority or third party after the Closing Date without the prior written consent of the Seller 2 unless the Purchasers were obliged to make it under any applicable law (including for the avoidance of doubt under any order or decree of any governmental authority);

27.4.3	the Purchasers sell, sublease or otherwise dispose of the Rubber Hereditary Building Right;
27.4.4

it results from any negligent failure of Purchasers to take state-of-the-art measures to minimize risks or to apply state-of-the art environmental and safety standards which, in each case, should reasonably have been taken by a prudent businessman;

27.4.5	the relevant Environmental Liabilities result from a failure of the Purchasers to mitigate losses pursuant to Section 254 of the BGB;
27.4.6

the relevant Environmental Liabilities are a result of a change of the coming into force of a new, or a change in existing thresholds or standards of the applicable Environmental Law becoming effective after the Closing Date;

27.4.7

the relevant Environmental Liabilities result from investigations, exploratory measures or notifications after the Closing Date which the Purchasers were not allowed to carry out under the Rubber Hereditary Building Right Agreement (in particular but not limited to breaching its obligations under clause 4.13(h)(ii) of the Original Hereditary Building Right (which applies as part of the Rubber Hereditary Building Right Agreement)), and are not obliged to carry out under Permits or Environmental Laws;

27.4.8	it results from a non-compliance with the procedures set forth in Section 25.3.
27.5

The Parties agree and acknowledge that section 24 para 2 BBodSchG and section 9 para 2 Environmental Damage Act (Umweltschadensgesetz) shall not apply to the relationship between the Parties. The Parties hereby expressly waive the application of these provisions in their internal relationship.

27.6

The Sellers shall only be liable for Environmental Liabilities if and to the extent the amount of a claim brought by the Purchasers exceeds the amount of USD 50,000 (in words: United States Dollar fifty thousand) ("Environmental De Minimis"). The aggregate amount of all individual claims exceeding the Environmental De Minimis (i.e. only to such extent as exceeds the Environmental De Minimis) shall not exceed the Environmental Cap. The total liability of the Sellers under Section 27 (Environmental Indemnity) shall be limited to 7.5% of the Purchase Price ("Environmental Cap"). 50% of any payments pursuant to this Section 27 shall also count towards the cap pursuant to Section 25.7 and shall reduce such cap accordingly and, vice versa, 50% of any payments regarding claims referred to in Section 25.7.3 shall reduce the Environmental Cap.

27.7

If the Purchasers become aware of any circumstances, which might give rise to an indemnification obligation of Sellers under this Section 27, the Purchasers shall notify the Sellers thereof without undue delay (unverzüglich). Unless the Purchasers reasonably believe the circumstances to require immediate action, all investigation and/or clean-up measures taken by the Purchasers in relation to Environmental

Liabilities shall be conducted with the Sellers' prior written consent. Section 25.3 shall apply mutatis mutandis to any indemnification claim under this Section 27.

27.8

Sellers shall be given reasonable access at their own expense to the Rubber Hereditary Building Right Property, and the books and records of Purchasers to the extent that such access is reasonably necessary to assess any Environmental Liabilities which have been notified and does not materially interfere with, interrupt or disturb Purchasers’ business or operations. Purchasers shall ensure that for as long as Sellers may be held liable under Section 27, copies of all documents relating to any notified Environmental Liability which are in the possession of the Purchasers as of the Closing Date will be kept available for inspection by Sellers at the premises of the Purchasers upon Sellers’ reasonable request.

27.9

Overall, Sellers and Purchasers undertake to cooperate and be considerate towards their respective interests when investigating, responding to, defending against, settling, avoiding, mitigating or remedying any matters, circumstances or conditions which may with reasonable likelihood result in an Environmental Liability.

28.	WITHDRAWAL PRIOR TO CLOSING

A withdrawal (Rücktritt) from this Agreement by either Party shall be possible only in accordance with this Section 28 and only until the Closing has occurred. A withdrawal after the Closing or a withdrawal prior to the Closing other than in accordance with this Section 28 shall be deemed ineffective to the extent permitted by applicable law.

28.1	Withdrawal Rights
28.1.1

Subject to the last sentence of this Section 28.1.1, the Sellers may withdraw (zurücktreten) from this Agreement prior to Closing if (i) not all of the Closing Conditions have been satisfied until the expiry of eleven (11) months and one (1) week from the Signing Date ("Long Stop Date") or (ii) the Purchasers have failed to completely perform all Closing Actions to be performed by them pursuant to Section 21.2, including the payment of the Purchase Price in accordance with Section 13.1, within five (5) Business Days following the Scheduled Closing Date and upon lapse of a sufficient deadline to cure such defect set out in written notice from the Sellers to the Purchasers, unless the Sellers are responsible for (haben zu vertreten) the non-fulfilment of the relevant Closing Condition or Closing Action. For the avoidance of doubt, the Sellers shall in no event be responsible for the non-fulfilment of the Closing Conditions pursuant to Sections 19.1.1(a), 19.1.1(c), 19.1.1(d) and 19.1.1(e), provided that, as regards the Closing Conditions pursuant to Sections  19.1.1(c), 19.1.1(d) and 19.1.1(e), the Sellers have made reasonable best efforts to achieve a fulfilment of these Closing Conditions prior to the Long Stop Date. Instead of withdrawing from this Agreement pursuant to this Section 28.1.1, the Sellers may choose to extend the Long Stop Date by six (6) months, in which case the Purchasers shall be obliged to grant new bank guarantees replacing the Bank Guarantees and offering the same security to the Sellers as the Bank Guarantees and expiring not prior to the extended Long Stop Date; in this case this Agreement shall remain unchanged with the exception that the new Long Stop Date shall be the Long Stop Date for the purposes of this Agreement. After the expiry of ten (10) months from the Signing Date and at the latest five (5) Business Days prior to the Long Stop Date, and upon having provided bank guarantees replacing the Bank Guarantees and offering the same security to the Sellers as the Bank Guarantees and expiring not prior to the extended Long Stop Date, the Purchasers may also extend the Long Stop Date by six (6) months; in this case the Sellers shall not be entitled to withdraw from this Agreement pursuant to this Section 28.1.1 prior to the expiry of the extended Long Stop Date and this Agreement shall remain unchanged with the exception that the new Long Stop Date shall be the Long Stop Date for the purposes of this Agreement.

28.1.2

The Purchasers may withdraw (zurücktreten) from this Agreement prior to Closing if (i) not all of the Closing Conditions have been satisfied until the expiry of the Long-Stop Date; or (ii) the Sellers have failed to completely perform all Closing Actions to be performed by them pursuant to Section 21.2 within five (5) Business Days following the Scheduled Closing Date and upon lapse of a sufficient deadline to cure such defect set out in written notice from the Purchasers to the Sellers, unless the Purchasers are responsible for (haben zu vertreten) the non-fulfilment of the relevant Closing Condition or Closing Action. For the avoidance of doubt, the Purchasers shall in no event be responsible for the non-fulfilment of the Closing Conditions pursuant to Sections 19.1.1(b), 19.1.1(c), 19.1.1(d) and 19.1.1(e). In the event of a non-fulfilment of the Closing Condition pursuant to Section 19.1.1(a), the Purchasers shall only be entitled to withdraw from this Agreement if despite the Purchasers having complied with their obligations under this Agreement the Competent Merger Control Authorities have finally and definitely refused to grant the required Merger Control Clearances (and in particular confirmed that there are no conditions and/or requirements available that would allow the Merger Control Clearances to be granted).

28.1.3

A withdrawal pursuant to Section 28 is only valid if the Purchasers have received a notice of withdrawal (Rücktrittserklärung) in writing, and, with respect to the termination rights set forth in Sections 28.1.1(i) and 28.1.2, and if, by the time of such receipt, the Closing Conditions have not yet been completely satisfied.

28.2	Legal consequences of withdrawal
28.2.1

In the event of a withdrawal of the Sellers from this Agreement pursuant to Section 28.1.1, due to the Purchasers not having fulfilled their obligations under Section 19.1.1(a) or this Closing Condition not being fulfilled (i.e. the Merger Control Clearances not having been granted, irrespective of whether this is due to the Purchasers having or not having fulfilled their obligations in this respect under this Agreement) or, despite a written notice by the Sellers and a cure period of ten (10) Business Days having lapsed not fulfilling a Closing Action owed by them, the Purchaser 1 shall pay to the Sellers a break fee as liquidated damages (pauschalierter Schadensersatz) in the amount of

USD 50,000,000 (in words: United States Dollar fifty million) ("Break Fee"), which shall be secured by a Bank Guarantee. Conversely, in the event of a withdrawal of the Purchasers from this Agreement pursuant to Section 28.1.2 due to the Sellers not having fulfilled their obligations under Section 19.1.1(b) or due to the Sellers not having made reasonable best efforts to achieve a fulfilment of the Closing Condition pursuant to 19.1.1(d) or the Closing Condition pursuant to Section 19.1.1(b) not being satisfied or, despite a written notice by the Purchasers and a cure period of ten (10) Business Days having lapsed not fulfilling a Closing Action owed by them, the Sellers shall pay to the Purchaser 1, a break fee in the amount of USD 50,000,000 (in words: United States Dollar fifty million) as liquidated damages (pauschalierter Schadensersatz).

On the envisaged day of the payment of the Break Fee or without undue delay (ohne schuldhaftes Zögern) thereafter the Sellers and the Purchasers shall meet in the offices of Clifford Chance Partnerschaft mit beschränkter Berufshaftung in Frankfurt am Main at 10:00 hrs CET, unless the Parties agree in writing or by email on a different time, date or location, and shall conduct the following actions:

a.	To the extent these were physically provided to the Sellers, the Sellers shall show the Original Bank Guarantees to the Purchasers.
b.	The Purchasers shall pay the Break Fee into the Sellers' Account, whereas Purchaser 1 shall be entitled to pay the Break Fee for the account of the Purchasers.
c.

The Sellers shall deliver the Original Bank Guarantees to the Purchasers or, to the extent the Bank Guarantees were delivered to the Sellers via authenticated SWIFT message, the Sellers shall return them to the Purchasers via authenticated SWIFT message.

28.2.2

In the event of a withdrawal of the Sellers or the Purchasers from this Agreement under Section 28.1, the claim for payment of the Break Fee (as regards claims of the Sellers against the Purchasers) or the claim for the payment of the break fee pursuant to Section 28.2.1 sent. 2 (as regards claims of the Purchasers against the Sellers), shall be the exclusive remedy and the withdrawing party shall not be entitled to claim any additional damages or losses in excess of the amount of the Break Fee or break fee pursuant to Section 28.2.1 sent. 2, as the case may be.

28.2.3	This Section 28, Sections 30 through 34 (inclusive) shall survive any withdrawal, without limit in time.
28.2.4

For the avoidance of doubt, notwithstanding any right to withdraw from this Agreement as set out in this Section, the Party's right to claim fulfilment of this Agreement shall remain unaffected as long as the right to withdraw is not validly exercised.

29.	ACCESS TO INFORMATION AND NON-SOLICITATION UNDERTAKING
29.1

The Purchasers shall provide the Sellers with business papers and records after the Closing Date and shall provide, upon the Sellers' reasonable request and if and to the extent legally permissible, full information to the Sellers concerning any matters of the Business, to the extent the requested information is required to safeguard their tax or other mandatory filing requests and provided that such access does not unreasonably interfere with the business conduct of the Purchasers.

29.2

As from the Signing Date and until two (2) years after the Closing Date, the Parties shall not engage in discussions with any person who is or was an officer, employee or advisor of the other Parties or any of their Affiliates (other than the Transferred Employees) on the Signing Date, or to take other steps which could cause these individuals to end their contractual relationship with a Party or with any of their Affiliates (whether by breach of contract or otherwise) with the exception of (i) such individuals that have terminated their employment or office or whose employment or office was terminated prior to the Signing Date, (ii) such individuals that are searched and contacted by recruiting companies mandated by a Party without specific instruction to target known individuals of a Party by a so called “direct search” but by means of generic and general market research for potential candidates (iii) of such job offers that are not specifically targeted to such individuals.

30.	CONFIDENTIALITY
30.1

Save as (i) required by law or by any regulation, rule or any court, governmental or quasi-governmental authority or within ordinary Tax proceedings vis-à-vis Tax authorities, (ii) Section 30.2 or (iii) with the prior written consent of the other Party, each Party shall keep strictly confidential and no Party shall make any public announcement or disclosure about:

30.1.1	the existence and the contents of this Agreement and any ancillary documentation; and
30.1.2	any information they have received about each other, the other's Affiliates, the Business since they commenced talks about the Transaction.
30.2

Section 30 shall not apply to information, which is at the Signing Date known or available or later becomes known or available to the public other than as a result of a breach of this Agreement or any other contractual or statutory duty of confidentiality by the respective Party.

30.3	The Parties hereby undertake to prepare and issue a press release regarding the Transaction on or shortly after the Signing Date.
30.4

If any disclosure or announcement of confidential matters referred to in Section 30 is required by law or by any regulation, rule or any court, governmental or quasi-governmental authority, such disclosure may be made by the Party which has been addressed but only upon advice of its legal counsel and to the extent legally permissible and reasonably possible only after:

30.4.1	having informed the other Party without undue delay about the existence and scope of such obligation and the circumstances under which the obligation has been imposed upon it;
30.4.2	ensuring the confidential treatment of such information disclosed to the relevant public authority, court or regulatory body;
30.4.3	consulting with the other Party on possible steps to avoid or limit the disclosure; and
30.4.4	taking into account any reasonable steps the other Party may request to prevent or limit the scope or impact of such disclosure.

This Section 30.4 shall not apply with regard to ordinary Tax proceedings vis-à-vis Tax authorities.

30.5	Notwithstanding Section 30.1.1, the existence and content of this Agreement may be disclosed on a confidential basis by:
30.5.1	the Sellers to:
(a)	each of their Affiliates, advisors and their respective directors, officers and employees;
(b)

any lender (bank and/or other financial institution) or security trustee (and/or agent) acting on behalf of one or several lenders (and any professional advisor of such potential lenders, trustees or agents) which have entered into any financing or loan agreements with the Sellers and/or any of their Affiliates, respectively;

30.5.2	the Purchasers to:
(a)	each of their Affiliates, advisors and their respective directors, officers and employees;
(b)

a potential lender (bank and/or other financial institution) or security trustee (and/or agent) acting on behalf of one or several lenders (and any professional advisor of such potential lenders, trustees or agents) which have entered into or expressed an interest in entering into, any financing or loan agreements with the Purchasers and/or any of its Affiliates, respectively, provided that they have entered into a confidentiality agreement with either of the Seller or a Seller's Affiliate in connection with the Transaction.

30.6

The Parties shall ensure that their respective Affiliates from time to time, and the Parties shall in addition ensure that any representative, officer, director, employee of the Parties or of any Affiliate of the Parties comply with the confidentiality obligation in this Section 30.

31.	NOTICES
31.1

Unless provided otherwise in this Agreement, all declarations (Willenserklärungen) to be made or notices, requests, claims, demands or other communications to be given by any Party pursuant to or in connections with this Agreement shall be

31.1.1	in writing and in English;
31.1.2	be deemed to have been duly made or given only upon receipt by the other Parties;
31.1.3

delivered by hand, by courier service, by telefax, by certified mail (postage prepaid, return receipt requested) or, if expressly permitted in this Agreement, by email, provided that it is promptly followed by delivery in person, by courier service, or by certified mail to the relevant persons at the addresses set forth below.

31.2	A change of address shall only become effective once notified by the respective Party to the other Parties in accordance with Section 31.1.
31.3

The receipt of copies of a notice where specified below shall not constitute or substitute the receipt of such notice by the respective Party itself and to the extent that more than one recipient is identified for any Party, only receipt by all recipients shall constitute receipt of the relevant notice, request, claim, demand or other communication:

31.3.1	to the Sellers:

Trinseo S.A.
Attn: Angelo Chaclas

26-28 rue Edward Steichen

L-2540 Luxembourg
email: Chaclas@Trinseo.com

with a copy to:

Clifford Chance Partnerschaft mit beschränkter Berufshaftung
Attn.: Dr. Jörg Rhiel
Junghofstraße 14
60311 Frankfurt am Main
email: joerg.rhiel@cliffordchance.com

31.3.2	to the Purchasers:

Synthos S.A.
Attn: Bartosz Kowalczyk; Matteo Marchisio

ul. Chemików 1
32-600 Oświęcim
email: bartosz.kowalczyk@synthosgroup.com;

matteo.marchisio@synthosgroup.com

with a copy to:

Attn: Lukasz Dopart
Al. Jana Pawła II 22

00-133 Warszawa, Poland
email: group_legal@ftfcolumbus.eu

White & Case LLP
Attn: Dr. Carsten Rodemann
John F. Kennedy-Haus

Rahel Hirsch-Straße 10

10557 Berlin
email: carsten.rodemann@whitecase.com
Fax: +49 30 880911297

32.	ASSIGNMENT

Claims and other rights out of or in connection with this Agreement can only be transferred with the prior consent of the respective other Party/Parties. To the extent that the transfer cannot be excluded validly, the Parties are obligated not to transfer the respective right without the prior consent of the respective other Party/Parties. This shall not apply to the granting of securities/collaterals within the acquisition financing of the Purchasers in relation to the Transaction.

33.	COSTS

All notary, court, registration or similar fees, real estate and other transfer Taxes (including any real estate transfer Tax in connection with the sale and transfer of the (or parts of the) Original Hereditary Building Right and/or creation, the sale and transfer of the Rubber Hereditary Building Right, but excluding VAT, that is dealt with in Section 15.1), stamp duties and other public levies, as well as the costs or fees of any filings connected with the execution and implementation of this Agreement, shall be borne by the Purchasers. Any Swiss securities transfer Taxes, if any, shall be borne by the party to which it is imposed under applicable laws. Save as aforesaid, each Party shall bear its own costs and Taxes and the costs of its advisors.

34.	FINAL PROVISIONS
34.1

This Agreement contains the entire agreement reached between the Parties on the subject of this Agreement. There are no side agreements. The officiating notary advised the persons appearing that all contractual provisions must be completely and duly notarized. Any provision of an agreement which is not notarized is null and void and may cause the invalidity of the whole agreement.

34.2

Amendments and supplements to this Agreement as well as the waiver of any rights under this Agreement shall be in written form (excluding, however, transmission by way of telecommunications) in order to be valid unless a stricter form is required. This also applies to any amendment to, or cancellation of, this written form clause.

34.3

All disputes between the Parties arising out of or in connection with this Agreement or regarding its validity are finally decided by an arbitration tribunal comprising three (3) arbitrators in accordance with the Arbitration Rules of the German Institution for Arbitration (Deutsche Institution für Schiedsgerichtsbarkeit e.V.) as amended from time to time without recourse to the ordinary courts. The chairman of the arbitration panel must have the qualification required to be admitted to the German bar and all arbitrators must be fluent in English. The place for arbitration proceedings is Frankfurt am Main, Germany. The language for arbitration proceedings is English; documents in the German language do not need to be translated into the English language.

34.4

The place of exclusive jurisdiction for all judicial acts relating to arbitration proceedings in accordance with section 1062 para 1 nos 1 to 4 Civil Procedure Code (Zivilprozessordnung) is Frankfurt am Main, Germany.

34.5

This Agreement is governed by German law. Any possible current or future obligations between the Parties which fall under the EC Regulation No 864/2007 on the Law Applicable to Non-Contractual Obligations ("Rome II") are also governed by German law.

34.6

Should a provision of this Agreement be or become null and void as a whole or in part, or should a gap in this Agreement become evident, this shall not affect the validity of the remaining provisions. In such case, such valid and practicable regulation shall be agreed that in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point at the time of entering into this Agreement. If the nullity of a provision is due to a degree of performance or time (period or deadline) laid down in this provision, then the provision shall be agreed with a legally permissible degree that comes closest to the original degree. It is the express intention of the Parties that this severability clause shall not merely reverse the burden of proof but that section 139 BGB is contracted out as a whole, which means that this Agreement is upheld despite there being a void provision or a gap. However, in derogation of the preceding provisions, this Agreement shall be null and void as a whole if it is null and void in relation to individual parties or if an essential contractual provision is null and void and the partial nullity would change the overall nature of the Agreement.

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